Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257045

PROSPECTUS SUPPLEMENT, NO. 7, DATED MARCH 4, 2022

(to Joint Proxy Statement/Prospectus, Dated June 25, 2021)

New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.

This Prospectus Supplement No. 7, dated March 4, 2022 (this “Supplement”), updates and supplements the joint proxy statement/prospectus dated June 25, 2021 (the “Joint Proxy Statement/Prospectus”), as previously updated and supplemented. New York Community Bancorp., Inc. (“NYCB”) filed the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a registration statement on Form S-4 (Registration No. 333-257045).

The purpose of this Supplement is to update and supplement the information in the Joint Proxy Statement/Prospectus, as previously updated and supplemented, with the information contained in the Annual Report on Form 10-K for the year ended December 31, 2021 filed by NYCB on February 25, 2022 (the “Annual Report”) and the Current Report on Form 8-K filed by NYCB on March 1, 2022 (the “Current Report”). The Annual Report and the Current Report are attached to and form part of this Supplement.

This Supplement should be read in conjunction with the Joint Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Joint Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger (as defined in the Joint Proxy Statement/Prospectus) or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2021

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-31565

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 Duffy Avenue, Hicksville, New York 11801

(Address of principal executive offices) (Zip code)

(516) 683-4100

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiESSM	NYCB PU	New York Stock Exchange
Depositary Shares each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock	NYCB PA	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☒    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of June 30, 2021, the aggregate market value of the shares of common stock outstanding of the registrant was $5.0 billion, excluding 13,992,695 shares held by all directors and executive officers of the registrant. This figure is based on the closing price of the registrant’s common stock on June 30, 2021, $11.02 per share, as reported by the New York Stock Exchange.

The number of shares of the registrant’s common stock outstanding as of February 18, 2022 was 466,984,658 shares.

Documents Incorporated by Reference

Portions of the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 1, 2022 are incorporated by reference into Part III.

CROSS REFERENCE INDEX

For the purpose of this Annual Report on Form 10-K, the words “we,” “us,” “our,” and the “Company” are used to refer to New York Community Bancorp, Inc. and our consolidated subsidiary, New York Community Bank (the “Bank”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING LANGUAGE

This report, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Although we believe that our plans, intentions, and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that they will be achieved or realized.

Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained in this report.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to:

•	general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses;

•	conditions in the securities markets and real estate markets or the banking industry;

•	changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio;

•	changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities;

•	any uncertainty relating to the LIBOR calculation process;

•	changes in the quality or composition of our loan or securities portfolios;

•	changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others;

•	heightened regulatory focus on CRE concentrations;

•	changes in competitive pressures among financial institutions or from non-financial institutions;

•	changes in deposit flows and wholesale borrowing facilities;

•	changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve;

•	our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;

•

our ability to obtain timely shareholder and regulatory approvals of any merger transactions or corporate restructurings we may propose, including timely obtaining regulatory approvals for our pending acquisition of Flagstar Bancorp, Inc.;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, including the pending acquisition of Flagstar Bancorp, Inc.;

•	potential exposure to unknown or contingent liabilities of companies we have acquired, may acquire, or target for acquisition, including the pending acquisition of Flagstar Bancorp, Inc.;

•	the success of our previously announced investment in, and partnership with, Figure Technologies, Inc., a FinTech company focusing on payments and lending via blockchain technology;

•

the success of our previously announced strategy related to digital banking and Banking as a Service, including the Company’s digital stable coin initiative and our participation in the USDF Consortium;

•	the ability to invest effectively in new information technology systems and platforms;

•	changes in future ACL requirements under relevant accounting and regulatory requirements;

•	the ability to pay future dividends at currently expected rates;

•	the ability to hire and retain key personnel;

•	the ability to attract new customers and retain existing ones in the manner anticipated;

•	changes in our customer base or in the financial or operating performances of our customers’ businesses;

•	any interruption in customer service due to circumstances beyond our control;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;

•	the ability to keep pace with, and implement on a timely basis, technological changes;

•

changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing (the New York Housing Stability and Tenant Protection Act of 2019), financial accounting and reporting, environmental protection, insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

•	changes in accounting principles, policies, practices, and guidelines;

•

changes in regulatory expectations relating to predictive models we use in connection with stress testing and other forecasting or in the assumptions on which such modeling and forecasting are predicated;

•	changes to federal, state, and local income tax laws;

•	changes in our credit ratings or in our ability to access the capital markets;

•	increases in our FDIC insurance premium;

•	legislative and regulatory initiatives related to climate change;

•	the potential impact to the Company from climate change including higher regulatory compliance, increased expenses, operational changes, and reputational risks;

•	unforeseen or catastrophic events including natural disasters, war, terrorist activities, and the emergence of a pandemic;

•

the effects of COVID-19, which includes, but are not limited to, the length of time that the pandemic continues, the effectiveness of the COVID-19 vaccination program, the potential imposition of further restrictions on travel or movement in the future, the remedial actions and stimulus measures adopted by federal, state, and local governments, the health of our employees and the inability of employees to work due to illness, quarantine, or government mandates, the business continuity plans of our customers and our vendors, the increased likelihood of cybersecurity risk, data breaches, or fraud due to employees working from home, the ability of our borrowers to continue to repay their loan obligations, the lack of property transactions and asset sales, potential impact on collateral values, and the effect of the pandemic on the general economy and businesses of our borrowers; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting our operations, pricing, and services.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Furthermore, on an ongoing basis, we evaluate opportunities to expand through mergers and acquisitions and opportunities for strategic combinations with other banking organizations. Our evaluation of such opportunities involves discussions with other parties, due diligence, and negotiations. As a result, we may decide to enter into definitive arrangements regarding such opportunities at any time.

In addition to the risks and challenges described above, these types of transactions involve a number of other risks and challenges, including:

•	The ability to successfully integrate branches and operations and to implement appropriate internal controls and regulatory functions relating to such activities;

•	The ability to limit the outflow of deposits, and to successfully retain and manage any loans;

•	The ability to attract new deposits, and to generate new interest-earning assets, in geographic areas that have not been previously served;

•	The success in deploying any liquidity arising from a transaction into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	The ability to obtain cost savings and control incremental non-interest expense;

•	The ability to retain and attract appropriate personnel;

•	The ability to generate acceptable levels of net interest income and non-interest income, including fee income, from acquired operations;

•	The diversion of management’s attention from existing operations;

•	The ability to address an increase in working capital requirements; and

•	Limitations on the ability to successfully reposition our post-merger balance sheet when deemed appropriate.

See Part I, Item 1A, “Risk Factors” in this annual report and in our other SEC filings for a further discussion of important risk factors that could cause actual results to differ materially from our forward-looking statements.

Readers should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this report. We do not assume any obligation to revise or update these forward-looking statements except as may be required by law.

GLOSSARY

BASIS POINT

Throughout this filing, the year-over-year changes that occur in certain financial measures are reported in terms of basis points. Each basis point is equal to one hundredth of a percentage point, or 0.01%.

BOOK VALUE PER COMMON SHARE

Book value per common share refers to the amount of common stockholders’ equity attributable to each outstanding share of common stock, and is calculated by dividing total stockholders’ equity less preferred stock at the end of a period, by the number of shares outstanding at the same date.

BROKERED DEPOSITS

Refers to funds obtained, directly or indirectly, by or through deposit brokers that are then deposited into one or more deposit accounts at a bank.

CHARGE-OFF

Refers to the amount of a loan balance that has been written off against the allowance for credit losses.

COMMERCIAL REAL ESTATE LOAN

A mortgage loan secured by either an income-producing property owned by an investor and leased primarily for commercial purposes or, to a lesser extent, an owner-occupied building used for business purposes. The CRE loans in our portfolio are typically secured by either office buildings, retail shopping centers, light industrial centers with multiple tenants, or mixed-use properties.

COST OF FUNDS

The interest expense associated with interest-bearing liabilities, typically expressed as a ratio of interest expense to the average balance of interest-bearing liabilities for a given period.

CRE CONCENTRATION RATIO

Refers to the sum of multi-family, non-owner occupied CRE, and acquisition, development, and construction (“ADC”) loans divided by total risk-based capital.

DEBT SERVICE COVERAGE RATIO

An indication of a borrower’s ability to repay a loan, the DSCR generally measures the cash flows available to a borrower over the course of a year as a percentage of the annual interest and principal payments owed during that time.

DERIVATIVE

A term used to define a broad base of financial instruments, including swaps, options, and futures contracts, whose value is based upon, or derived from, an underlying rate, price, or index (such as interest rates, foreign currency, commodities, or prices of other financial instruments such as stocks or bonds).

EFFICIENCY RATIO

Measures total operating expenses as a percentage of the sum of net interest income and non-interest income.

GOODWILL

Refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed. Goodwill is reflected as an asset on the balance sheet and is tested at least annually for impairment.

GOVERNMENT-SPONSORED ENTERPRISES

Refers to a group of financial services corporations that were created by the United States Congress to enhance the availability, and reduce the cost of, credit to certain targeted borrowing sectors, including home finance. The GSEs include, but are not limited to, the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and the Federal Home Loan Banks (the “FHLBs”).

GSE OBLIGATIONS

Refers to GSE mortgage-related securities (both certificates and collateralized mortgage obligations) and GSE debentures.

INTEREST RATE SENSITIVITY

Refers to the likelihood that the interest earned on assets and the interest paid on liabilities will change as a result of fluctuations in market interest rates.

INTEREST RATE SPREAD

The difference between the yield earned on average interest-earning assets and the cost of average interest-bearing liabilities.

LOAN-TO-VALUE RATIO

Measures the balance of a loan as a percentage of the appraised value of the underlying property.

MULTI-FAMILY LOAN

A mortgage loan secured by a rental or cooperative apartment building with more than four units.

NET INTEREST INCOME

The difference between the interest income generated by loans and securities and the interest expense produced by deposits and borrowed funds.

NET INTEREST MARGIN

Measures net interest income as a percentage of average interest-earning assets.

NON-ACCRUAL LOAN

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because we no longer expect to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, we cease the accrual of interest owed, and previously accrued interest is reversed and charged against interest income. A loan generally is returned to accrual status when the loan is current and we have reasonable assurance that the loan will be fully collectible.

NON-PERFORMING LOANS AND ASSETS

Non-performing loans consist of non-accrual loans and loans that are 90 days or more past due and still accruing interest. Non-performing assets consist of non-performing loans, OREO and other repossessed assets.

OREO AND OTHER REPOSSESSED ASSETS

Includes real estate owned by the Company which was acquired either through foreclosure or default. Repossessed assets are similar, except they are not real estate-related assets.

RENT-REGULATED APARTMENTS

In New York City, where the vast majority of the properties securing our multi-family loans are located, the amount of rent that tenants may be charged on the apartments in certain buildings is restricted under rent-stabilization laws. Rent-stabilized apartments are generally located in buildings with six or more units that were built between February 1947 and January 1974. Rent-regulated apartments tend to be more affordable to live in because of the applicable regulations, and buildings with a preponderance of such rent-regulated apartments are therefore less likely to experience vacancies in times of economic adversity.

TROUBLED DEBT RESTRUCTURING

A loan for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties.

WHOLESALE BORROWINGS

Refers to advances drawn by the Bank against its line(s) of credit with the FHLBs, their repurchase agreements with the FHLBs and various brokerage firms, and federal funds purchased.

YIELD

The interest income associated with interest-earning assets, typically expressed as a ratio of interest income to the average balance of interest-earning assets for a given period.

LIST OF ABBREVIATIONS AND ACRONYMS

ACL—Allowance for Credit Losses	FDIC—Federal Deposit Insurance Corporation

ADC—Acquisition, development, and construction loan	FHLB—Federal Home Loan Bank

ALCO—Asset and Liability Management Committee	FHLB-NY—Federal Home Loan Bank of New York

AMT—Alternative minimum tax	FOMC—Federal Open Market Committee

AOCL—Accumulated other comprehensive loss	FRB—Federal Reserve Board

ASC—Accounting Standards Codification	FRB-NY—Federal Reserve Bank of New York

ASU—Accounting Standards Update	Freddie Mac—Federal Home Loan Mortgage Corporation

BaaS—Banking as a Service	FTEs—Full-time equivalent employees

BOLI—Bank-owned life insurance	GAAP—U.S. generally accepted accounting principles

BP—Basis point(s)	GLBA—The Gramm Leach Bliley Act

CARES Act – Coronavirus Aid, Relief, and Economic Security Act	GNMA—Government National Mortgage Association

C&I—Commercial and industrial loan	GSE—Government-sponsored enterprises

CDs—Certificates of deposit	LIBOR—London Interbank Offered Rate

CECL—Current Expected Credit Loss	LTV—Loan-to-value ratio

CFPB—Consumer Financial Protection Bureau	MBS—Mortgage-backed securities

CMOs—Collateralized mortgage obligations	MSRs—Mortgage servicing rights

CMT—Constant maturity treasury rate	NIM—Net interest margin

CPI—Consumer Price Index	NOL—Net operating loss

CPR—Constant prepayment rate	NPAs—Non-performing assets

CRA—Community Reinvestment Act	NPLs—Non-performing loans

CRE—Commercial real estate loan	NPV—Net Portfolio Value

DIF—Deposit Insurance Fund	NYSDFS—New York State Department of Financial Services

DFA—Dodd-Frank Wall Street Reform and Consumer Protection Act	NYSE—New York Stock Exchange

DSCR—Debt service coverage ratio	OCC—Office of the Comptroller of the Currency

EAR—Earnings at Risk	OFAC—Office of Foreign Assets Control

EPS—Earnings per common share	OREO—Other real estate owned

ERM—Enterprise Risk Management	OTTI—Other-than-temporary impairment

ESOP—Employee Stock Ownership Plan	PPP—Paycheck Protection Program administered by the Small Business Administration

EVE—Economic Value of Equity at Risk	ROU—Right of use asset

Fannie Mae—Federal National Mortgage Association	SEC—U.S. Securities and Exchange Commission

FASB—Financial Accounting Standards Board	SIFI—Systemically Important Financial Institution

FCA—the United Kingdom’s Financial Conduct Authority	SOFR—Secured Overnight Financing Rate

FDI Act—Federal Deposit Insurance Act	TDR—Troubled debt restructurings

PART I

ITEM 1.	BUSINESS

General

New York Community Bancorp, Inc., (on a stand-alone basis, the “Parent Company” or, collectively with its subsidiaries, the “Company”) was organized under Delaware law on July 20, 1993 and is the bank holding company for New York Community Bank (hereinafter referred to as the “Bank”). Formerly known as Queens County Savings Bank, the Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date the Company completed its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004).

New York Community Bank

Established in 1859, the Bank is a New York State-chartered savings bank with 237 branches that currently operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio: and AmTrust Bank in Florida and Arizona. We compete for depositors in these diverse markets by emphasizing service and convenience, with a comprehensive menu of products and services, and access to multiple service channels, including online banking, mobile banking, and banking by phone.

We are a leading producer of multi-family loans in New York City, with an emphasis on non-luxury residential apartment buildings with rent-regulated units that feature rents that are below non-regulated units. In addition to multi-family loans, which are our principal asset, we originate CRE loans (primarily in New York City), specialty finance loans and leases, and, to a much lesser extent, ADC loans, and C&I loans (typically made to small and mid-size business in Metro New York).

Online Information about the Company and the Bank

We serve our customers through our website: www.myNYCB.com. In addition to providing our customers with 24-hour access to their accounts, and information regarding our products and services, hours of service, and locations, the website provides extensive information about the Company for the investment community. Earnings releases, dividend announcements, and other press releases are posted upon issuance to the Investor Relations portion of the website, which can be found at www.ir.myNYCB.com.

In addition, our filings with the SEC (including our annual report on Form 10-K; our quarterly reports on Form 10-Q; and our current reports on Form 8-K), and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available without charge, and are posted to the Investor Relations portion of our website. The website also provides information regarding our Board of Directors and management team, as well as certain Board Committee charters and our corporate governance policies. The content of our website shall not be deemed to be incorporated by reference into this Annual Report.

Our Market

Our current market for deposits consists of the 26 counties in the five states that are served by our branch network, including all five boroughs of New York City, Nassau and Suffolk Counties on Long Island, and Westchester County in New York; Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union Counties in New Jersey; Maricopa and Yavapai Counties in Arizona; Cuyahoga, Lake, and Summit Counties in Ohio; and Broward, Collier, Lee, Miami-Dade, Palm Beach, and St. Lucie Counties in Florida.

The market for the loans we produce varies, depending on the type of loan. For example, the vast majority of our multi-family loans are collateralized by rental apartment buildings in New York City, which is also home to the majority of the properties collateralizing our CRE and ADC loans. In contrast, our specialty finance loans and leases are generally made to large corporate obligors that participate in stable industries nationwide.

Competition for Deposits

The combined population of the 26 counties where our branches are located is approximately 31.7 million, and the number of banks and thrifts we compete with currently exceeds 350. With total deposits of $35.1 billion at December 31, 2021, we ranked in the top 20 among all bank and thrift depositories serving these 26 counties. We also ranked third among all banks and thrifts in Richmond County in New York, fifth among all banks and thrifts in Queens County in New York, and second among all banks and thrifts in Nassau County in New York (market share information was provided by S&P Global Market Intelligence).

We compete for deposits and customers by placing an emphasis on convenience and service and, from time to time, by offering specific products at highly competitive rates. In addition to our 237 branches, we have 333 ATM locations, including 220 that operate 24 hours a day, and 66 that are off-site ATMs. Our customers also have 24-hour access to their accounts through our mobile banking app, online through our website, www.myNYCB.com, or through our bank-by-phone service. We also offer certain money market accounts, certificates of deposit (“CDs”), and checking accounts through a dedicated website: www.myBankingDirect.com.

In addition to checking and savings accounts, retirement accounts, and CDs for both businesses and consumers, we offer a suite of cash management products to address the needs of small and mid-size businesses and professional associations. We also compete by complementing our broad selection of traditional banking products with an extensive menu of non-deposit investment products and insurance through a relationship with a third-party broker dealer and insurance agency.

Our ability to attract and retain deposits is not only a function of short-term interest rates and industry consolidation, but also the competitiveness of the rates being offered by other financial institutions within our marketplace, including credit unions, on-line banks, and brokerage firms. Additionally, financial technology companies, also referred to as FinTechs, are providing nontraditional, but increasingly strong competition for deposits and customers.

Competition for deposits is also influenced by several internal factors, including the opportunity to assume or acquire deposits through business combinations; the cash flows produced through loan and securities repayments and sales; and the availability of attractively priced wholesale funds. In addition, the degree to which we seek to compete for deposits is influenced by the liquidity needed to fund our loan production and other outstanding commitments.

One of our competitive advantages is our strong community presence and commitment to providing a high level of customer service in each of our markets. In 2021, the Bank was named the number one bank in the country for best overall customer experience based on a survey conducted by American Banker and creative experience firm Monigle.

Competition for Loans

Our success as a lender is substantially tied to the economic health of the markets where we lend. Local economic conditions have a significant impact on loan demand, the value of the collateral securing our credits, and the ability of our borrowers to repay their loans.

The competition we face for loans also varies with the type of loan we are originating. In New York City, where the majority of the buildings collateralizing our multi-family loans are located, we compete for such loans on the basis of timely service and the expertise that stems from being a specialist in this lending niche. In addition to the money center, regional, and local banks we compete with in this market, we compete with insurance companies and other types of lenders. Certain of the banks we compete with sell the loans they produce to Fannie Mae and Freddie Mac.

Our ability to compete for CRE loans depends on the same factors that impact our ability to compete for multi-family credits, and the degree to which other CRE lenders choose to offer loan products similar to ours.

Competition for our specialty finance loans, which consist primarily of asset-based, equipment financing, and dealer floor plan loans, is driven by a variety of factors, including prevailing economic conditions and the level of interest rates. Moreover, since a majority of our customers in this category are mid-to-large size publicly traded companies, we also face competition for financing from the capital markets. In addition, the majority of specialty finance loans that we originate are sourced from larger financial institutions who have many customers for these loans. Some of these customers are larger and have more capital and liquidity than the Company.

While we continue to originate ADC and C&I loans for investment, such loans represent a small portion of our loan portfolio as compared to multi-family, CRE loans, and specialty finance loans.

Monetary Policy

The Company and the Bank are affected by fiscal and monetary policies of the federal government, including those of the FRB which regulates the national money supply in order to mitigate recessionary and inflationary pressures. Among the techniques available to the FRB are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. These techniques are used in varying combinations to influence the overall growth of bank loans, investments, and deposits. Their use may also affect interest rates charged on loans and paid on deposits. The effect of government policies on the earnings of the Company and the Bank cannot be predicted.

Environmental Issues

We encounter certain environmental risks in our lending activities and other operations. The existence of hazardous materials may make it unattractive for a lender to foreclose on the properties securing its loans. In addition, under certain conditions, lenders may become liable for the costs of cleaning up hazardous materials found on such properties. We attempt to mitigate such environmental risks by requiring either that a borrower purchase environmental insurance or that an appropriate environmental site assessment be completed as part of our underwriting review on the initial granting of CRE and ADC loans, regardless of location, and of any out-of-state multi-family loans we may produce. Depending on the results of an assessment, appropriate measures are taken to address the identified risks. In addition, we order an updated environmental analysis prior to foreclosing on such properties, and typically hold foreclosed multi-family, CRE, and ADC properties in subsidiaries.

Our attention to environmental risks also applies to the properties and facilities that house our bank operations. Prior to acquiring a large-scale property, a Phase 1 Environmental Property Assessment is typically performed by a licensed professional engineer to determine the integrity of, and/or the potential risk associated with, the facility and the property on which it is built. Properties and facilities of a smaller scale are evaluated by qualified in-house assessors, as well as by industry experts in environmental testing and remediation. This two-pronged approach identifies potential risks associated with asbestos-containing material, above and underground storage tanks, radon, electrical transformers (which may contain PCBs), ground water flow, storm and sanitary discharge, and mold, among other environmental risks. These processes assist us in mitigating environmental risk by enabling us to identify and address potential issues, including by avoiding taking ownership or control of contaminated properties.

Subsidiary Activities

The Bank has formed, or acquired through merger transactions, 19 active subsidiary corporations. Of these, 11 are direct subsidiaries of the Bank and eight are subsidiaries of Bank-owned entities.

The 11 direct subsidiaries of the Bank are:

Name	Jurisdiction of Organization	Purpose

100 Duffy Realty, LLC	New York	Owns a building containing back-office and a branch.

Beta Investments, Inc.	Delaware	Holding company for Omega Commercial Mortgage Corp. and Long Island Commercial Capital Corp.

BSR 1400 Corp.	New York	Organized to own interests in real estate.

Ferry Development Holding Company	Delaware	Formed to hold and manage investment portfolios for the Company.

NYCB Specialty Finance Company, LLC	Delaware	Originates asset-based, equipment financing, and dealer-floor plan loans.

NYB Realty Holding Company, LLC	New York	Holding company for subsidiaries owning an interest in real estate.

NYCB Insurance Agency, Inc.	New York	Sells non-deposit investment products.

Pacific Urban Renewal, Inc.	New Jersey	Owns a branch building.

Synergy Capital Investments, Inc.	New Jersey	Formed to hold and manage investment portfolios for the Company.

NYCB Mortgage Company, LLC	Delaware	Holding company for Walnut Realty Holding Company, LLC.

Woodhaven Investments, LLC	Delaware	Holding company for Ironbound Investment Company, LLC. and 1400 Corp.

The eight subsidiaries of Bank-owned entities are:

Name	Jurisdiction of Organization	Purpose

1400 Corp.	New York	Holding company for Roslyn Real Estate Asset Corp.

Ironbound Investment Company, LLC.	Florida	Organized for the purpose of investing in mortgage-related assets.

Long Island Commercial Capital Corporation	New York	A REIT organized for the purpose of investing in mortgage-related assets.

Omega Commercial Mortgage Corp.	Delaware	A REIT organized for the purpose of investing in mortgage-related assets.

Prospect Realty Holding Company, LLC	New York	Owns a back-office building.

Rational Real Estate II, LLC	New York	Owns a back-office building.

Roslyn Real Estate Asset Corp.	Delaware	A REIT organized for the purpose of investing in mortgage-related assets.

Walnut Realty Holding Company, LLC	Delaware	Owns two back-office buildings.

NYB Realty Holding Company, LLC owns interests in ten additional active entities organized as indirect wholly-owned subsidiaries to own interests in various real estate properties.

The Parent Company owns special business trusts that were formed for the purpose of issuing capital and common securities and investing the proceeds thereof in the junior subordinated debentures issued by the Company. See Note 9, “Borrowed Funds,” in Item 8, “Financial Statements and Supplementary Data,” for a further discussion of the Company’s special business trusts. The Parent Company also has one non-banking subsidiary that was established in connection with the acquisition of Atlantic Bank of New York.

Human Capital

At December 31, 2021, our workforce included 2,815 employees, including 1,493 retail employees and 1,322 back office employees. None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program.

We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our company recognizes that the talents of a diverse workforce are a key competitive advantage. To increase diversity within our talent pool, we work with key stakeholders in our business locations to deepen our understanding of the local labor market and better position the organization to recruit and retain talent within under-represented communities.

We strive to create and foster a supportive environment for all of our employees, and we are proud to share our business success with individuals whose cultural and personal differences support an innovative and productive workplace. Our workforce is 33% male and 67% female and women represent 47% of the Company’s leadership (defined to include employees at the level of vice president and above). In addition, for those employees identifying as such, approximately 49% of our workforce have diverse ethnic backgrounds. Our policies and practices reflect our commitment to diversity and inclusion in the workplace.

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.

The health and safety of our employees is also of critical importance. In response to the ongoing COVID-19 pandemic, we have implemented a flexible response plan that includes the transitioning of certain back office employees to a remote work model, as conditions warrant while implementing additional safety protocols for employees who, due to the nature of their positions, continue to work on-site. We maintain strict compliance with federal, state and local requirements that enhance workplace safety, such as masking and social distancing, and we provide employees who either contract or are exposed to COVID-19 with appropriate leave.

Federal, State, and Local Taxation

The Company is subject to federal, state, and local income taxes. See the discussion of “Income Taxes” in Note 2, “Summary of Significant Accounting Policies.”

Regulation and Supervision

The following is a brief summary of certain statutes and regulations that significantly affect the Company and its subsidiaries. A number of other statutes and regulations may affect the Company and the Bank but are not discussed in the following paragraphs.

General

The Bank is a New York State-chartered savings bank and its deposit accounts are insured under the DIF of the FDIC up to applicable legal limits. For the fiscal year ended December 31, 2021, the Bank was subject to regulation and supervision by the NYSDFS, as its chartering agency; by the FDIC, as primary federal supervisor for all state-chartered banks and savings institutions that are not members of the Federal Reserve System and by the CFPB.

The Bank is required to file reports with the NYSDFS, the FDIC, and the CFPB concerning its activities and financial condition, and is periodically examined by the NYSDFS, the FDIC, and the CFPB to assess compliance with various regulatory requirements, including with respect to safety and soundness and consumer financial protection regulations. The regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for credit losses on loans and leases for regulatory purposes. Changes in such regulations or in banking legislation could have a material impact on the Company, the Bank, and their operations, as well as the Company’s stockholders.

The Company is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended (the “BHCA”) by the FRB. Furthermore, the Company would be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company.

In addition, the Company is periodically examined by the FRB-NY, and is required to file certain reports under, and otherwise comply with, the rules and regulations of the SEC under federal securities laws. Certain of the regulatory requirements applicable to the Bank and the Company are referred to below or elsewhere herein. However, such discussion is not meant to be a complete explanation of all laws and regulations, and is qualified in its entirety by reference to the actual laws and regulations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

Enacted in July 2010, the DFA significantly changed the bank regulatory structure and will continue to affect, into the immediate future, the lending and investment activities and general operations of depository institutions and their holding companies. The DFA is complex and comprehensive legislation that impacts practically all aspects of a banking organization, and represents a significant overhaul of many aspects of the regulation of the financial services industry.

The New York Housing Stability and Tenant Protection Act of 2019

On June 14, 2019, the New York State Legislature passed the Housing Stability and Tenant Protection Act of 2019 impacting about one million rent-regulated apartment units. Among other things, the new legislation: (i) curtails rent increases from material capital improvements and Individual Apartment Improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high income deregulation; and (iv) repealed the 20% vacancy bonus. While it will take several years for its full impact to be known, the legislation generally limits a landlord’s ability to increase rents on rent-regulated apartments and makes it more difficult to convert rent regulated apartments to market rent apartments.

Capital Requirements

In early July 2013, the FRB and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules to implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and to address relevant provisions of the DFA. Basel III generally refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009. The Basel III rules generally refer to the rules adopted by U.S. banking regulators in December 2010 to align U.S. bank capital requirements with Basel III and with the related loss absorbency rules they issued in January 2011, which include significant changes to bank capital, leverage, and liquidity requirements.

The Basel III rules include new risk-based capital and leverage ratios, which became effective January 1, 2015, and revised the definition of what constitutes “capital” for the purposes of calculating those ratios. Under Basel III, the Company and the Bank are required to maintain minimum capital in accordance with the following ratios: (i) a common equity tier 1 capital ratio of 4.5%; (ii) a tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from the prior rules); and (iv) a tier 1 leverage ratio of 4%.

In addition, the Basel III rules assign higher risk weights to certain assets, such as the 150% risk weighting assigned to exposures that are more than 90 days past due or are on non-accrual status, and to certain CRE facilities that finance the acquisition, development, or construction of real property. Basel III also eliminate the inclusion of certain instruments, such as trust preferred securities, from tier 1 capital. In addition, tier 2 capital is no longer limited to the amount of tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets, and investments in unconsolidated subsidiaries over designated percentages of common stock are required, subject to limitation, to be deducted from capital. Finally, tier 1 capital includes accumulated other comprehensive income, which includes all unrealized gains and losses on available-for-sale securities.

Basel III also established a “capital conservation buffer” (consisting entirely of common equity tier 1 capital) that is 2.5% above the new regulatory minimum capital requirements. This resulted in an increase in the minimum common equity tier 1, tier 1, and total capital ratios to 7.0%, 8.5%, and 10.5%, respectively. The capital conservation buffer is now at its fully phased-in level of 2.5%. An institution can be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital levels fall below these amounts. Basel III also establish a maximum percentage of eligible retained income that can be utilized for such capital distributions.

On September 17, 2019, the FRB, the FDIC, and the OCC issued a final rule designed to reduce regulatory burden by simplifying several requirements in the agencies’ regulatory capital rule. Most aspects of the rule apply only to banking organizations that are not subject to the “advanced approaches” in the capital rule, which are generally firms with less than $250 billion in total consolidated assets and less than $10 billion in total foreign exposure. The rule simplifies and clarifies a number of the more complex aspects of the existing capital rule. Specifically, the rule simplifies the capital treatment for certain mortgage servicing assets, certain deferred tax assets, investments in the capital instruments of unconsolidated financial institutions, and minority interests.

Prompt Corrective Regulatory Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For such purposes, the law establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The five capital tiers are described in more detail below. Under the prompt corrective action regulations, an institution that fails to remain “well capitalized” becomes subject to a series of restrictions that increase in severity as its capital condition weakens. Such restrictions may include a prohibition on capital distributions, restrictions on asset growth, or restrictions on the ability to receive regulatory approval of applications. The FDICIA also provides for enhanced supervision authority over undercapitalized institutions, including authority for the appointment of a conservator or receiver for the institution.

As a result of the Basel III rules, new definitions of the relevant measures for the five capital categories took effect on January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 8% or greater, a common equity tier 1 risk-based capital ratio of 6.5% or greater, and a tier 1 leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

An institution is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a tier 1 risk-based capital ratio of 6% or greater, a common equity tier 1 risk-based capital ratio of 4.5% or greater, and a tier 1 leverage ratio of 4% or greater.

An institution is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a tier 1 risk-based capital ratio of less than 6%, a common equity tier 1 risk-based capital ratio of less than 4.5%, or a tier 1 leverage ratio of less than 4%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a tier 1 risk-based capital ratio of less than 4%, a common equity tier 1 risk-based capital ratio of less than 3%, or a tier 1 leverage ratio of less than 3%. An institution is deemed to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

“Undercapitalized” institutions are subject to growth, capital distribution (including dividend), and other limitations, and are required to submit a capital restoration plan. An institution’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the bank’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” Significantly undercapitalized institutions are subject to one or more additional restrictions including, but not limited to, an order by the FDIC to sell sufficient voting stock to become adequately capitalized; requirements to reduce total assets, cease receipt of deposits from correspondent banks, or dismiss directors or officers; and restrictions on interest rates paid on deposits, compensation of executive officers, and capital distributions by the parent holding company.

Beginning 60 days after becoming “critically undercapitalized,” critically undercapitalized institutions also may not make any payment of principal or interest on certain subordinated debt, extend credit for a highly leveraged transaction, or enter into any material transaction outside the ordinary course of business. In addition, subject to a narrow exception, the appointment of a receiver is required for a critically undercapitalized institution within 270 days after it obtains such status.

As of December 31, 2021, each of the Bank’s capital ratios exceeded those required for an institution to be considered “well capitalized” under these regulations.

Stress Testing

Stress Testing for Category IV U.S. Banking Organizations

In 2019, the Board of Governors of the Federal Reserve System (the “Board”) finalized a framework that sorts large banking organizations into one of four categories of prudential standards based on their risk profiles (the “tailoring rule”). The most stringent prudential standards apply under Category I (defined as U.S. Global Systemically Important Banks and their depository institution subsidiaries), and the least stringent prudential standards apply under Category IV (defined as U.S. banking organizations with $100 billion or more but less than $250 billion in total assets and have less than $75 billion in cross-jurisdictional activity, weighted short-term wholesale funding, nonbank assets, or off-balance sheet exposure).

In January 2021, the Board finalized a rule to update capital planning requirements for large banks to be consistent with the tailoring rule. The Board’s capital planning requirements for large banks help ensure they plan for and determine their capital needs under a range of different scenarios. The rule removes the company-run stress test requirement for banking organizations subject to Category IV standards. Therefore, banking organizations subject to Category IV standards are not required to calculate forward-looking projections of capital under scenarios provided by the Board.

The rule also aligns the frequency of the calculation of the stress capital buffer requirement with the frequency of the supervisory stress test (that is, both would occur every other year for banking organizations subject to Category IV standards). The rule allows a banking organization subject to Category IV standards to elect to participate in the supervisory stress test in a year in which the banking organization would not otherwise be subject to the supervisory stress test, and to receive an updated stress capital buffer requirement in that year.

Standards for Safety and Soundness

Federal law requires each federal banking agency to prescribe, for the depository institutions under its jurisdiction, standards that relate to, among other things, internal controls; information and audit systems; loan documentation; credit underwriting; the monitoring of interest rate risk; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the “Guidelines”) to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to provide it with an acceptable plan to achieve compliance with the standard, as required by the Federal Deposit Insurance Act, as amended, (the “FDI Act”).

FDIC Regulations

The discussion that follows pertains to FDIC regulations other than those already discussed on the preceding pages.

Real Estate Lending Standards

The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate, or (ii) are made for the purpose of financing construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices, and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC Guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations as long as such exceptions are reviewed and justified appropriately. The FDIC Guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

The FDIC, the OCC, and the FRB (collectively, the “Agencies”) also have issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). The CRE Guidance, which addresses land development, construction, and certain multi-family loans, as well as CRE loans, does not establish specific lending limits but, rather, reinforces and enhances the Agencies’ existing regulations and guidelines for such lending and portfolio management. Specifically, the CRE Guidance provides that a bank has a concentration in CRE lending if (1) total reported loans for construction, land development, and other land represent 100% or more of total risk-based capital; or (2) total reported loans secured by multi-family properties, non-farm non-residential properties (excluding those that are owner-occupied), and loans for construction, land development, and other land represent 300% or more of total risk-based capital and the bank’s CRE loan portfolio has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices that address key elements, including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of CRE lending.

On December 13, 2019, the Agencies issued a final rule, which became effective on April 1, 2020, to modify the agencies’ capital rules for high volatility CRE (“HVCRE”) exposures, as required by the EGRRCPA. The final rule revises the definition of HVCRE exposure to make it consistent with the statutory definition of the term included in Section 214 of the EGRRCPA, which excludes any loan made before January 1, 2015. The revised HVCRE exposure definition differs from the previous definition primarily in two ways. First, the previous definition applied to loans that financed ADC activities, whereas the new definition only applies to loans that “primarily” finance ADC activities and that are secured by land or improved real estate. This change excludes multipurpose credit facilities that primarily finance the purchase of equipment or other non-ADC activities. Second, the new definition permits the full appraised value of borrower-contributed land (less the total amount of any liens on the real property securing the HVCRE exposure) to count toward the 15 percent capital contribution of the real property’s appraised “as completed” value, which is one of the criteria for an exemption from the heightened risk weight. The final rule includes a grandfathering provision, which will provide banking organizations with the option to maintain their current capital treatment for ADC loans originated on or after January 1, 2015, and before April 1, 2020. Banking organizations also will have the option to reevaluate any or all of their ADC loans originated on or after January 1, 2015, using the revised HVCRE exposure definition.

Dividend Limitations

The FDIC has authority to use its enforcement powers to prohibit a savings bank or commercial bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law prohibits the payment of dividends that will result in the institution failing to meet applicable capital requirements on a pro forma basis. The Bank is also subject to dividend declaration restrictions imposed by, and as later discussed under, “New York State Law.”

Investment Activities

Since the enactment of the FDICIA, all state-chartered financial institutions, including savings banks, commercial banks, and their subsidiaries, have generally been limited to such activities as principal and equity investments of the type, and in the amount, authorized for national banks. The GLBA and FDIC regulations impose certain quantitative and qualitative restrictions on such activities and on a bank’s dealings with a subsidiary that engages in specified activities.

In 1993, the Bank received grandfathering authority from the FDIC, which it continues to use, to invest in listed stocks and/or registered shares subject to the maximum permissible investments of 100% of tier 1 capital, as specified by the FDIC’s regulations, or the maximum amount permitted by New York State Banking Law, whichever is less. Such grandfathering authority is subject to termination upon the FDIC’s determination that such investments pose a safety and soundness risk to the Bank, or in the event that the Bank converts its charter or undergoes a change in control.

Enforcement

The FDIC has extensive enforcement authority over insured banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders, and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

Insurance of Deposit Accounts

The deposits of the Bank are insured up to applicable limits by the DIF. The maximum deposit insurance provided by the FDIC per account owner is $250,000 for all types of accounts.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based upon supervisory evaluations, regulatory capital level, and certain other factors, with less risky institutions paying lower assessments based on the assigned risk levels. An institution’s assessment rate depends upon the category to which it is assigned and certain other factors. Assessment rates range from 1.5 to 40 basis points of the institution’s assessment base, which is calculated as average total assets minus average tangible equity. No institution may pay a dividend if in default of the federal deposit insurance assessment. Deposit insurance assessments are based on total average assets, excluding PPP loans, less average tangible common equity. The FDIC has authority to increase insurance assessments. Management cannot predict what insurance assessments rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. Management does not know of any practice, condition, or violation that would lead to termination of the deposit insurance for the Bank.

Holding Company Regulations

Federal Regulation

The Company is currently subject to examination, regulation, and periodic reporting under the BHCA, as administered by the FRB.

The Company is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval would be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company. In addition, before any bank acquisition can be completed, prior approval thereof may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired, including the NYSDFS.

FRB regulations generally prohibit a bank holding company from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment, or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policies provide that dividends should be paid only out of current earnings, and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The FRB’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary bank by standing ready to use available resources to provide adequate capital funds to the bank during periods of financial stress or adversity, and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary bank where necessary.

Under FRB regulations, banks must adopt and maintain written policies that establish appropriate limits and standards for extension of credit secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards; prudent underwriting standards, including loan-to-value limits that are clear and measurable; loan administration procedures; and documentation, approval, and reporting requirements. A bank’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) adopted by the federal bank regulators. The Interagency Guidelines, among other things, call for internal loan-to-value limits for real estate loans that are not in excess of the limits specified in the guidelines. The Interagency Guidelines state, however, that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits.

Interchange fees, or “swipe” fees, are fees that merchants pay to credit card companies and debit card-issuing banks such as the Bank for processing electronic payment transactions on their behalf. The maximum permissible interchange fee that a non-exempt issuer may receive for an electronic debit transaction is the sum of 21 cents per transaction and five bps multiplied by the value of the transaction, subject to an upward adjustment of one cent if an issuer certifies that it has implemented policies and procedures reasonably designed to achieve the fraud-prevention standards set forth by the FRB. In addition, card issuers and networks are prohibited from entering into agreements requiring that debit card transactions be processed on a single network or only two affiliated networks, and allows merchants to determine transaction routing.

The DFA codified the source of financial strength policy and required regulations to facilitate its application. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Transactions with Affiliates

Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W promulgated thereunder. Generally, Section 23A limits the extent to which the institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the institution’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees or acceptances on letters of credit issued on behalf of, an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same as, or at least as favorable to, the institution or its subsidiaries as similar transactions with non-affiliates.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption for loans made by an institution to its executive officers and directors in compliance with other federal banking laws. Section 22(h) of the Federal Reserve Act, and FRB Regulation O adopted thereunder, govern loans by a savings bank or commercial bank to directors, executive officers, and principal stockholders.

Community Reinvestment Act

Federal Regulation

Under the CRA, as implemented by FDIC regulations, an institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA generally does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. In its most recent FDIC CRA performance evaluation, the Bank received overall state ratings of “Satisfactory” for Ohio, Florida, Arizona, and New Jersey, as well as for the New York/New Jersey multi-state region. Furthermore, the most recent overall FDIC CRA ratings for the Bank was “Satisfactory.”

New York State Regulation

The Bank is also subject to provisions of the New York State Banking Law that impose continuing and affirmative obligations upon a banking institution organized in New York State to serve the credit needs of its local community. Such obligations are substantially similar to those imposed by the CRA. The latest New York State CRA rating received by the Bank was “Outstanding.”

Bank Secrecy and Anti-Money Laundering

Federal laws and regulations impose obligations on U.S. financial institutions, including banks and broker/dealer subsidiaries, to implement and maintain appropriate policies, procedures, and controls that are reasonably designed to prevent, detect, and report instances of money laundering and the financing of terrorism, and to verify the identity of their customers. In addition, these provisions require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing bank mergers and bank holding company acquisitions. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputational consequences for the institution.

The Financial Crimes Enforcement Network (“Fin CEN”), a bureau of the U.S. Treasury, has the authority to implement, administer, and enforce compliance with the USA PATRIOT Act and other BSA legislation. Fin CEN has adopted regulations that require financial institutions to, among other things, obtain beneficial ownership information with respect to legal entities with which such institutions conduct business, subject to certain exemptions and exclusions.

The Anti-Money Laundering Act of 2020 (“AMLA”), which amends the BSA, was enacted in January 2021. The AMLA is intended to comprehensively reform and modernize U.S. bank secrecy and anti-money laundering laws. Among other things, it codifies a risk-based approach to anti-money laundering compliance; requires the U.S. Treasury to establish priorities for anti-money laundering and countering the financing of terrorism policy; requires the development of standards for testing technology and internal processes for BSA compliance; expands enforcement and investigation-related authority, including increasing available sanctions for certain BSA violations; and expands BSA whistleblower incentives and protections. In June 2021, Fin CEN issued the priorities for anti-money laundering and countering the financing of terrorism policy required under AMLA. These priorities include: corruption, cybercrime, terrorist financing, fraud, transactional crime, drug trafficking, human trafficking, and proliferation financing. The Company regularly reviews and monitors its anti-money laundering compliance program to ensure it complies with the changes reflected in AMLA and the regulations that implement it.

Office of Foreign Assets Control Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals, and others. These are typically known as the “OFAC” rules, based on their administration by the U.S. Treasury Department Office of Foreign Assets Control. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with, or investment in, a sanctioned country, including prohibitions against direct or indirect imports from, and exports to, a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Data Privacy

Federal and state law contains extensive consumer privacy protection provisions. The GLBA requires financial institutions to periodically disclose their privacy practices and policies relating to sharing such information and enable retail customers to opt out of the Company’s ability to share certain information with affiliates and non-affiliates for marketing and/or non-marketing purposes, or to contact customers with marketing offers. The GLBA also requires financial institutions to implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer records and information.

Cybersecurity

The Cybersecurity Information Sharing Act (the “CISA”) is intended to improve cybersecurity in the U.S. through sharing of information about security threats between the U.S. government and private sector organizations, including financial institutions such as the Company. The CISA also authorizes companies to monitor their own systems, notwithstanding any other provision of law, and allows companies to carry out defensive measures on their own systems from potential cyber-attacks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 was enacted to address, among other things, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer are required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having those Officers certify that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls over financial reporting; that they have made certain disclosures to our auditors and the Audit Committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Federal Home Loan Bank System

The Bank is a member of the FHLB-NY. As a member of the FHLB-NY, the Bank is required to acquire and hold shares of FHLB-NY capital stock. At December 31, 2021 the Bank held $734 million of FHLB-NY stock.

New York State Law

The Bank derives its lending, investment, and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the NYSDFS, as limited by FDIC regulations. Under these laws and regulations, banks, including the Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities (including certain corporate debt securities, and obligations of federal, state, and local governments and agencies), certain types of corporate equity securities, and certain other assets.

Under New York State Banking Law, New York State-chartered stock-form savings banks may declare and pay dividends out of their net profits, unless there is an impairment of capital. Approval of the Superintendent is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years, less prior dividends paid.

New York State Banking Law gives the Superintendent authority to issue an order to a New York State-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices, and to keep prescribed books and accounts. Upon a finding by the NYSDFS that any director, trustee, or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee, or officer may be removed from office after notice and an opportunity to be heard. The Superintendent also has authority to appoint a conservator or a receiver for a savings or commercial bank under certain circumstances.

Interstate Branching

Federal law allows the FDIC, and New York State Banking Law allows the Superintendent, to approve an application by a state banking institution to acquire interstate branches by merger, unless, in the case of the FDIC, the state of the target institution has opted out of interstate branching. New York State Banking Law authorizes savings banks and commercial banks to open and occupy de novo branches outside the state of New York. Pursuant to the DFA, the FDIC is authorized to approve a state bank’s establishment of a de novo interstate branch if the intended host state allows de novo branching by banks chartered by that state. The Bank currently maintains 40 branches in New Jersey, 26 branches in Florida, 28 branches in Ohio, and 14 branches in Arizona, in addition to its 129 branches in New York State.

Acquisition of the Holding Company

Federal Restrictions

Under the Federal Change in Bank Control Act (“CIBCA”), a notice must be submitted to the FRB if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company’s shares of outstanding common stock, unless the FRB has found that the acquisition will not result in a change in control of the Company. Under the CIBCA, the FRB generally has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquirer; the convenience and needs of the communities served by the Company, the Bank; and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain approval from the FRB before it may obtain “control” of the Company within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25% or more of any class of voting securities of the Company, the ability to control in any manner the election of a majority of the Company’s directors, or the power to exercise a controlling influence over the management or policies of the Company. Under the BHCA, an existing bank holding company would be required to obtain the FRB’s approval before acquiring more than 5% of the Company’s voting stock. See “Holding Company Regulation” earlier in this report.

New York State Change in Control Restrictions

New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any company to acquire direct or indirect control of a banking institution which is organized in New York.

Federal Securities Law

The Company’s common stock and certain other securities listed on the cover page of this report are registered with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is subject to the information and proxy solicitation requirements, insider trading restrictions, and other requirements under the Exchange Act.

Consumer Protection Regulations

The activities of the Company’s banking subsidiary, including its lending and deposit gathering activities, is subject to a variety of consumer laws and regulations designed to protect consumers. These laws and regulations mandate certain disclosure requirements, and regulate the manner in which financial institutions must deal with clients and monitor account activity when taking deposits from, making loans to, or engaging in other types of transactions with, such clients. Failure to comply with these laws and regulations could lead to substantial penalties, operating restrictions, and reputational damage to the financial institution.

Applicable consumer protection laws include, but may not be limited to, the DFA, Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, Electronic Funds Transfer Act, Fair Housing Act, Home Mortgage Disclosure Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Expedited Funds Availability (Regulation CC), Reserve Requirements (Regulation D), Insider Transactions (Regulation O), Privacy of Consumer

Information (Regulation P), Margin Stock Loans (Regulation U), Right To Financial Privacy Act, Flood Disaster Protection Act, Homeowners Protection Act, Servicemembers Civil Relief Act, Real Estate Settlement Procedures Act, Telephone Consumer Protection Act, CAN-SPAM Act, Children’s Online Privacy Protection Act, the Military Lending Act, and the Homeownership Counseling Act.

In addition, the Bank and its subsidiaries are subject to certain state laws and regulations designed to protect consumers.

Consumer Financial Protection Bureau

The Bank is subject to oversight by the CFPB within the Federal Reserve System. The CFPB was established under the DFA to implement and enforce rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit acts and practices that are deemed to be unfair, deceptive, or abusive. Abusive acts or practices are defined as those that (1) materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service, or (2) take unreasonable advantage of a consumer’s (a) lack of understanding on the part of the consumer of the material risks, costs, or conditions of the product or service; (b) the inability of the consumer to protect his/her own interest in selecting or using a financial product or service; or (c) the reasonable reliance by the consumer on a financial institution to act in the interests of the consumer.

The CFPB has the authority to investigate possible violations of federal consumer financial law, hold hearings, and commence civil litigation. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB also may institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or an injunction. The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets, as well as certain of their affiliates.

President Biden’s Executive Order on Promoting Competition in the American Economy

On July 9, 2021, President Biden signed an Executive Order to promote competition across various industries. The Order encourages the leading antitrust agencies to focus enforcement efforts on problems in key markets and coordinates other agencies’ ongoing response to corporate consolidation. Among other things, the Order: (a) calls on leading antitrust agencies, the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) to enforce antitrust laws vigorously and recognize that the law allows them to challenge prior bad mergers that past Administrations did not previously challenge; (b) announces a policy that enforcement should focus in particular on labor markets, agricultural markets, healthcare markets, and the tech sector; and (c) establishes a White House Competition Council, led by the Director of the National Economic Council, to monitor progress on finalizing the initiatives in the Order and to coordinate the federal government’s response to the rising power of large corporations in the economy. The Executive Order also urges the DOJ and the FTC to revisit their guidance on mergers and toughen scrutiny of future transactions. The Order also called for the review and revitalization of merger oversight under the Bank Merger Act and the Bank Holding Company Act of 1956.

Enterprise Risk Management

The Company’s and the Bank’s Boards of Directors are actively engaged in the process of overseeing the efforts made by the Enterprise Risk Management (“ERM”) department to identify, measure, monitor, mitigate, and report risk. The Company has established an ERM program that reinforces a strong risk culture to support sound risk management practices. The Board is responsible for the approval and oversight of the ERM program and framework.

ERM is responsible for setting and aligning the Company’s Risk Appetite Policy with the goals and objectives set forth in the budget, and the strategic and capital plans. Internal controls and ongoing monitoring processes capture and address heightened risks that threaten the Company’s ability to achieve our goals and objectives, including the recognition of safety and soundness concerns and consumer protection. Additionally, ERM monitors key risk indicators against the established risk warning levels and limits, as well as elevated risks identified by the Chief Risk Officer.

Current Operating Environment

COVID-19 Pandemic

The Company’s business, financial condition, and results of operation have been and may continue to be affected by the outbreak of COVID-19. Both globally and within the United States, the pandemic continues to have various effects on economic and commercial activity and financial markets, both nationally and locally. Due to its high rate of contagion and mortality, state and local governments enacted numerous safeguards to contain the spread of the virus. These included, the shut-down of all businesses considered to be “non-essential,” restrictions on gatherings, social distancing requirements were put in place. Businesses continue to observe and modify their activities and behaviors to remain in compliance with the jurisdictional directives while concurrently providing consumers with goods and services. Certain actions taken by U.S. or other governmental authorities, including the Federal Reserve, that are intended to ameliorate the macroeconomic effects of COVID-19 may adversely impact our business.

The concentration and severity of COVID-19 infection in the New York City metro region, during the early stages of the pandemic, led it to be considered the epicenter of the pandemic in the country. This region is also the Company’s largest service area, having over 100 branches and 72% of the loan portfolio.

The Company has been very proactive throughout all stages of the pandemic, supporting employees, customers, and its communities. As an essential business, the Company implemented business continuity plans and continued to provide our financial services to customers, while taking health and safety measures into account.

In response to the pandemic and to ensure that the Company’s operations, during the term of the pandemic runs smoothly, senior management formed two committees: the COVID-19 Resiliency Committee and the COVID-19 Lending Committee. The COVID-19 Resiliency Committee meets as needed and is primarily focused on operational issues including employee safety and well-being, branch closings, PPE procurement, IT sustainability, and continuous monitoring of the COVID-19 pandemic. The COVID-19 Lending Committee meets weekly and focuses on our credit quality trends and our deferral program. Management continually monitors developments, evaluates strategic and tactical initiatives and solutions and allocates the necessary resources to mitigate the negative impact of this significant market disruption caused by the pandemic. For a description of the potential impacts of COVID-19 on the Company, see “Item 1A. Risk Factors”.

Recent Events

Declaration of Dividend on Common Shares

On January 25, 2022, our Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.17 per share. The dividend is payable on February 17, 2022 to common stockholders of record as of February 7, 2022.

Pending Acquisition of Flagstar Bancorp, Inc.

On April 26, 2021, the Company announced it had entered into a definitive merger agreement (the “Merger Agreement”) under which we would acquire Flagstar Bancorp, Inc. (“Flagstar”) in a 100% stock transaction valued at the time, at $2.6 billion. Under terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both companies, Flagstar shareholders will receive 4.0151 shares of New York Community Bancorp, Inc. common stock for each Flagstar share they own. Following completion of the merger, New York Community shareholders are expected to own 68% of the combined company, while Flagstar shareholders are expected to own 32% of the combined company. The new company will have $85 billion in total assets, operate nearly 400 traditional branches in nine states, 83 retail home lending offices across a 28-state footprint. It will be headquartered on Long Island, N.Y. with regional headquarters in Troy, Michigan, including Flagstar’s mortgage operations.

Both sets of shareholders approved the merger on August 4, 2021. The transaction is subject to the satisfaction of certain other customary closing conditions, including approvals from the NYSDFS, the FDIC, and the FRB.

Community Pledge Agreement with the National Community Reinvestment Coalition

On January 24, 2022, the Company and the National Community Reinvestment Coalition (“NCRC”) announced the Company’s commitment to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income (“LMI”) families and communities, and small businesses. The Company’s Community Pledge Agreement was developed with NCRC and its members in conjunction with the Company’s pending merger with Flagstar Bancorp, Inc. The agreement includes $22 billion in community lending and affordable housing commitments and $6 billion of residential mortgage originations to underserved and LMI borrowers, and in LMI and majority-minority neighborhoods over a five-year period. NYCB will also provide $542 million in loans to small businesses with less than $1 million in revenues and in LMI and majority-minority communities; $16.5 million in philanthropic support to nonprofit organizations that meet the needs of LMI and majority-minority communities and individuals; greater access to banking products and services; and the continuation of NYCB’s responsible multi-family lending practices. The agreement is subject to the closing of the Flagstar merger. Absent the closing of the merger, the Company will continue to work with its community groups to provide financial and other support within its markets.

USDF Stablecoin Program Initiative

Part of the Company’s strategic initiatives unveiled during the second half of 2021 is the development of a stablecoin infrastructure (the “USDF Stablecoin Program”). The report on stablecoins issued by the President’s Working Group in November confirms our view that as an insured depository institution, the Company can play a vital role as digital currencies are brought within a regulated prudential framework. The Company, in conjunction with its strategic partner, Figure Technologies (“Figure”) has been over the past several months, developing and assessing the USDF Stablecoin Program’s systems, controls, processes, and features. Consistent with the development of any new product or program, this included three separate tests of those systems, controls, processes, and features during the third and fourth quarters of 2021 and earlier during the first quarter of 2022.

The Company has also engaged its regulators, including the NYSDFS and the FDIC, throughout this process and intends to request non-objection from the Superintendent of the NYSDFS to engage in USDF Stablecoin Program activities, and any additional non-objection required by the FDIC. Assuming that timely non-objection is received, the Company expects to launch the USDF Stablecoin Program in late first-quarter 2022. At which point, the Bank’s customers would be able to conduct USDF transactions upon demand, including (i) minting USDF stablecoin; (ii) transmitting and receiving USDF stablecoin; (iii) redeeming USDF stablecoin; and (iv) conducting any and all activities necessary or incidental to the USDF Stablecoin Program.

ITEM 1A.	RISK FACTORS

There are various risks and uncertainties that are inherent to our business. Primary among these are (1) interest rate risk, which arises from movements in interest rates; (2) credit risk, which arises from an obligor’s failure to meet the terms of any contract with a bank or to otherwise perform as agreed; (3) risks related to our financial statements; (4) liquidity risk, which arises from a bank’s inability to meet its obligations when they come due without incurring unacceptable losses; (5) legal/compliance risk, which arises from violations of, or non-conformance with, laws, rules, regulations, prescribed practices, or ethical standards; (6) market risk, which arises from changes in the value of portfolios of financial instruments; (7) strategic risk, which is the risk of loss arising from inadequate or failed internal processes, people, and systems; (8) operational risk, which arises from problems with service or product delivery; and (9) reputational risk, which arises from negative public opinion resulting in a significant decline in stockholder value.

Following is a discussion of the material risks and uncertainties that could have a material adverse impact on our financial condition, results of operations, and the value of our shares. The failure to properly identify, monitor, and mitigate any of the below referenced risks, could result in increased regulatory risk and could potentially have an adverse impact on the Company. Additional risks that are not currently known to us, or that we currently believe to be immaterial, also may have a material effect on our financial condition and results of operations. This report is qualified in its entirety by those risk factors.

COVID-19 Related Risk

COVID-19 has caused a significant global economic downturn which has adversely affected and is expected to continue to adversely affect many business.

Our business is dependent upon the ability and willingness of our customers to conduct banking and other financial transactions, including the payment of their loan obligations. Specifically, our multi-family and CRE loans are dependent on the profitable operation and management of the property securing the loan. If the impact of the pandemic is prolonged, COVID-19 could have a significant adverse impact by reducing the revenue and cash flows of our borrowers, impacting the borrowers’ ability to repay their loan, increasing the risk of delinquencies and defaults, and reducing the collateral value underlying the loans.

The COVID-19 pandemic has also led to an increase in the number of deferred loans the Company entered into with some of its borrowers in connection with the CARES Act-related loan deferral programs. At December 31, 2021, payment deferrals totaled $479 million or 1% of total loans compared to $2.6 billion or 6.1% of total loans at December 31, 2020. Despite the significant year-over-year improvement, the pandemic may continue to have a material adverse impact on our loan portfolio, particularly as businesses remain closed. Moreover, the New York City metropolitan region has been disproportionately impacted by COVID-19 relative to other regions of the state and country. Accordingly, the impact from COVID-19 on the Company and our borrowers may be greater than on similar banks that do not have a similar geographic concentration.

The Company has granted payment deferrals to borrowers that have experienced financial hardship due to COVID-19, and if those borrowers are unable to resume making payments, the Company will experience an increase in non-accrual loans, which could adversely affect the Company’s earnings and financial condition.

Consistent with the public encouragement provided generally by federal and state financial institution regulators after the spread of COVID-19 in the United States, the Company has attempted to work constructively with borrowers who have experienced financial hardship as a result of the pandemic to negotiate accommodations or forbearance arrangements that temporarily reduce or defer the monthly payments due to the Company. Generally, these accommodations are for six months and allow customers to temporarily cease making principal and/or interest payments. In some cases, customers have received a second accommodation. As of December 31, 2021, $479 million of loans remained subject to a payment accommodation. If, upon the expiration of the deferral period, the borrower is still experiencing payment difficulties, the loan may become non-accrual and the Company would begin collection activities. As a result, NPLs and related charge-offs may increase significantly in 2022. An increase in NPLs and charge-offs would cause the Company to increase its allowance for credit losses, which would adversely affect the Company’s earnings and financial condition.

Customary means to collect non-performing assets may be prohibited or impractical during the COVID-19 pandemic, and there is a risk that collateral securing a non-performing asset may deteriorate if the Company chooses not to, or is unable to, foreclose on a timely basis.

Governments in the areas in which the Company conducts its lending services have adopted or may adopt in the future regulations or promulgate executive orders that restrict or limit our ability to take certain actions with respect to delinquent borrowers that we would otherwise take in the ordinary course of business, such as customary collection and foreclosure procedures. Executive orders that have been imposed restrict the ability of financial institutions to undertake residential and commercial foreclosures and evictions. There is a risk that the value of the collateral securing a non-accrual loan may deteriorate if the Company chooses not to, or is unable to foreclose on the collateral on a timely basis.

Interest Rate Risks

Changes in interest rates could reduce our net interest income and negatively impact the value of our loans, securities, and other assets. This could have a material adverse effect on our cash flows, financial condition, results of operations, and capital.

The cost of our deposits and short-term wholesale borrowings is largely based on short-term interest rates, the level of which is driven by the FOMC of the FRB. However, the yields generated by our loans and securities are typically driven by intermediate-term interest rates, which are set by the bond market and generally vary from day to day. The level of our net interest income is therefore influenced by movements in such interest rates, and the pace at which such movements occur. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, the result could be a reduction in net interest income and, with it, a reduction in our earnings. Our net interest income and earnings would be similarly impacted were the interest rates on our interest-earning assets to decline more quickly than the interest rates on our interest-bearing liabilities.

In addition, such changes in interest rates could affect our ability to originate loans and attract and retain deposits; the fair values of our securities and other financial assets; the fair values of our liabilities; and the average lives of our loan and securities portfolios. Changes in interest rates also could have an effect on loan refinancing activity, which, in turn, would impact the amount of prepayment income we receive on our multi-family and CRE loans. Because prepayment income is recorded as interest income, the extent to which it increases or decreases during any given period could have a significant impact on the level of net interest income and net income we generate during that time.

Also, changes in interest rates could have an effect on the slope of the yield curve. If the yield curve were to invert or become flat, our net interest income and net interest margin could contract, adversely affecting our net income and cash flows, and the value of our assets. Moreover, higher inflation could lead to fluctuations in the value of our assets and liabilities and off-balance sheet exposures, and could result in lower equity market valuations of financial services companies.

Changes to and replacement of the LIBOR Benchmark Interest Rate may adversely affect our business, financial condition, and results of operations.

The Company has certain loans, interest rate swap agreements, investment securities, and debt obligations whose interest rate is indexed to LIBOR. In 2017, the FCA, which is responsible for regulating LIBOR, announced that the publication of LIBOR is not guaranteed beyond 2021. In December 2020, the administrator of LIBOR announced its intention to (i) cease the publication of the one-week and two-month U.S. dollar LIBOR after December 31, 2021, and (ii) cease the publication of all other tenors of U.S. dollar LIBOR (one, three, six, and 12-month LIBOR) after June 30, 2023, and on March 15, 2021, announced that it will permanently cease to publish most LIBOR settings beginning on January 1, 2022 and cease to publish the overnight, one-month, three-month, six-month, and 12-month U.S. dollar LIBOR settings on July 1, 2023. Accordingly, the FCA has stated that it does not intend to persuade or compel banks to submit to LIBOR after such respective dates. Until such time, however, FCA panel banks have agreed to continue to support LIBOR. In October 2021, the Federal bank regulatory agencies issued a Joint Statement on Managing the LIBOR Transition that offered their regulatory expectations and outlined potential supervisory and enforcement consequences for banks that fail to adequately plan for and implement the transition away from LIBOR. The failure to properly transition away from LIBOR may result in increased supervisory scrutiny. The implementation of a substitute index for the calculation of interest rates under the Company’s loan agreements may result in disputes or litigation with counterparties over the appropriateness or comparability to LIBOR of the substitute index, which would have an adverse effect on the Company’s results of operations. Even when robust fallback language is included, there can be no assurances that the replacement rate plus any spread adjustment will be economically equivalent to LIBOR, which could result in a lower interest rate being paid to the Company on such assets.

The Bank established a sub-committee of ALCO to address issues related to the phase out and transition from LIBOR. This sub-committee is led by our Chief Financial Officer and consists of personnel from various departments through the Bank including lending, loan administration, credit risk management, finance/treasury, including interest rate risk and liquidity management, information technology, and operations. The Company has LIBOR-based contracts that extend beyond June 20, 2023 included in loans and leases, securities, wholesale borrowings, derivative financial instruments, and long-term debt. The sub-committee has reviewed contract fallback language and noted that certain contracts will need updated provisions for the transition and is coordinating with impacted business lines. In complying with industry requirements, the Bank will not offer new LIBOR-based products after December 31, 2021.

The Alternative Reference Rates Committee (a group of private-market participants convened by the FRB and the FRB-NY) has identified SOFR as the recommended alternative to LIBOR. The use of SOFR as a substitute for LIBOR is voluntary and may not be suitable for all market participants. SOFR is calculated and observed differently than LIBOR. Given the manner in which SOFR is calculated, it is likely to be lower than LIBOR and is less likely to correlate with the funding costs of financial institutions. Market practices related to SOFR calculation conventions continue to develop and may vary. Inconsistent calculation conventions among financial products may expose is to increased basic rate and resultant costs.

Other alternatives to LIBOR also exist, but, because of the difference in how those alternatives are constructed, they may diverge significantly from LIBOR in a range of situations and market conditions.

Credit Risks

A decline in the quality of our assets could result in higher losses and the need to set aside higher loan loss provisions, thus reducing our earnings and our stockholders’ equity.

The inability of our borrowers to repay their loans in accordance with their terms would likely necessitate an increase in our provision for credit losses, and therefore reduce our earnings.

The loans we originate for investment are primarily multi-family loans, CRE loans, and specialty finance loans and leases. Such loans are generally larger, and have higher risk-adjusted returns and shorter maturities, than the other loans we produce for investment. Our credit risk would ordinarily be expected to increase with the growth of our multi-family and CRE loan portfolios.

Payments on multi-family and CRE loans generally depend on the income generated by the underlying properties which, in turn, depends on their successful operation and management. The ability of our borrowers to repay these loans may be impacted by adverse conditions in the local real estate market and the local economy. While we seek to minimize these risks through our underwriting policies, which generally require that such loans be qualified on the basis of the collateral property’s cash flows, appraised value, and debt service coverage ratio, among other factors, there can be no assurance that our underwriting policies will protect us from credit-related losses or delinquencies.

To minimize the risks involved in our specialty finance lending and leasing, we participate in syndicated loans that are brought to us, and equipment loans and leases that are assigned to us, by a select group of nationally recognized sources, and generally are made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide. Each of our credits is secured with a perfected first security interest in the underlying collateral and structured as senior debt or as a non-cancelable lease.

We seek to minimize the risks involved in our other C&I lending by underwriting such loans on the basis of the cash flows produced by the business; by requiring that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and by requiring personal guarantees. However, the capacity of a borrower to repay such a C&I loan is substantially dependent on the degree to which his or her business is successful. In addition, the collateral underlying other C&I loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the results of operations of the business.

We also originate ADC loans, although to a far lesser degree than we originate multi-family and CRE loans. ADC financing typically involves a greater degree of credit risk than longer-term financing on multi-family and CRE properties. Risk of loss on an ADC loan largely depends upon the accuracy of the initial estimate of the property’s value at completion of construction or development, compared to the estimated costs (including interest) of construction. If the estimate of value proves to be inaccurate, the loan may be under-secured. While we seek to minimize these risks by maintaining consistent lending policies and procedures, and rigorous underwriting standards, an error in such estimates, among other factors, could have a material adverse effect on the quality of our ADC loan portfolio, thereby resulting in losses or delinquencies.

The ability of our borrowers to repay their loans could be adversely impacted by a decline in real estate values and/or an increase in unemployment, which not only could result in our experiencing losses, but also could necessitate our recording a provision for credit losses. Either of these events would have an adverse impact on our net income. Although losses on the loans we produce have been comparatively limited, even during periods of economic weakness in our markets, we cannot guarantee that this will be our experience in future periods.

In addition to loan losses due to borrowers’ inability to repay their loans, downgrades in our internal loan classifications may result in a higher provision for credit losses and the ACL, a higher level of net charge-offs, and/or higher non-interest expenses.

Our allowance for credit losses might not be sufficient to cover our actual losses, which would adversely impact our financial condition and results of operations.

In addition to mitigating credit risk through our underwriting processes, we attempt to mitigate such risk through the establishment of an allowance for credit losses. The process of determining whether or not the allowance is sufficient to cover potential credit losses is based on the current expected credit loss model or CECL. This methodology is described in detail under “Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this report. CECL may result in greater volatility in the level of the ACL, depending on various assumptions and factors used in this model.

If the judgments and assumptions we make with regard to the allowance are incorrect, our allowance for losses on such loans might not be sufficient, and an additional provision for credit losses might need to be made. Depending on the amount of such loan loss provisions, the adverse impact on our earnings could be material.

In addition, growth in our loan portfolio may require us to increase the allowance for credit losses on such loans by making additional provisions, which would reduce our net income. Furthermore, bank regulators have the authority to require us to make provisions for credit losses or otherwise recognize loan charge-offs following their periodic review of our loan portfolio, our underwriting procedures, and our allowance for losses on such loans. Any increase in the loan loss allowance or in loan charge-offs as required by such regulatory authorities could have a material adverse effect on our financial condition and results of operations.

Our concentration in multi-family loans and CRE loans could expose us to increased lending risks and related loan losses.

Our current business strategy is to continue to originate multi-family loans and to a lesser extent CRE loans. At December 31, 2021, $34.6 billion or 76% of our total loans and leases, held for investment portfolio consisted of multi-family loans and $6.7 billion or 15% consisted of CRE loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the sale of such properties securing the loans. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential loans. Also, many of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to-four family residential real estate loan. In addition, if loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Our New York State multi-family loan portfolio could be adversely impacted by changes in legislation or regulation which, in turn, could have a material adverse effect on our financial condition and results of operations.

On June 14, 2019, the New York State legislature passed the New York Housing Stability and Tenant Protection Act of 2019. This legislation represents the most extensive reform of New York State’s rent laws in several decades and generally limits a landlord’s ability to increase rents on rent regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. As a result, the value of the collateral located in New York State securing the Company’s multi-family loans or the future net operating income of such properties could potentially become impaired which, in turn, could have a material adverse effect on our financial condition and results of operations. To date, the Company has not experienced any material negative impacts as a result of this legislation.

Economic weakness in the New York City metropolitan region, where the majority of the properties collateralizing our multi-family, CRE, and ADC loans, and the majority of the businesses collateralizing our other C&I loans, are located could have an adverse impact on our financial condition and results of operations.

Our business depends significantly on general economic conditions in the New York City metropolitan region, where the majority of the buildings and properties securing the multi-family, CRE, and ADC loans we originate for investment and the businesses of the customers to whom we make our other C&I loans are located.

Accordingly, the ability of our borrowers to repay their loans, and the value of the collateral securing such loans, may be significantly affected by economic conditions in this region, including changes in the local real estate market. A significant decline in general economic conditions caused by inflation, recession, unemployment, acts of terrorism, extreme weather, or other factors beyond our control, could therefore have an adverse effect on our financial condition and results of operations. In addition, because multi-family and CRE loans represent the majority of the loans in our portfolio, a decline in tenant occupancy or rents due to such factors, or for other reasons, such as new legislation, could adversely impact the ability of our borrowers to repay their loans on a timely basis, which could have a negative impact on our net income.

Furthermore, economic or market turmoil could occur in the near or long term. This could negatively affect our business, our financial condition, and our results of operations, as well as our ability to maintain or increase the level of cash dividends we currently pay to our stockholders.

Financial Statements Risk

Changes in accounting standards or interpretation of new or existing standards may affect how we report our financial condition and results of operations.

From time to time the FASB and the SEC change accounting regulations and reporting standards that govern the preparation of our financial statements. In addition, the FASB, SEC, and bank regulators, may revise their previous interpretations regarding existing accounting regulations and the application of these accounting standards. These changes can be difficult to predict and can materially impact how to record and report our financial condition and results of operations. In some cases, there could be a requirement to apply a new or revised accounting standard retroactively, resulting in the restatement of prior period financial statements.

Our accounting estimates and risk management processes rely on analytical and forecasting models.

The processes we use to estimate expected losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on our financial condition and results of operations, depends upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are adequate, the models may prove to be inadequate or inaccurate because of other flaws in their design or their implementation. If the models that we use for interest rate risk and asset-liability management are inadequate, we may incur increased or unexpected losses upon changes in market interest rates or other market measures. If the models that we use for determining our expected losses are inadequate, the allowance for loan losses may not be sufficient to support future charge-offs. If the models that we use to measure the fair value of financial instruments are inadequate, the fair value of such financial instruments may fluctuate unexpectedly or may not accurately reflect what we could realize upon sale or settlement of such financial instruments. Any such failure in our analytical or forecasting models could have a material adverse effect on our business, financial condition and results of operations.

Impairment in the carrying value of goodwill and other intangible assets could negatively impact our financial condition and results of operations.

At December 31, 2021, goodwill and other intangible assets totaled $2.4 billion. Goodwill is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. A significant decline in expected future cash flows, a material change in interest rates, a significant adverse change in the business climate, slower growth rates, or a significant or sustained decline in the price of our common stock may necessitate taking charges in the future related to the impairment of goodwill and other intangible assets. The amount of any impairment charge could be significant and could have a material adverse impact on our financial condition and results of operations.

Liquidity Risks

Failure to maintain an adequate level of liquidity could result in an inability to fulfill our financial obligations and also could subject us to material reputational and compliance risk.

Our primary sources of liquidity are the retail and institutional deposits we gather or acquire in connection with acquisitions, and the brokered deposits we accept; borrowed funds, primarily in the form of wholesale borrowings from the FHLB-NY and various Wall Street brokerage firms; cash flows generated through the repayment and sale of loans; and cash flows generated through the repayment and sale of securities. In addition, and depending on current market conditions, we have the ability to access the capital markets from time to time to generate additional liquidity.

Deposit flows, calls of investment securities and wholesale borrowings, and the prepayment of loans and mortgage-related securities are strongly influenced by such external factors as the direction of interest rates, whether actual or perceived; local and national economic conditions; and competition for deposits and loans in the markets we serve. The withdrawal of more deposits than we anticipate could have an adverse impact on our profitability as this source of funding, if not replaced by similar deposit funding, would need to be replaced with wholesale funding, the sale of interest-earning assets, or a combination of the two. The replacement of deposit funding with wholesale funding could cause our overall cost of funds to increase, which would reduce our net interest income and results of operations. A decline in interest-earning assets would also lower our net interest income and results of operations.

In addition, large-scale withdrawals of brokered or institutional deposits could require us to pay significantly higher interest rates on our retail deposits or on other wholesale funding sources, which would have an adverse impact on our net interest income and net income. Furthermore, changes to the FHLB-NY’s underwriting guidelines for wholesale borrowings or lending policies may limit or restrict our ability to borrow, and therefore could have a significant adverse impact on our liquidity. A decline in available funding could adversely impact our ability to originate loans, invest in securities, and meet our expenses, or to fulfill such obligations as repaying our borrowings or meeting deposit withdrawal demands.

A downgrade of the credit ratings of the Company and the Bank could also adversely affect our access to liquidity and capital, and could significantly increase our cost of funds, trigger additional collateral or funding requirements, and decrease the number of investors and counterparties willing to lend to us or to purchase our securities. This could affect our growth, profitability, and financial condition, including our liquidity.

If we were to defer payments on our trust preferred capital debt securities or were in default under the related indentures, we would be prohibited from paying dividends or distributions on our common stock.

The terms of our outstanding trust preferred capital debt securities prohibit us from (1) declaring or paying any dividends or distributions on our capital stock, including our common stock; or (2) purchasing, acquiring, or making a liquidation payment on such stock, under the following circumstances: (a) if an event of default has occurred and is continuing under the applicable indenture; (b) if we are in default with respect to a payment under the guarantee of the related trust preferred securities; or (c) if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced, or a deferral period is continuing. In addition, without notice to, or consent from, the holders of our common stock, we may issue additional series of trust preferred capital debt securities with similar terms, or enter into other financing agreements, that limit our ability to pay dividends on our common stock.

Dividends on the Series A Preferred Stock are discretionary and noncumulative, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Series A Preferred Stock are discretionary and noncumulative. If our Board of Directors (or any duly authorized committee of the Board) does not authorize and declare a dividend on the Series A Preferred Stock for any dividend period, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our Board of Directors (or any duly authorized committee thereof) has not declared a dividend before the related dividend payment date, whether or not dividends on the Series A Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period. Additionally, under the FRB’s capital rules, dividends on the Series A Preferred Stock may only be paid out of our net income, retained earnings, or surplus related to other additional tier 1 capital instruments.

If the non-payment of dividends on Series A Preferred Stock for any dividend period would cause the Company to fail to comply with any applicable law or regulation, or any agreement we may enter into with our regulators from time to time, then we would not be able to declare or pay a dividend for such dividend period. In such a case, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable.

Legal/Compliance Risks

Inability to fulfill minimum capital requirements could limit our ability to conduct or expand our business, pay a dividend, or result in termination of our FDIC deposit insurance, and thus impact our financial condition, our results of operations, and the market value of our stock.

We are subject to the comprehensive, consolidated supervision and regulation set forth by the FRB. Such regulation includes, among other matters, the level of leverage and risk-based capital ratios we are required to maintain. Depending on general economic conditions, changes in our capital position could have a materially adverse impact on our financial condition and risk profile, and also could limit our ability to grow through acquisitions or otherwise. Compliance with regulatory capital requirements may limit our ability to engage in operations that require the intensive use of capital and therefore could adversely affect our ability to maintain our current level of business or expand.

Furthermore, it is possible that future regulatory changes could result in more stringent capital or liquidity requirements, including increases in the levels of regulatory capital we are required to maintain and changes in the way capital or liquidity is measured for regulatory purposes, either of which could adversely affect our business and our ability to expand. For example, federal banking regulations adopted under Basel III standards require bank holding companies and banks to undertake significant activities to demonstrate compliance with higher capital requirements. Any additional requirements to increase our capital ratios or liquidity could necessitate our liquidating certain assets, perhaps on terms that are unfavorable to us or that are contrary to our business plans. In addition, such requirements could also compel us to issue additional securities, thus diluting the value of our common stock.

In addition, failure to meet established capital requirements could result in the FRB placing limitations or conditions on our activities and further restricting the commencement of new activities. The failure to meet applicable capital guidelines could subject us to a variety of enforcement remedies available to the federal regulatory authorities, including limiting our ability to pay dividends; issuing a directive to increase our capital; and terminating our FDIC deposit insurance.

Our results of operations could be materially affected by further changes in bank regulation, or by our ability to comply with certain existing laws, rules, and regulations governing our industry.

We are subject to regulation, supervision, and examination by the following entities: (1) the NYSDFS; (2) the FDIC; (3) the FRB-NY; and (4) the CFPB, which was established under the Dodd-Frank Act and given broad authority to regulate financial service providers and financial products.

Such regulation and supervision govern the activities in which a bank holding company and its banking subsidiaries may engage, and are intended primarily for the protection of the DIF, the banking system in general, and bank customers, rather than for the benefit of a company’s stockholders. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including with respect to the imposition of restrictions on the operation of a bank or a bank holding company, the imposition of significant fines, the ability to delay or deny merger or other regulatory applications, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses, among other matters. Changes in such regulation and supervision, or changes in regulation or enforcement by such authorities, whether in the form of policy, regulations, legislation, rules, orders, enforcement actions, ratings, or decisions, could have a material impact on the Company, our subsidiary bank and other affiliates, and our operations. In addition, failure of the Company or the Bank to comply with such regulations could have a material adverse effect on our earnings and capital.

See “Regulation and Supervision” in Part I, Item 1, “Business” earlier in this filing for a detailed description of the federal, state, and local regulations to which the Company and the Bank are subject.

Noncompliance with the Bank Secrecy Act and other anti-money laundering statutes and regulations could result in material financial loss.

The BSA and the USA Patriot Act contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. The BSA, as amended by the USA Patriot Act, requires depository institutions to undertake activities including maintaining an anti-money laundering program, verifying the identity of clients, monitoring for and reporting suspicious transactions, reporting on cash transactions above a certain threshold, and responding to requests for information by regulatory authorities and law enforcement agencies. FINCEN, a unit of the U.S. Treasury Department that administers the BSA, is authorized to impose significant civil monetary penalties for violations of these requirements. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing activities could also result in reputational risk for the Company.

Failure to comply with OFAC regulations could result in legal and reputational risks.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals, and other potentially exposed persons. These are typically referred to as the “OFAC” rules, given their administration by the United States Treasury Department Office of Foreign Assets Control. Failure to comply with these sanctions could have serious legal and reputational consequences.

Our enterprise risk management framework may not be effective in mitigating the risks to which we are subject, based upon the size, scope, and complexity of the Company.

As a financial institution, we are subject to a number of risks, including interest rate, credit, liquidity, legal/compliance, market, strategic, operational, and reputational. Our ERM framework is designed to minimize the risks to which we are subject, as well as any losses stemming from such risks. Although we seek to identify, measure, monitor, report, and control our exposure to such risks, and employ a broad and diverse set of risk monitoring and mitigation techniques in the process, those techniques are inherently limited because they cannot anticipate the existence or development of risks that are currently unknown and unanticipated.

For example, economic and market conditions, heightened legislative and regulatory scrutiny of the financial services industry, and increases in the overall complexity of our operations, among other developments, have resulted in the creation of a variety of risks that were previously unknown and unanticipated, highlighting the intrinsic limitations of our risk monitoring and mitigation techniques. As a result, the further development of previously unknown or unanticipated risks may result in our incurring losses in the future that could adversely impact our financial condition and results of operations. Furthermore, an ineffective ERM framework, as well as other risk factors, could result in a material increase in our FDIC insurance premiums.

If federal, state, or local tax authorities were to determine that we did not adequately provide for our taxes, our income tax expense could be increased, adversely affecting our earnings.

The amount of income taxes we are required to pay on our earnings is based on federal, state, and local legislation and regulations. We provide for current and deferred taxes in our financial statements, based on our results of operations, business activity, legal structure, interpretation of tax statutes, assessment of risk of adjustment upon audit, and application of financial accounting standards. We may take tax return filing positions for which the final determination of tax is uncertain, and our net income and earnings per share could be reduced if a federal, state, or local authority were to assess additional taxes that have not been provided for in our consolidated financial statements. In addition, there can be no assurance that we will achieve our anticipated effective tax rate. Unanticipated changes in tax laws or related regulatory or judicial guidance, or an audit assessment that denies previously recognized tax benefits, could result in our recording tax expenses that materially reduce our net income.

Market Risks

A decline in economic conditions could adversely affect the value of the loans we originate and the securities in which we invest.

Declines in real estate values and an increase in the financial stress on borrowers stemming from high unemployment or other adverse economic conditions, could negatively affect our borrowers and, in turn, the repayment of the loans in our portfolio. Deterioration in economic conditions also could subject us and our industry to increased regulatory scrutiny, and could result in an increase in loan delinquencies, an increase in problem assets and foreclosures, and a decline in the value of the collateral for our loans, which could reduce our customers’ borrowing power. Deterioration in local economic conditions could drive the level of loan losses beyond the level we have provided for in our loan loss allowance; this, in turn, could necessitate an increase in our provisions for loan losses, which would reduce our earnings and capital.

Furthermore, declines in the value of our investment securities could result in our having to record losses based on the other-than-temporary impairment of securities, which would reduce our earnings and also could reduce our capital. In addition, continued economic weakness could reduce the demand for our products and services, which would adversely impact our liquidity and the revenues we produce.

Higher inflation could have a negative impact on our financial results and operations.

Inflation can negatively impact the Company by increasing our labor costs, through higher wages and higher interest rates, which may negatively affect the market value of securities on our balance sheet, higher interest expenses on our deposits, especially CDs, and a higher cost of our borrowings. Additionally, higher inflation levels could lead to higher oil and gas prices, which may negatively impact the net operating income on the properties which we lend on and could impair a borrower’s ability to repay their mortgage.

Recent supply chain constraints have led to higher inflation, which if sustained could have a negative impact on the Company’s asset values and on loan demand.

Longer-lasting supply chain constraints in various products and labor markets could potentially exacerbate inflation and sustain it at elevated levels, even as growth slows. The risk of sustained high inflation would likely be accompanied by monetary policy tightening with potential negative effects on various elevated asset classes.

The market price and liquidity of our common stock could be adversely affected if the economy were to weaken or the capital markets were to experience volatility.

The market price of our common stock could be subject to significant fluctuations due to changes in investor sentiment regarding our operations or business prospects. Among other factors, these risks may be affected by:

•	Operating results that vary from the expectations of our management or of securities analysts and investors;

•	Developments in our business or in the financial services sector generally;

•	Regulatory or legislative changes affecting our industry generally or our business and operations;

•	Operating and securities price performance of companies that investors consider to be comparable to us;

•	Changes in estimates or recommendations by securities analysts or rating agencies;

•	Announcements of strategic developments, acquisitions, dispositions, financings, and other material events by us or our competitors;

•	Changes or volatility in global financial markets and economies, general market conditions, interest or foreign exchange rates, stock, commodity, credit, or asset valuations; and

•	Significant fluctuations in the capital markets.

Economic or market turmoil could occur in the near or long term, which could negatively affect our business, our financial condition, and our results of operations, as well as volatility in the price and trading volume of our common stock.

Strategic Risks

Extensive competition for loans and deposits could adversely affect our ability to expand our business, as well as our financial condition and results of operations.

Because our profitability stems from our ability to attract deposits and originate loans, our continued ability to compete for depositors and borrowers is critical to our success. Our success as a competitor depends on a number of factors, including our ability to develop, maintain, and build long-term relationships with our customers by providing them with convenience, in the form of multiple branch locations, extended hours of service, and access through alternative delivery channels; a broad and diverse selection of products and services; interest rates and service fees that compare favorably with those of our competitors; and skilled and knowledgeable personnel to assist our customers by addressing their financial needs. External factors that may impact our ability to compete include, among others, the entry of new lenders and depository institutions in our current markets and, with regard to lending, an increased focus on multi-family and CRE lending by existing competitors.

Limitations on our ability to grow our portfolios of multi-family and CRE loans could adversely affect our ability to generate interest income, as well our financial condition and results of operations, perhaps materially.

Although we also originate C&I and ADC loans, and invest in securities, our portfolios of multi-family and CRE loans represent the largest portion of our asset mix (91% of total loans held for investment as of December 31, 2021). Our leadership position in these markets has been instrumental to our production of solid earnings and our consistent record of exceptional asset quality. We monitor the ratio of our multi-family, CRE, and ADC loans (as defined in the CRE Guidance) to our total risk-based capital to ensure that we are in compliance with regulatory guidance. Any inability to grow our multi-family and CRE loan portfolios, could negatively impact our ability to grow our earnings per share.

The inability to engage in merger transactions, or to realize the anticipated benefits of acquisitions in which we might engage, could adversely affect our ability to compete with other financial institutions and weaken our financial performance.

Our ability to engage in future mergers and acquisitions would depend on our ability to identify suitable merger partners and acquisition opportunities, our ability to finance and complete negotiated transactions at acceptable prices and on acceptable terms, and our ability to obtain the necessary stockholder and regulatory approvals.

If we are unable to engage in or complete a desired acquisition or merger transaction, our financial condition and results of operations could be adversely impacted. As acquisitions have been a significant source of deposits, the inability to complete a business combination could require that we increase the interest rates we pay on deposits in order to attract such funding through our current branch network, or that we increase our use of wholesale funds. Increasing our cost of funds could adversely impact our net interest income and our net income. Furthermore, the absence of acquisitions could impact our ability to fulfill our loan demand.

In addition, mergers and acquisitions can lead to uncertainties about the future on the part of customers and employees. Such uncertainties could cause customers and others to consider changing their existing business relationships with the company to be acquired, and could cause its employees to accept positions with other companies before the merger occurs. As a result, the ability of a company to attract and retain customers, and to attract, retain, and motivate key personnel, prior to a merger’s completion could be impaired.

Furthermore, no assurance can be given that acquired operations would not adversely affect our existing profitability; that we would be able to achieve results in the future similar to those achieved by our existing banking business; that we would be able to compete effectively in the market areas served by acquired branches; or that we would be able to manage any growth resulting from a transaction effectively. In particular, our ability to compete effectively in new markets would be dependent on our ability to understand those markets and their competitive dynamics, and our ability to retain certain key employees from the acquired institution who know those markets better than we do.

The failure to receive the necessary regulatory approvals for the Company’s acquisition of Flagstar Bancorp, Inc. in a timely manner, would have a material negative impact on our financial results, operations, and reputation.

On April 26, 2021, the Company entered into a definitive merger agreement under which it will acquire Flagstar Bancorp, Inc. in a 100% stock transaction. On August 4, 2021, both sets of shareholders approved the merger. Completion of the proposed merger remains subject to the receipt of required approvals from NYSDFS, the FDIC, and the FRB.

While both companies remain committed to continuing to seek all such approvals, the aforementioned regulatory approvals could be delayed or not obtained at all, including due to: an adverse development in either company’s regulatory standing or in any other factors considered by regulators when granting such approvals, including factors not known at the present time.

If the merger is not completed for any reason, there may be various adverse consequences and the Company may experience negative reactions from the financial markets and from its customers and employees. The Company could also be subject to litigation related to any failure to complete the merger.

Additionally, NYCB has incurred and will continue to incur substantial expenses in connection with the negotiation and completion of the transaction completed by the merger agreement, as well as the costs and expenses incurred in connection with the merger. If the merger is not completed, NYCB would have incurred these expenses without realizing the expected benefits of the merger.

The inability to receive dividends from our subsidiary bank could have a material adverse effect on our financial condition or results of operations, as well as our ability to maintain or increase the current level of cash dividends we pay to our stockholders.

The Parent Company (i.e., the company on an unconsolidated basis) is a separate and distinct legal entity from the Bank, and a substantial portion of the revenues the Parent Company receives consists of dividends from the Bank. These dividends are the primary funding source for the dividends we pay on our common stock and the interest and principal payments on our debt. Various federal and state laws and regulations limit the amount of dividends that a bank may pay to its parent company. In addition, our right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. If the Bank is unable to pay dividends to the Parent Company, we might not be able to service our debt, pay our obligations, or pay dividends on our common stock.

Reduction or elimination of our quarterly cash dividend could have an adverse impact on the market price of our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds available for such payments under applicable law and regulatory guidance, and although we have historically declared cash dividends on our common stock, we are not required to do so. Furthermore, the payment of dividends falls under federal regulations that have grown more stringent in recent years. While we pay our quarterly cash dividend in compliance with current regulations, such regulations could change in the future. Any reduction or elimination of our common stock dividend in the future could adversely affect the market price of our common stock.

Operational Risks

Our stress testing processes rely on analytical and forecasting models that may prove to be inadequate or inaccurate, which could adversely affect the effectiveness of our strategic planning and our ability to pursue certain corporate goals.

The processes we use to estimate the effects of changing interest rates, real estate values, and economic indicators such as unemployment on our financial condition and results of operations depend upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Furthermore, even if our assumptions are accurate predictors of future performance, the models they are based on may prove to be inadequate or inaccurate because of other flaws in their design or implementation. If the models we use in the process of managing our interest rate and other risks prove to be inadequate or inaccurate, we could incur increased or unexpected losses which, in turn, could adversely affect our earnings and capital. Additionally, failure by the Company to maintain compliance with strict capital, liquidity, and other stress test requirements under banking regulations could subject us to regulatory sanctions, including limitations on our ability to pay dividends.

The occurrence of any failure, breach, or interruption in service involving our systems or those of our service providers could damage our reputation, cause losses, increase our expenses, and result in a loss of customers, an increase in regulatory scrutiny, heightened cyber risk, or expose us to civil litigation and possibly financial liability, any of which could adversely impact our financial condition, results of operations, and the market price of our stock.

Communication and information systems are essential to the conduct of our business, as we use such systems, and those maintained and provided to us by third-party service providers, to manage our customer relationships, our general ledger, our deposits, and our loans. In addition, our operations rely on the secure processing, storage, and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. With the rise and permeation of online and mobile banking, the financial services industry in particular faces substantial cybersecurity risk due to the type of sensitive information provided by customers. Our systems and those of our third-party service providers and customers are under constant threat, and it is possible that we or they could experience a significant event in the future that could adversely affect our business or operations.

In addition, breaches of security may occur through intentional or unintentional acts by those having authorized or unauthorized access to our confidential or other information, or that of our customers, clients, or counterparties. If one or more of such events were to occur, the confidential and other information processed and stored in, and transmitted through, our computer systems and networks could potentially be jeopardized, or could otherwise cause interruptions or malfunctions in our operations or the operations of our customers, clients, or counterparties. This could cause us significant reputational damage or result in our experiencing significant losses.

While we diligently assess applicable regulatory and legislative developments affecting our business, laws and regulations relating to cybersecurity have been frequently changing, imposing new requirements on us. In light of these conditions, we face the potential for additional regulatory scrutiny that will lead to increasing compliance and technology expenses and, in some cases, possible limitations on the achievement of our plans for growth and other strategic objectives.

Furthermore, we may be required to expend significant additional resources to modify our protective measures or investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Additional expenditures may be required for third-party expert consultants or outside counsel. We also may be subject to litigation and financial losses that either are not insured against or not fully covered through any insurance we maintain.

In addition, we routinely transmit and receive personal, confidential, and proprietary information by e-mail and other electronic means. We have discussed, and worked with our customers, clients, and counterparties to develop secure transmission capabilities, but we do not have, and may be unable to put in place, secure capabilities with all of these constituents, and we may not be able to ensure that these third parties have appropriate controls in place to protect the confidentiality of such information. We maintain disclosure controls and procedures to ensure we will timely and sufficiently notify our investors of material cybersecurity risks and incidents, including the associated financial, legal, or reputational consequence of such an event, as well as reviewing and updating any prior disclosures relating to the risk or event.

While we have established information security policies and procedures, including an Incident Response Plan, to prevent or limit the impact of systems failures and interruptions, we may not be able to anticipate all possible security breaches that could affect our systems or information and there can be no assurance that such events will not occur or will be adequately prevented or mitigated if they do.

The Company and the Bank rely on third parties to perform certain key business functions, which may expose us to further operational risk.

We outsource certain key aspects of our data processing to certain third-party providers. While we have selected these third-party providers carefully, we cannot control their actions. Our ability to deliver products and services to our customers, to adequately process and account for our customers’ transactions, or otherwise conduct our business could be adversely impacted by any disruption in the services provided by these third parties; their failure to handle current or higher volumes of usage; or any difficulties we may encounter in communicating with them. Replacing these third-party providers also could entail significant delay and expense.

Our third-party providers may be vulnerable to unauthorized access, computer viruses, phishing schemes, and other security breaches. Threats to information security also exist in the processing of customer information through various other third-party providers and their personnel. We may be required to expend significant additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation, and other possible liabilities.

In addition, the Company may not be adequately insured against all types of losses resulting from third-party failures, and our insurance coverage may be inadequate to cover all losses resulting from systems failures or other disruptions to our banking services.

Failure to keep pace with technological changes could have a material adverse impact on our ability to compete for loans and deposits, and therefore on our financial condition and results of operations.

Financial products and services have become increasingly technology-driven. To some degree, our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services.

The inability to attract and retain key personnel could adversely impact our operations.

To a large degree, our success depends on our ability to attract and retain key personnel whose expertise, knowledge of our markets, and years of industry experience would make them difficult to replace. Competition for skilled leaders in our industry can be intense, and we may not be able to hire or retain the people we would like to have working for us. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business, given the specialized knowledge of such personnel and the difficulty of finding qualified replacements on a timely basis. Furthermore, our ability to attract and retain personnel with the skills and knowledge to support our business may require that we offer additional compensation and benefits that would reduce our earnings.

Many aspects of our operations are dependent upon the soundness of other financial intermediaries and thus could expose us to systemic risk.

The soundness of many financial institutions may be closely interrelated as a result of relationships between them involving credit, trading, execution of transactions, and the like. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses, or defaults by other institutions. As such “systemic risk” may adversely affect the financial intermediaries with which we interact on a daily basis (such as clearing agencies, clearing houses, banks, and securities firms and exchanges), we could be adversely impacted as well.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

As a public company, we are required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that our internal control over financial reporting was effective.

If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal control over financial reporting may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules.

There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in the effectiveness of our internal control over financial reporting. This could materially adversely affect us by, for example, leading to a decline in our stock price and impairing our ability to raise capital.

Reputational Risk

Damage to our reputation could significantly harm the businesses we engage in, as well as our competitive position and prospects for growth.

Our ability to attract and retain investors, customers, clients, and employees could be adversely affected by damage to our reputation resulting from various sources, including employee misconduct, litigation, or regulatory outcomes; failure to deliver minimum standards of service and quality; compliance failures; unintentional disproportionate assessment of fees to customers of protected classes; unethical behavior; unintended disclosure of confidential information; and the activities of our clients, customers, and/or counterparties. Actions by the financial services industry in general, or by certain entities or individuals within it, also could have a significantly adverse impact on our reputation.

Our actual or perceived failure to identify and address various issues also could give rise to reputational risk that could significantly harm us and our business prospects, including failure to properly address operational risks. These issues include legal and regulatory requirements; consumer protection, fair lending, and privacy issues; properly maintaining customer and associated personal information; record keeping; protecting against money laundering; sales and trading practices; and ethical issues.

Increasing scrutiny and evolving expectations from customers, regulators, investors, and other stakeholders with respect to our environmental, social, and governance practices may impose additional costs on us or expose us to new or additional risks.

Companies are facing increasing scrutiny from customers, regulators, investors, and other stakeholders related to their environmental, social, and governance (“ESG”) practices and disclosure. Investor advocacy groups, investment funds, and influential investors are also increasingly focused on these practices, especially as they relate to the environment, health and safety, diversity, labor conditions, and human rights. Increased ESG-related compliance costs could result in increases to our overall operational costs. Failure to adapt to or comply with regulatory requirements or investor or stakeholder expectations and standards could negatively impact our reputation, ability to do business with certain partners, and our stock price. New government regulations could also result in new or more stringent forms of ESG oversight and expanding mandatory and voluntary reporting, diligence, and disclosure.

Additionally, concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Investors, consumers, and businesses also may change their behavior on their own as a result of these concerns. The Company and its customers will need to respond to new laws and regulations as well as investor, consumer and business preferences resulting from climate change concerns. The Company and its customers may face cost increases, asset value reductions, and operating process changes, among other impacts. The impact on the Company’s customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. In addition, the Company would face reductions in credit worthiness on the part of some customers or in the value of assets securing loans. Investors could determine not to invest in the Company’s securities due to various climate change related considerations. The Company’s efforts to take these risks into account in making lending and other decisions may not be effective in protecting the Company from the negative impact of new laws and regulations or changes in investor, consumer or business behavior.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

We own certain of our branch offices, as well as our headquarters on Long Island and certain other back-office buildings in New York, Ohio, and Florida. We also utilize other branch and back-office locations in those states, and in New Jersey and Arizona, under various lease and license agreements that expire at various times. (See Note 7, “Leases” in Item 8, “Financial Statements and Supplementary Data.”) We believe that our facilities are adequate to meet our present and immediately foreseeable needs.

ITEM 3. LEGAL PROCEEDINGS

Following the announcement of the Merger Agreement, the first of four lawsuits was filed on June 23, 2021 in United States Federal District Courts by alleged stockholders of NYCB against NYCB and the members of its board of directors challenging the accuracy or completeness of the disclosures contained in the Form S-4 filed on June 25, 2021 by NYCB with the SEC relating to the proposed Merger. Four additional lawsuits were filed by alleged Flagstar stockholders in state and federal courts against Flagstar and its board of directors (and, in one instance, NYCB and 615 Corp.) challenging the proposed Merger or Flagstar’s disclosures relating to the Merger, and those four lawsuits have since been resolved and dismissed. The complaints in the actions against NYCB allege, among other things, that the defendants caused a materially incomplete and misleading Form S-4 relating to the proposed Merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder. None of NYCB defendants has been served with the complaint in any of these actions, and NYCB believes that these claims are without merit.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES

The common stock of New York Community Bancorp, Inc. trades on the New York Stock Exchange (the “NYSE”) under the symbol “NYCB.”

At December 31, 2021, the number of outstanding shares was 465,015,643 and the number of registered owners was approximately 10,430. The latter figure does not include those investors whose shares were held for them by a bank or broker at that date.

Stock Performance Graph

The following graph compares the cumulative total return on the Company’s stock in the five years ended December 31, 2021 with the cumulative total returns on a broad market index (the S&P Mid-Cap 400 Index) and a peer group index (the S&P U.S. BMI Banks Index) during the same time. The S&P Mid-Cap 400 Index was chosen as the broad market index in connection with the Company’s trading activity on the NYSE; the S&P U.S. BMI Banks Index currently is comprised of 302 bank and thrift institutions, including the Company. S&P Global Market Intelligence provided us with the data for both indices.

The performance graph is being furnished solely to accompany this report pursuant to Item 201(e) of Regulation S-K, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The cumulative total returns are based on the assumption that $100.00 was invested in each of the three investments on December 31, 2016 and that all dividends paid since that date were reinvested. Such returns are based on historical results and are not intended to suggest future performance.

Comparison of 5-Year Cumulative Total Return

Among New York Community Bancorp, Inc.,

S&P Mid-Cap 400 Index, and S&P U.S. BMI Banks Index*

ASSUMES $100 INVESTED ON DECEMBER 31, 2016 AND DIVIDEND REINVESTED

	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
New York Community Bancorp, Inc.	$100.00	$86.12	$66.11	$89.50	$84.30	$103.41

S&P Mid-Cap 400 Index	$100.00	$116.24	$103.36	$130.44	$148.26	$184.97

S&P U.S. BMI Banks Index	$100.00	$118.21	$98.75	$135.64	$118.33	$160.89

*The	SNL U.S. Bank & Thrift Index was renamed to the S&P U.S. BMI Banks Index.

Share Repurchases

Shares Repurchased Pursuant to the Company’s Stock-Based Incentive Plans

Participants in the Company’s stock-based incentive plans may have shares of common stock withheld to fulfill the income tax obligations that arise in connection with their exercise of stock options and the vesting of their stock awards. Shares that are withheld for this purpose are repurchased pursuant to the terms of the applicable stock-based incentive plan, rather than pursuant to the share repurchase program authorized by the Board of Directors described below.

Shares Repurchased Pursuant to the Board of Directors’ Share Repurchase Authorization

On October 23, 2018, the Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Under said authorization, shares may be repurchased on the open market or in privately negotiated transactions. As of December 31, 2021, the Company has approximately $17 million remaining under this repurchase authorization.

Shares that are repurchased pursuant to the Board of Directors’ authorization, and those that are repurchased pursuant to the Company’s stock-based incentive plans, are held in our Treasury account and may be used for various corporate purposes, including, but not limited to, merger transactions and the vesting of restricted stock awards.

During the year December 31, 2021, the Company repurchased $16 million or 1.4 million shares of its common stock, all of which was allocated toward the repurchase of shares tied to its stock-based incentive plans.

(dollars in millions, except per share data)	Total Shares of Common Stock Repurchased	Average Price Paid per Common Share	Total Allocation
Period
First Quarter 2021	1,343,366	$11.55	$16
Second Quarter 2021	17,422	11.99	—
Third Quarter 2021	36,163	11.58	—
Fourth Quarter 2021
October	579	13.85	—
November	2,246	12.51	—
December	2,331	11.96	—
Total Fourth Quarter 2021	5,156	12.41	—

2021 Total	1,402,107	11.56	$16

ITEM 6. RESERVED

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the purpose of this discussion and analysis, the words “we,” “us,” “our,” and the “Company” are used to refer to New York Community Bancorp, Inc. and our consolidated subsidiaries, including New York Community Bank (the “Bank”).

Executive Summary

New York Community Bancorp, Inc. is the holding company for New York Community Bank, with 237 branches in Metro New York, New Jersey, Ohio, Florida, and Arizona. At December 31, 2021, we had total assets of $59.5 billion, including total loans of $45.7 billion, total deposits of $35.1 billion, and total stockholders’ equity of $7.0 billion.

Chartered in the State of New York, the Bank is subject to regulation by the FDIC, the CFPB, and the NYSDFS. In addition, the holding company is subject to regulation by the FRB, the SEC, and to the requirements of the NYSE, where shares of our common stock are traded under the symbol “NYCB” and shares of our preferred stock trade under the symbol “NYCB PA.” As a publicly traded company, our mission is to provide our stockholders with a solid return on their investment by producing a strong financial performance, maintaining a solid capital position, and engaging in corporate strategies that enhance the value of their shares.

For the twelve months ended December 31, 2021, net income was $596 million, an increase of $85 million or 17% compared to the $511 million the Company reported for the twelve months ended December 31, 2020. Net income available to common stockholders for the twelve months ended December 31, 2021 was $563 million, also up $85 million and 18% compared to the twelve months ended December 31, 2020. On a per share basis, this translates into diluted earnings per share of $1.20 in full-year 2021, up 18% compared to the $1.02 we reported in full-year 2020. In terms of profitability, our full-year 2021 results reflect a return on average assets of 1.04% compared to 0.94% in full-year 2020 and a return on average common stockholders’ equity of 8.75% versus 7.71%.

The key trends during 2021 were:

Strong Year-Over-Year Growth In Our Loan Portfolio

At December 31, 2021, total loans and leases held for investment were $46 billion, up $2.9 billion or 7% compared to December 31, 2020. The majority of this growth took place during the fourth quarter of the year, as total loans and leases held for investment increased $2.1 billion compared to September 30, 2021. Both the year-over-year and linked-quarter increase were driven by our multi-family and specialty finance portfolios, offset by modest declines in the CRE portfolio.

At year-end 2021, multi-family loans increased $2.4 billion or 7% compared to year-end 2020 with most of this growth occurring in the fourth quarter. Multi-family loans grew $1.8 billion during the fourth quarter of 2021 compared to the third quarter of 2021. The growth in the multi-family portfolio was driven by increased activity on the part of both existing and new borrowers prompted by the expectation of higher interest rates in 2022, a strong rebound in property transactions, and the Company’s ability to service and meet our borrowers’ needs.

The specialty finance portfolio totaled $3.5 billion at December 31, 2021, up $451 million or 15% compared to December 31, 2020 and up $337 million compared to September 30, 2021. The increase in specialty finance loans was the result of increased borrowers demand due to improved economic activity.

Our Deposit Base Continued to Show Solid Growth

Total deposits at December 31, 2021 were $35.1 billion, up $2.6 billion or 8% compared to December 31, 2020 and increased $438 million compared to September 30, 2021. Core deposits (total deposits excluding CDs) increased to $26.6 billion at year-end 2021, up $4.5 billion or 20% compared to year-end 2020 and $738 million compared to the third quarter of 2021.

The year-over-year growth was driven by higher levels of non-interest bearing accounts and savings accounts. Non-interest bearing accounts at December 31, 2021 totaled $4.5 billion, up $1.5 billion or 47% compared to December 31, 2020. Savings accounts totaled $8.9 billion at December 31, 2021, increasing $2.5 billion or 39% compared to the balance at December 31, 2020. This was offset by a $1.9 billion or 18% decrease in CDs, which totaled $8.4 billion at December 31, 2021. CDs at year-end 2021 represented 24% of total deposits compared to 32% at year-end 2020.

Total deposits at year-end 2021 also reflect the impact of various initiatives we undertook during the year: the launch of our Banking as a Service business and an increase in loan-related deposits. Loan-related deposits increased $475 million or 14% to $4 billion at year-end 2021 compared to year-end 2020. Loan-related deposits include business operating accounts, which increased 37% or $318 million to $1.2 billion, representing 30% of overall loan-related deposits. Banking as a Service-related deposits totaled $1 billion in its first year.

Continued Expense Discipline

For the twelve months ended December 31, 2021, total non-interest expenses were $541 million, up $30 million or 6% compared to the twelve months ended December 31, 2020. Included in the 2021 full-year results were $23 million of merger expenses related to our pending acquisition of Flagstar Bancorp, Inc. compared to no such expenses during full-year 2020. Excluding such merger-related expenses, total operating expenses during full-year 2021 were $518 million, up $7 million or 1% compared to full-year 2020. As a result of the modest increase in operating expenses and higher net income, the efficiency ratio in 2021 declined to 38.36% compared to 44.02% in 2020.

Continued Growth in our Net Interest Income and NIM Expansion

During the twelve months ended December 31, 2021, both our net interest income and the NIM continued to improve. Net interest income for full-year 2021 increased $189 million or 17% to $1.3 billion compared to full-year 2020. The year-over-year increase was primarily due to lower interest expense. Interest expense fell $208 million or 34% to $400 million for the twelve months ended December 31, 2021. Included in net interest income for the twelve months ended December 31, 2021 was $79 million of prepayment income, up $25 million or 46% compared to the twelve months ended December 31, 2020.

Our NIM also improved during full-year 2021. For the twelve months ended December 31, 2021, the NIM expanded 23 bp to 2.47% compared to the twelve months ended December 31, 2020. The improvement was driven by a decline in our cost of funding, which declined 51 bps to 0.88% in full-year 2021. Prepayment income added 15 bps to this year’s NIM compared to 11 bps last year.

Our Asset Quality Metrics Remain Strong

NPAs at December 31, 2021 were $41 million or seven bps of total assets, down $5 million or 11% compared to $46 million or eight bps of total assets at December 31, 2020. Total NPLs also decreased $5 million or 13% to $33 million or seven bps of total loans compared to $38 million or nine bps of total loans at December 31, 2020.

Our CARES Act-related deferrals also improved. At December 31, 2021, deferred loans paying interest-only and escrow totaled $479 million, down $2.1 billion or 81% compared to year-end 2020. As of year-end 2021, the Company had zero full-payment deferrals.

Critical Accounting Policies

The preparation of these financial statements requires management to make estimates that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting periods. Actual results may differ from these estimates under varying conditions. On a quarterly basis, management evaluates its estimates, particularly those that involve the most difficult, subjective or complex judgments and are often about matters that are inherently uncertain. The most significant judgments and estimates relate to the accounting policy for the Allowance for Credit Losses that is discussed in more detail below.

The judgments used by management in applying these critical accounting policies may be influenced by adverse changes in the economic environment, which may result in changes to future financial results.

Allowance for Credit Losses

The Company’s January 1, 2020, adoption of ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments,” resulted in a significant change to our methodology for estimating the allowance since December 31, 2019. ASU No. 2016-13 replaced the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loan receivables. It also applies to off-balance sheet exposures not accounted for as insurance and net investments in leases accounted for under ASC Topic 842. At December 31, 2019, the allowance for credit losses on loans and leases totaled $148 million. On January 1, 2020, the Company adopted the CECL methodology under ASU Topic 326 and recognized an increase in the allowance for credit losses on loans and leases of $2 million as a “Day 1” transition adjustment from changes in methodology, with a corresponding decrease in retained earnings. Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $1 million. Upon adoption, the Company recognized an increase in the allowance for unfunded commitments of $13 million as a “Day 1” transition adjustment with a corresponding decrease in retained earnings.

The allowance for credit losses on loans and leases is deducted from the amortized cost basis of a financial asset or a group of financial assets so that the balance sheet reflects the net amount the Company expects to collect. Amortized cost is the unpaid loan balance, net of deferred fees and expenses, and includes negative escrow. Subsequent changes (favorable and unfavorable) in expected credit losses are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense. Management estimates the allowance by projecting and multiplying together the probability-of-default, loss-given-default and exposure-at-default depending on economic parameters for each month of the remaining contractual term. Economic parameters are developed using available information relating to past events, current conditions, and economic forecasts. The Company’s economic forecast period is 24 months, and afterwards reverts to a historical average loss rate on a straight line basis over a 12 month period. Historical credit experience provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in environmental conditions, such as changes in legislation, regulation, policies, administrative practices or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for forecasted prepayments when appropriate. The contractual term excludes potential extensions or renewals. The methodology used in the estimation of the allowance for loan and lease losses, which is performed at least quarterly, is designed to be dynamic and responsive to changes in portfolio credit quality and forecasted economic conditions. Each quarter the Company reassesses the appropriateness of the economic forecasting period, the reversion period and historical mean at the portfolio segment level, considering any required adjustments for differences in underwriting standards, portfolio mix, and other relevant data shifts over time.

The allowance for credit losses on loans and leases is measured on a collective (pool) basis when similar risk characteristics exist. The portfolio segment represents the level at which a systematic methodology is applied to estimate credit losses. Management believes the products within each of the entity’s portfolio segments exhibit similar risk characteristics. Smaller pools of homogenous financing receivables with homogeneous risk characteristics were modeled using the methodology selected for the portfolio segment. The macroeconomic data used in the quantitative models are based on a reasonable and supportable forecast period of 24 months. The Company leverages economic projections including property market and prepayment forecasts from established independent third parties to inform its loss drivers in the forecast. Beyond this forecast period, the Company reverts to a historical average loss rate. This reversion to the historical average loss rate is performed on a straight-line basis over 12 months.

Loans that do not share risk characteristics are evaluated on an individual basis. These include loans that are in nonaccrual status with balances above management determined materiality thresholds depending on loan class and also loans that are designated as TDR or “reasonably expected TDR” (criticized, classified, or maturing loans that will have a modification processed within the next three months). In addition, all taxi medallion loans are individually evaluated. If a loan is determined to be collateral dependent, or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are determined based on the fair value of the collateral at the reporting date, less costs to sell as appropriate.

The Company maintains an allowance for credit losses on off-balance sheet credit exposures. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated life. The Company examined historical credit conversion factor (“CCF”) trends to estimate utilization rates, and chose an appropriate mean CCF based on both management judgment and quantitative analysis. Quantitative analysis involved examination of CCFs over a range of fund-up windows (between 12 and 36 months) and comparison of the mean CCF for each fund-up window with management judgment determining whether the highest mean CCF across fund-up windows made business sense. The Company applies the same standards and estimated loss rates to the credit exposures as to the related class of loans.

When applying this critical accounting policy we incorporate several inputs and judgments that may be influenced by changes period to period. These include, but are not limited to changes in the economic environment and forecasts, changes in the credit profile and characteristics of the loan portfolio, and changes in prepayment assumptions which will result in provisions to or recoveries from the balance of the allowance for credit losses.

While changes to the economic environment forecasts, and portfolio characteristics will change from period to period, portfolio prepayments are an integral assumption in estimating the allowance for credit losses on our mortgage loan portfolio, are subject to estimation uncertainty and changes in this assumption could have a material impact to our estimation process. Prepayment assumptions are sensitive to interest rates and existing loan terms and determine the weighted average life of the mortgage loan portfolio. Excluding other factors, as the weighted average life of the portfolio increases or decreases, so will the required amount of the allowance for credit losses on mortgage loans. A 20% decrease in prepayment assumptions would lead to an increase in the required allowance for credit losses on mortgage loans of approximately 6%.

FINANCIAL CONDITION

Balance Sheet Summary

At December 31, 2021, total assets were $59.5 billion, up $3.2 billion or 6% compared to December 31, 2020 and up $1.6 billion compared to the third quarter of 2021. The growth compared to both periods was driven by high-single digit loan growth funded primarily through deposits and a fourth-quarter increase in the level of whole sale borrowings.

Total loans and leases held for investment of $45.7 billion increased $2.9 billion or 7% compared to December 31, 2020 and rose $2.1 billion compared to September 30, 2021. Both the year-over-year and linked-quarter was due to growth in both the multi-family and specialty finance portfolios, offset by modest declines in the CRE portfolio.

Total deposits for the full year were $35.1 billion, up $2.6 billion or 8% compared to last year and increased $438 million compared to the previous quarter. Core deposits (total deposits excluding CDs) increased to $26.6 billion of year-end 2021, up $4.5 billion or 20% compared to year-end 2020 and $738 million compared to the third quarter of 2021.

Borrowed funds totaled $16.6 billion of year-end 2021, up $478 million or 3% compared to year-end 2020. Given the strong loan growth during the fourth quarter of 2021, the Company utilized borrowings of all which were FHLB-NY advances to fund some of this growth. Accordingly, borrowed funds during the fourth quarter increased $1.1 billion compared to the third quarter of 2021.

Loans Held for Investment

The majority of the loans we produce are multi-family loans. Our production of multi-family loans began several decades ago in the five boroughs of New York City, where the majority of the rental units currently consist of rent-regulated apartments featuring below-market rents. In addition to multi-family loans, our loan portfolio contains a large number of CRE credits, most of which are secured by income-producing properties located in New York City and on Long Island.

In addition to multi-family loans and CRE loans, our specialty finance loans and leases have become an increasingly larger portion of our overall loan portfolio. The remainder of our portfolio includes smaller balances of C&I loan, one-to-four family loans, ADC loans, and other loans held for investment. The majority of our C&I loans consist of loans to small- and mid-size businesses.

In 2021, we originated $13.1 billion of loans, a $276 million or a 2% increase from the prior year. The higher level of originations was largely driven by a 17% increase in specialty finance originations.

Multi-Family Loans

Multi-family loans are our principal asset. The loans we produce are primarily secured by non-luxury residential apartment buildings in New York City that feature rent-regulated units and below-market rents—a market we refer to as our “primary lending niche.” Consistent with our emphasis on multi-family lending, multi-family loan originations represented $8.3 billion, or 63%, of the loans we produced for investment in 2021.

At December 31, 2021, multi-family loans represented $34.6 billion, or 76%, of total loans held for investment, reflecting a year-over-year increase of $2.4 billion, or 7%.

The majority of our multi-family loans were secured by rental apartment buildings.

At December 31, 2021, $22.1 billion or 64% of the Company’s total multi-family loan portfolio is secured by properties in New York State and, therefore, are subject to the new rent regulation laws. The weighted average LTV of the NYS rent regulated multi-family portfolio was 55.62% as of December 31, 2021, compared to a weighted average LTV of 59.29% for the entire multi-family loan portfolio at that date.

In addition to underwriting multi-family loans on the basis of the buildings’ income and condition, we consider the borrowers’ credit history, profitability, and building management expertise. Borrowers are required to present evidence of their ability to repay the loan from the buildings’ current rent rolls, their financial statements, and related documents.

While a percentage of our multi-family loans are ten-year fixed rate credits, the vast majority of our multi-family loans feature a term of ten or twelve years, with a fixed rate of interest for the first five or seven years of the loan, and an alternative rate of interest in years six through ten or eight through twelve. The rate charged in the first five or seven years is generally based on intermediate-term interest rates plus a spread.

During the remaining years, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY, plus a spread. The fixed-rate option also requires the payment of one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five-or seven-year term. As the rent roll increases, the typical property owner seeks to refinance the mortgage, and generally does so before the loan reprices in year six or eight.

Multi-family loans that refinance within the first five or seven years are typically subject to an established prepayment penalty schedule. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed-rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. For example, a ten-year multi-family loan that prepays in year three would generally be expected to pay a prepayment penalty equal to three percentage points of the remaining principal balance. A twelve-year multi-family loan that prepays in year one or two would generally be expected to pay a penalty equal to five percentage points.

Because prepayment penalties are recorded as interest income, they are reflected in the average yields on our loans and interest-earning assets, our net interest rate spread and net interest margin, and the level of net interest income we record. No assumptions are involved in the recognition of prepayment income, as such income is only recorded when cash is received.

Our success as a multi-family lender partly reflects the solid relationships we have developed with the market’s leading mortgage brokers, who are familiar with our lending practices, our underwriting standards, and our long-standing practice of basing our loans on the cash flows produced by the properties. The process of producing such loans is generally four to six weeks in duration and, because the multi-family market is largely broker-driven, the expense incurred in sourcing such loans is substantially reduced.

Our emphasis on multi-family loans is driven by several factors, including their structure, which reduces our exposure to interest rate volatility to some degree. Another factor driving our focus on multi-family lending has been the comparative quality of the loans we produce. Reflecting the nature of the buildings securing our loans, our underwriting standards, and the generally conservative LTV ratios our multi-family loans feature at origination, a relatively small percentage of the multi-family loans that have transitioned to non-performing status have actually resulted in losses, even when the credit cycle has taken a downward turn.

We primarily underwrite our multi-family loans based on the current cash flows produced by the collateral property, with a reliance on the “income” approach to appraising the properties, rather than the “sales” approach. The sales approach is subject to fluctuations in the real estate market, as well as general economic conditions, and is therefore likely to be more risky in the event of a downward credit cycle turn. We also consider a variety of other factors, including the physical condition of the underlying property; the net operating income of the mortgaged premises prior to debt service; the DSCR, which is the ratio of the property’s net operating income to its debt service; and the ratio of the loan amount to the appraised value (i.e., the LTV) of the property.

In addition to requiring a minimum DSCR of 120% on multi-family buildings, we obtain a security interest in the personal property located on the premises, and an assignment of rents and leases. Our multi-family loans generally represent no more than 75% of the lower of the appraised value or the sales price of the underlying property, and typically feature an amortization period of 30 years. In addition, our multi-family loans may contain an initial interest-only period which typically does not exceed two years; however, these loans are underwritten on a fully amortizing basis.

Accordingly, while our multi-family lending niche has not been immune to downturns in the credit cycle, the limited number of losses we have recorded, even in adverse credit cycles, suggests that the multi-family loans we produce involve less credit risk than certain other types of loans. In general, buildings that are subject to rent regulation have tended to be stable, with occupancy levels remaining more or less constant over time. Because the rents are typically below market and the buildings securing our loans are generally maintained in good condition, they have been more likely to retain their tenants in adverse economic times. In addition, we exclude any short-term property tax exemptions and abatement benefits the property owners receive when we underwrite our multi-family loans.

Commercial Real Estate Loans

At December 31, 2021, CRE loans represented $6.7 billion, or 15%, of total loans held for investment, reflecting a year-over-year decrease of $138 million or 2.0% compared to December 31, 2020.

CRE loans represented $893 million, or 7%, of the loans we originated in 2021, as compared to $958 million, or 7%, in the prior year.

The CRE loans we produce are secured by income-producing properties such as office buildings, retail centers, mixed-use buildings, and multi-tenanted light industrial properties. At December 31, 2021, 83.5% of our CRE loans were secured by properties in the metro New York City area, while properties in other parts of New York State accounted for 2.3% of the properties securing our CRE credits, while all other states accounted for 14.2%, combined.

The terms of our CRE loans are similar to the terms of our multi-family credits. While a small percentage of our CRE loans feature ten-year fixed-rate terms, they primarily feature a fixed rate of interest for the first five or seven years of the loan that is generally based on intermediate-term interest rates plus a spread. During years six through ten or eight through twelve, the loan resets to an annually adjustable rate that is tied to the prime rate of interest, plus a spread. Alternately, the borrower may opt for a fixed rate that is tied to the five-year fixed advance rate of the FHLB-NY plus a spread. The fixed-rate option also requires the payment of an amount equal to one percentage point of the then-outstanding loan balance. In either case, the minimum rate at repricing is equivalent to the rate in the initial five- or seven-year term.

Prepayment penalties apply to our CRE loans, as they do our multi-family credits. Depending on the remaining term of the loan at the time of prepayment, the penalties normally range from five percentage points to one percentage point of the then-current loan balance. If a loan extends past the fifth or seventh year and the borrower selects the fixed rate option, the prepayment penalties typically reset to a range of five points to one point over years six through ten or eight through twelve. Our CRE loans tend to refinance within two to three years of origination, as reflected in the expected weighted average life of the CRE portfolio noted above.

The repayment of loans secured by commercial real estate is often dependent on the successful operation and management of the underlying properties. To minimize our credit risk, we originate CRE loans in adherence with conservative underwriting standards, and require that such loans qualify on the basis of the property’s current income stream and DSCR. The approval of a loan also depends on the borrower’s credit history, profitability, and expertise in property management, and generally requires a minimum DSCR of 130% and a maximum LTV of 65%. In addition, the origination of CRE loans typically requires a security interest in the fixtures, equipment, and other personal property of the borrower and/or an assignment of the rents and/or leases. In addition, our CRE loans may contain an interest-only period which typically does not exceed three years; however, these loans are underwritten on a fully amortizing basis.

Specialty Finance Loans and Leases

At December 31, 2021, specialty finance loans and leases totaled $3.5 billion or 8% of total loans held for investment, up $451 million or 15% compared to December 31, 2020.

We produce our specialty finance loans and leases through a subsidiary that is staffed by a group of industry veterans with expertise in originating and underwriting senior securitized debt and equipment loans and leases. The subsidiary participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide.

The specialty finance loans and leases we fund fall into three categories: asset-based lending, dealer floor-plan lending, and equipment loan and lease financing. Each of these credits is secured with a perfected first security interest in, or outright ownership of, the underlying collateral, and structured as senior debt or as a non-cancelable lease. As of December 31, 2021 NYCB Specialty Finance has $3.7 billion of loans outstanding versus $5.6 billion in loan commitments. Of the $5.6 billion in NYCB Specialty Finance commitments, 69% or $3.9 billion are structured as floating rate obligations which will benefit in a rising rate environment. All floating rate obligations are being transitioned from LIBOR to an appropriate LIBOR replacement index in accordance with the regulatory guidance provided around LIBOR cessation.

During 2021, the Company originated $3.2 billion of specialty finance loans and leases, representing 24% of total originations compared to $2.7 billion during 2020, representing 21% of total originations.

Since launching our specialty finance business in the third quarter of 2013, no losses have been recorded on any of the loans or leases in this portfolio.

C&I Loans

In the twelve months ended December 31, 2021, C&I loans increased $132 million or 34% to $526 million, or 1% of total loans, and represented $536 million or 4% of the held for investment loans we originated.

In contrast to the loans produced by our specialty finance subsidiary, the C&I loans we produce are primarily made to small and mid-size businesses in the five boroughs of New York City and on Long Island. Such loans are tailored to meet the specific needs of our borrowers, and include term loans, demand loans, revolving lines of credit, and, to a much lesser extent, loans that are partly guaranteed by the Small Business Administration.

A broad range of C&I loans, both collateralized and unsecured, are made available to businesses for working capital (including inventory and accounts receivable), business expansion, the purchase of machinery and equipment, and other general corporate needs. In determining the term and structure of C&I loans, several factors are considered, including the purpose, the collateral, and the anticipated sources of repayment. C&I loans are typically secured by business assets and personal guarantees of the borrower, and include financial covenants to monitor the borrower’s financial stability.

The interest rates on our C&I loans can be fixed or floating, with floating-rate loans being tied to prime or some other market index, plus an applicable spread. Our floating-rate loans may or may not feature a floor rate of interest. The decision to require a floor on C&I loans depends on the level of competition we face for such loans from other institutions, the direction of market interest rates, and the profitability of our relationship with the borrower.

Acquisition, Development, and Construction Loans

At December 31, 2021, ADC loans represented $209 million, or 0.5%, of total loans held for investment, as compared to $90 million, or 0.2%, at the prior year-end. Originations of ADC loans totaled $119 million in 2021, up from $35 million at December 31, 2020.

Because ADC loans are generally considered to have a higher degree of credit risk, especially during a downturn in the credit cycle, borrowers are required to provide a guarantee of repayment and completion. In the twelve months ended December 31, 2021 and 2020, we did not recover any losses against guarantees. The risk of loss on an ADC loan is largely dependent upon the accuracy of the initial appraisal of the property’s value upon completion of construction; the developer’s experience; the estimated cost of construction, including interest; and the estimated time to complete and/or sell or lease such property.

When applicable, as a condition to closing an ADC loan, it is our practice to require that properties meet pre-sale or pre-lease requirements prior to funding.

One-to-Four Family Loans

At December 31, 2021, one-to-four family loans represented $160 million, or 0.3%, of total loans held for investment, as compared to $236 million, or 0.6%, at the prior year-end. These loan balances include certain mixed-use CRE loans with less than five residential units classified as one-to-four family loans. Other than these types of loans, we do not currently originate traditional one-to-four family loans.

Other Loans

At December 31, 2021, other loans totaled $6 million and consisted primarily of consumer loans, most of which were overdraft loans and loans to non-profit organizations. We currently do not offer home equity loans or lines of credit.

Lending Authority

The Board of Directors updated certain aspects of the Company’s lending authority as detailed below. These changes were effective as of July 21, 2021.

Multi-family, CRE, ADC, and specialty finance loans less than or equal to $10 million and C&I loans less than or equal to $5 million are approved by the joint authority of lending officers. C&I loans in excess of $5 million and all multi-family, CRE, ADC, and specialty finance loans in excess of $10 million are required to be presented to the Management Credit Committee for approval. Multi-family, CRE, ADC, and specialty finance loans in excess of $50 million and C&I loans in excess of $10 million are also required to be presented to the Board Credit Committee of the Board, so that the Committee can review the loan’s associated risks and approve the credit. The Board Credit Committee has authority to direct changes in lending practices as they deem necessary or appropriate in order to address individual or aggregate risks and credit exposures in accordance with the Bank’s strategic objectives and risk appetites.

In addition, all loans of $50 million or more originated by the Bank continue to be reported to the Board of Directors.

In 2021, 251 loans greater than $10 million were originated by the Bank, with an aggregate loan balance of $7.0 billion at origination. In 2020, by comparison, 252 loans greater than $10 million were originated, with an aggregate loan balance at origination of $7.5 billion.

At December 31, 2021 and 2020, the largest mortgage loan in our portfolio was a $329 million multi-family loan, which is collateralized by six properties located in Brooklyn, New York. As of the date of this report, the loan has been current since origination.

Geographical Analysis of the Portfolio of Loans Held for Investment

The following table presents a geographical analysis of the multi-family and CRE loans in our held-for-investment loan portfolio at December 31, 2021:

	At December 31, 2021
	Multi-Family Loans		Commercial Real Estate Loans
(dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
New York City:
Manhattan	$7,731	22.34%	$2,867	42.80%
Brooklyn	6,144	17.76	363	5.42
Bronx	3,577	10.34	143	2.14
Queens	2,900	8.38	595	8.88
Staten Island	124	0.36	53	0.79

Total New York City	$20,476	59.18%	$4,021	60.03%

New Jersey	4,704	13.59	545	8.14
Long Island	563	1.63	1,026	15.32

Total Metro New York	$25,743	74.40%	$5,592	83.49%

Other New York State	1,093	3.16	157	2.34
Pennsylvania	3,266	9.44	323	4.82
Florida	1,390	4.02	219	3.27
Ohio	696	2.01	22	0.33
Arizona	412	1.19	10	0.15
All other states	2,003	5.80	375	5.60

Total	$34,603	100.00%	$6,698	100.00%

At December 31, 2021, the majority of our other loans held for investment, excluding specialty finance loans and leases, were secured by properties and/or businesses located in Metro New York.

Loan Maturity and Repricing Analysis: Loans Held for Investment

The following table sets forth the maturity or period to repricing of our portfolio of loans held for investment at December 31, 2021. Loans that have adjustable rates are shown as being due in the period during which their interest rates are next subject to change.

(in millions)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Other	Total Loans
Amount due:
Within one year	$8,752	$2,352	$123	$177	$2,750	$14,154
After one year:
One to five years	22,381	3,748	36	29	1,123	27,317
Over five years to fifteen years	3,445	598	1	3	101	4,148
Over fifteen years	25	—	—	—	37	62

Total due or repricing after one year	25,851	4,346	37	32	1,261	31,527

Total amounts due or repricing, gross	$34,603	$6,698	$160	$209	$4,011	$45,681

The following table sets forth, as of December 31, 2021, the dollar amount of all loans held for investment that are due after December 31, 2022, and indicates whether such loans have fixed or adjustable rates of interest:

	Due after December 31, 2022
(in millions)	Fixed	Adjustable	Total
Mortgage Loans:
Multi-family	$4,809	$21,042	$25,851
Commercial real estate	455	3,891	4,346
One-to-four family	37	—	37
Acquisition, development, and construction	32	—	32

Total mortgage loans	5,333	24,933	30,266
Other loans	1,192	69	1,261

Total loans	$6,525	$25,002	$31,527

Loans Held for Sale

At December 31, 2021, loans held for sale were zero compared to $117 million at December 31, 2020. The balance at year-end 2020 consisted entirely of Paycheck Protection Program loans. During 2020 and the first half of 2021, the Company was a participant in the Small Business Administration Paycheck Protection Program, a loan program established to help consumers and small businesses during the COVID-19 pandemic. During the second quarter of 2021, the Company transferred the $94 million of PPP loans remaining on the balance sheet that were held for sale to the held for investment C&I portfolio.

Loan Origination Analysis

The following table summarizes our production of loans held for investment in the years ended December 31, 2021 and 2020:

	For the Years Ended December 31,
	2021		2020
(dollars in millions)	Amount	Percent of Total	Amount	Percent of Total
Mortgage Loan Originated for Investment:
Multi-family	$8,256	62.87%	$8,712	67.78%
Commercial real estate	893	6.80	958	7.45
One-to-four family residential	168	1.28	58	0.45
Acquisition, development, and construction	119	0.91	35	0.27

Total mortgage loans originated for investment	9,436	71.86	9,763	75.95

Other Loans Originated for Investment:
Specialty finance	3,153	24.01	2,695	20.96
Other commercial and industrial	536	4.08	393	3.06
Other	6	0.05	4	0.03

Total other loans originated for investment	3,695	28.14	3,092	24.05

Total loans originated for investment	$13,131	100.00%	$12,855	100.00%

Loan Portfolio Analysis

The following table summarizes the composition of our loan portfolio at each year-end for the three years ended December 31, 2021:

	At December 31,
	2021		2020		2019
(dollars in millions)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
Mortgage Loans:
Multi-family	$34,603	75.75%	$32,236	75.07%	$31,159	74.46%
Commercial real estate	6,698	14.66	6,836	15.92	7,082	16.93
One-to-four family	160	0.35	236	0.55	380	0.91
Acquisition, development, and construction	209	0.46	90	0.21	201	0.48

Total mortgage loans	41,670	91.22	39,398	91.75	38,822	92.78

Other Loans:
Specialty finance	3,479	7.62	3,024	7.04	2,594	6.20
Other commercial and industrial	527	1.16	393	0.92	420	1.00
Other loans	5	0.01	7	0.02	8	0.02

Total other loans	4,011	8.78	3,424	7.98	3,022	7.22

Total loans held for investment	$45,681	100.00	$42,822	99.73	$41,844	100.00

Loans held for sale	—	—	117	0.27	—	—

Total loans	$45,681	100.00%	$42,939	100.00%	$41,844	100.00%
Net deferred loan origination costs	57		62		50
Allowance for credit losses on loans and leases	(199)		(194)		(148)

Total loans and leases, net	$45,539		$42,807		$41,746

Asset Quality

Loans Held for Investment and Repossessed Assets

Total NPAs were $41 million or 0.07% of total assets at December 31, 2021, down 11% or $5 million compared to $46 million or 0.08% of total assets at December 31, 2020. Total non-accrual mortgage loans increased $9 million to $27 million, while other non-accrual loans, consisting mainly of taxi medallion-related loans, declined $14 million to $6 million compared to $20 million at December 31, 2020. Included in these amounts were non-accrual taxi medallion-related loans of $6 million and $19 million, respectively.

Repossessed assets totaled $8 million, unchanged compared to the balance at December 31, 2020. As is the case with other non-accrual loans, the majority of the Company’s repossessed assets consist of taxi medallions. Taxi medallions represented $5 million of total repossessed assets at December 31, 2021 compared to $7 million at December 31, 2020.

The following table presents our non-performing loans by loan type and the changes in the respective balances from December 31, 2020 to December 31, 2021:

			Change from December 31, 2020 to December 31, 2021
(dollars in millions)	December 31, 2021	December 31, 2020	Amount	Percent
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$10	$4	$6	150%
Commercial real estate	16	12	4	33
One-to-four family	1	2	(1)	(50)
Acquisition, development, and construction	—	—	—	—

Total non-accrual mortgage loans	27	18	9	50
Non-accrual other loans (1)	6	20	(14)	(70)

Total non-performing loans	$33	$38	$(5)	(13)

(1)	Includes $6 million and $19 million of non-accrual taxi medallion-related loans at December 31, 2021 and 2020, respectively.

The following table sets forth the changes in non-performing loans over the twelve months ended December 31, 2021:

(in millions)
Balance at December 31, 2020	$38
New non-accrual	31
Charge-offs	(10)
Transferred to repossessed assets	—
Loan payoffs, including dispositions and principal pay-downs	(20)
Restored to performing status	(6)

Balance at December 31, 2021	$33

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because we no longer expect to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, we cease the accrual of interest owed, and previously accrued interest is reversed and charged against interest income. At December 31, 2021 and 2020, all of our non-performing loans were non-accrual loans. A loan is generally returned to accrual status when the loan is current and we have reasonable assurance that the loan will be fully collectible.

We monitor non-accrual loans both within and beyond our primary lending area in the same manner. Monitoring loans generally involves inspecting and re-appraising the collateral properties; holding discussions with the principals and managing agents of the borrowing entities and/or retained legal counsel, as applicable; requesting financial, operating, and rent roll information; confirming that hazard insurance is in place or force-placing such insurance; monitoring tax payment status and advancing funds as needed; and appointing a receiver, whenever possible, to collect rents, manage the operations, provide information, and maintain the collateral properties.

It is our policy to order updated appraisals for all non-performing loans, irrespective of loan type, that are collateralized by multi-family buildings, CRE properties, or land, in the event that such a loan is 90 days or more past due, and if the most recent appraisal on file for the property is more than one year old. Appraisals are ordered annually until such time as the loan becomes performing and is returned to accrual status. It is not our policy to obtain updated appraisals for performing loans. However, appraisals may be ordered for performing loans when a borrower requests an increase in the loan amount, a modification in loan terms, or an extension of a maturing loan. We do not analyze current LTVs on a portfolio-wide basis.

Non-performing loans are reviewed regularly by management and discussed on a monthly basis with the Mortgage Committee, the Credit Committee, and the Board of Directors of the Bank, as applicable. In accordance with our charge-off policy, collateral-dependent non-performing loans are written down to their current appraised values, less certain transaction costs. Workout specialists from our Loan Workout Unit actively pursue borrowers who are delinquent in repaying their loans in an effort to collect payment. In addition, outside counsel with experience in foreclosure proceedings are retained to institute such action with regard to such borrowers.

Properties and other assets that are acquired through foreclosure are classified as repossessed assets, and are recorded at fair value at the date of acquisition, less the estimated cost of selling the property. Subsequent declines in the fair value of the assets are charged to earnings and are included in non-interest expense. It is our policy to require an appraisal and an environmental assessment of properties classified as OREO before foreclosure, and to re-appraise the properties on an as-needed basis, and not less than annually, until they are sold. We dispose of such properties as quickly and prudently as possible, given current market conditions and the property’s condition.

To mitigate the potential for credit losses, we underwrite our loans in accordance with credit standards that we consider to be prudent. In the case of multi-family and CRE loans, we look first at the consistency of the cash flows being generated by the property to determine its economic value using the “income approach,” and then at the market value of the property that collateralizes the loan. The amount of the loan is then based on the lower of the two values, with the economic value more typically used.

The condition of the collateral property is another critical factor. Multi-family buildings and CRE properties are inspected from rooftop to basement as a prerequisite to approval, with a member of the Mortgage or Credit Committee participating in inspections on multi-family loans to be originated in excess of $7.5 million, and a member of the Mortgage or Credit Committee participating in inspections on CRE loans to be originated in excess of $4.0 million. Furthermore, independent appraisers, whose appraisals are carefully reviewed by our experienced in-house appraisal officers and staff, perform appraisals on collateral properties. In many cases, a second independent appraisal review is performed.

In addition, we work with a select group of mortgage brokers who are familiar with our credit standards and whose track record with our lending officers is typically greater than ten years. Furthermore, in New York City, where the majority of the buildings securing our multi-family loans are located, the rents that tenants may be charged on certain apartments are typically restricted under certain rent-control or rent-stabilization laws. As a result, the rents that tenants pay for such apartments are generally lower than current market rents. Buildings with a preponderance of such rent-regulated apartments are less likely to experience vacancies in times of economic adversity.

Reflecting the strength of the underlying collateral for these loans and the collateral structure, a relatively small percentage of our non-performing multi-family loans have resulted in losses over time.

To further manage our credit risk, our lending policies limit the amount of credit granted to any one borrower, and typically require minimum DSCRs of 120% for multi-family loans and 130% for CRE loans. Although we typically lend up to 75% of the appraised value on multi-family buildings and up to 65% on commercial properties, the average LTVs of such credits at origination were below those amounts at December 31, 2021. Exceptions to these LTV limitations are minimal and are reviewed on a case-by-case basis.

The repayment of loans secured by commercial real estate is often dependent on the successful operation and management of the underlying properties. To minimize our credit risk, we originate CRE loans in adherence with conservative underwriting standards, and require that such loans qualify on the basis of the property’s current income stream and DSCR. The approval of a CRE loan also depends on the borrower’s credit history, profitability, and expertise in property management. Given that our CRE loans are underwritten in accordance with underwriting standards that are similar to those applicable to our multi-family credits, the percentage of our non-performing CRE loans that have resulted in losses has been comparatively small over time.

Multi-family and CRE loans are generally originated at conservative LTVs and DSCRs, as previously stated. Low LTVs provide a greater likelihood of full recovery and reduce the possibility of incurring a severe loss on a credit; in many cases, they reduce the likelihood of the borrower “walking away” from the property. Although borrowers may default on loan payments, they have a greater incentive to protect their equity in the collateral property and to return their loans to performing status. Furthermore, in the case of multi-family loans, the cash flows generated by the properties are generally below-market and have significant value.

With regard to ADC loans, we typically lend up to 75% of the estimated as-completed market value of multi-family and residential tract projects; however, in the case of home construction loans to individuals, the limit is 80%. With respect to commercial construction loans, we typically lend up to 65% of the estimated as-completed market value of the property. Credit risk is also managed through the loan disbursement process. Loan proceeds are disbursed periodically in increments as construction progresses, and as warranted by inspection reports provided to us by our own lending officers and/or consulting engineers.

To minimize the risk involved in specialty finance lending and leasing, each of our credits is secured with a perfected first security interest or outright ownership in the underlying collateral, and structured as senior debt or as a non-cancellable lease. To further minimize the risk involved in specialty finance lending and leasing, we re-underwrite each transaction. In addition, we retain outside counsel to conduct a further review of the underlying documentation.

Other C&I loans are typically underwritten on the basis of the cash flows produced by the borrower’s business, and are generally collateralized by various business assets, including, but not limited to, inventory, equipment, and accounts receivable. As a result, the capacity of the borrower to repay is substantially dependent on the degree to which the business is successful. Furthermore, the collateral underlying the loan may depreciate over time, may not be conducive to appraisal, and may fluctuate in value, based upon the operating results of the business. Accordingly, personal guarantees are also a normal requirement for other C&I loans.

The procedures we follow with respect to delinquent loans are generally consistent across all categories, with late charges assessed, and notices mailed to the borrower, at specified dates. We attempt to reach the borrower by telephone to ascertain the reasons for delinquency and the prospects for repayment. When contact is made with a borrower at any time prior to foreclosure or recovery against collateral property, we attempt to obtain full payment, and will consider a repayment schedule to avoid taking such action. Delinquencies are addressed by our Loan Workout Unit and every effort is made to collect rather than initiate foreclosure proceedings.

The following table presents our loans 30 to 89 days past due by loan type and the changes in the respective balances from December 31, 2021 to December 31, 2020:

			Change from December 31, 2020 to December 31, 2021
(dollars in millions)	December 31, 2021	December 31, 2020	Amount	Percent
Loans 30-89 Days Past Due:
Multi-family	$57	$4	$53	1325%
Commercial real estate	2	10	(8)	-80
One-to-four family	8	2	6	300
Acquisition, development, and construction	—	—	—	NM
Other loans	—	—	—	NM

Total loans 30-89 days past due	$67	$16	$51	319%

Fair values for all multi-family buildings, CRE properties, and land are determined based on the appraised value. If an appraisal is more than one year old and the loan is classified as either non-performing or as an accruing TDR, then an updated appraisal is required to determine fair value. Estimated disposition costs are deducted from the fair value of the property to determine estimated net realizable value. In the instance of an outdated appraisal on an impaired loan, we adjust the original appraisal by using a third-party index value to determine the extent of impairment until an updated appraisal is received.

While we strive to originate loans that will perform fully, adverse economic and market conditions, among other factors, can negatively impact a borrower’s ability to repay. Historically, our level of charge-offs has been relatively low in downward credit cycles, even when the volume of non-performing loans has increased. In 2021, we recorded a net recovery of $2 million, as compared to net charge-offs of $19 million in the previous year. Taxi medallion-related net charge-offs accounted for $2 million of this year’s amount compared to $12 million of last year’s amount.

Partially reflecting the net recoveries noted above, and the provision of $3 million for the allowance for loan losses, the allowance for losses on loans increased $5 million, equaling $199 million at December 31, 2021 from $194 million at December 31, 2020. Reflecting the decrease in non-performing loans cited earlier in this discussion, the allowance for credit losses represented 611.79% of non-performing loans at December 31, 2021, as compared to 513.55% at the prior year-end.

Based upon all relevant and available information at the end of this December, management believes that the allowance for losses on loans was appropriate at that date.

The following table presents information about our five largest non-performing loans at December 31, 2021:

(dollars in millions)	Loan No. 1	Loan No. 2 (2)	Loan No. 3	Loan No. 4	Loan No. 5
Type of Loan	CRE	Multi-Family	CRE	Multi-Family	CRE
Origination date	06/20/14	07/28/2015	09/20/2016	07/24/2020	06/16/2003
Origination balance	$10	$8	$10	$2	$2
Full commitment balance (1)	$10	$8	$10	$2	$2
Balance at December 31, 2021	$8	$7	$6	$2	$1
Associated allowance	$—	$—	$—	$—	$—
Non-accrual date	October 2019	January 2021	November 2021	November 2021	October 2015
Origination LTV	65%	59%	72%	25%	68%
Current LTV	86%	84%	95%	26%	23%
Last appraisal	November 2021	August 2021	May 2021	December 2021	August 2021

(1)	There are no funds available for further advances on the five largest non-performing loans.
(2)	Loan is a Troubled Debt Restructure.

The following is a description of the five loans identified in the preceding table.

No. 1 - The borrower is an owner of real estate and is based in New York. The loan is collateralized by an 8,566 square foot, retail condo unit located in New York, New York.

No. 2 - The borrower is an owner of real estate and is based in New York. The loan is collateralized by a 6 story plus basement walk-up, mixed use building, containing 50 residential units and 5 commercial units, located in New York, NY.

No. 3 - The borrower is an owner of real estate and is based in New Florida. The loan is collateralized by retail property containing 8,490 square feet of gross leasable area, located in Miami, Fl.

No. 4 - The borrower is an owner of real estate and is based in New York. This loan is collateralized by one three (3) story walk-up building containing 6 residential units, 1 four (4) story walk-up building containing 8 residential units and 1 four (4) story mixed use building containing 6 residential units and 1 commercial unit located in Brooklyn, New York.

No. 5 - The borrower is an owner of real estate and is based in New York. This loan is collateralized by a 19,508 square foot commercial building in Woodhaven, New York.

Troubled Debt Restructurings

In an effort to proactively manage delinquent loans, we have selectively extended such concessions as rate reductions and extensions of maturity dates, as well as forbearance agreements, to certain borrowers who have experienced financial difficulty. In accordance with GAAP, we are required to account for such loan modifications or restructurings as TDRs.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each transaction, which may change from period to period, and involve management’s judgment regarding the likelihood that the concession will result in the maximum recovery for the Company.

Loans modified as TDRs are placed on non-accrual status until we determine that future collection of principal and interest is reasonably assured. This generally requires that the borrower demonstrate performance according to the restructured terms for at least six consecutive months.

At December 31, 2021, loans modified as TDRs totaled $29 million, including accruing loans of $16 million and non-accrual loans of $13 million. At the prior year-end, loans modified as TDRs totaled $34 million, including accruing loans of $15 million and non-accrual loans of $19 million.

Analysis of Troubled Debt Restructurings

The following table sets forth the changes in our TDRs over the twelve months ended December 31, 2021:

(in millions)	Accruing	Non- Accrual	Total
Balance at December 31, 2020	$15	$19	$34
New TDRs	1	10	11
Charge-offs	—	(4)	(4)
Transferred from performing	—	—	—
Loan payoffs, including dispositions and principal pay-downs	—	(12)	(12)

Balance at December 31, 2021	$16	$13	$29

Loans on which concessions were made with respect to rate reductions and/or extensions of maturity dates totaled $29 million and $18 million, respectively, at December 31, 2021 and 2020; loans in connection with which forbearance agreements were reached amounted to $0 million and $16 million at the respective dates.

Based on the number of loans performing in accordance with their revised terms, our success rate for restructured CRE loans was 100%; for one-to-four loans it was 0% at the end of this December; our success rate for other loans was 15%, at that date.

On a limited basis, we may provide additional credit to a borrower after the loan has been placed on non-accrual status or modified as a TDR if, in management’s judgment, the value of the property after the additional loan funding is greater than the initial value of the property plus the additional loan funding amount. In 2021, no such additional credit was provided. Furthermore, the terms of our restructured loans typically would not restrict us from cancelling outstanding commitments for other credit facilities to a borrower in the event of non-payment of a restructured loan.

For additional information about our TDRs at December 31, 2021 and 2020, see the discussion of “Asset Quality” in Note 5, “Loans and Leases” in Item 8, “Financial Statements and Supplementary Data.”

Except for the non-accrual loans and TDRs disclosed in this filing, we did not have any potential problem loans at December 31, 2021 that would have caused management to have serious doubts as to the ability of a borrower to comply with present loan repayment terms and that would have resulted in such disclosure if that were the case.

Loan Deferrals

Under U.S. GAAP, banks are required to assess modifications to a loan’s terms for potential classification as a TDR. A loan to a borrower experiencing financial difficulty is classified as a TDR when a lender grants a concession that it would otherwise not consider, such as a payment deferral or interest concession. In order to encourage banks to work with impacted borrowers, the CARES Act and bank regulators have provided relief from TDR accounting. The main benefits of TDR relief include a capital benefit in the form of reduced risk-weighted assets, as TDRs are more heavily risk-weighted for capital purposes; aging of the loans is frozen, i.e., they will continue to be reported in the same delinquency bucket they were in at the time of modification; and the loans are generally not reported as non-accrual during the modification period.

Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the COVID-19 national emergency declaration or (B) December 31, 2020. In December 2020, Congress amended the CARES Act through the Consolidated Appropriations Act of 2021, which provided additional COVID-19 relief to American families and businesses, including extending TDR relief under the CARES Act. The CARES Act expired on December 31, 2021.

During the second quarter of 2020, the Company implemented various loan modification programs with some of its borrowers, in accordance with the CARES Act and interagency regulatory guidance. These modifications were primarily full payment deferrals for an initial six month period, with the ability to extend again at the end of the deferral period, at the Bank’s discretion. Most of these deferrals were entered into during April and May, and were therefore, they were eligible to come off of their deferral period beginning in the fourth quarter of 2020, and the remaining were eligible to come off their deferral during the first quarter of 2021. Accordingly, at December 31, 2021, 100% of the Company’s full-payment deferrals had returned to payment status.

In addition to the full-payment deferrals, the Company entered into certain modifications whereby the borrowers are paying interest and escrow only. At December 31, 2021, principal deferrals totaled $479 million, down $2.1 billion or 81% compared to $2.5 billion at December 31, 2020 and down $435 million or 48% compared to $914 million at September 30, 2021.

The following table reflects as of December 31, 2021, the aggregate amount of principal deferrals by various categories:

			Deferred as
			a % of	Weighted
	Amount in	Outstanding	Total	Average
	Deferral	Balance	Portfolio	LTV
(dollars in millions)
Multi-Family	$351	$34,571	1.0%	56.8%
CRE:
Office	113	3,112	3.6%	74.3%
Retail	6	1,759	0.3%	115.6%
Mixed Use	3	543	0.6%	55.3%
Other	—	1,284	0.0%	N/A

Sub-total CRE	$122	$6,698	1.8%	75.7%

Total multi-family and CRE	$473	$41,269	1.1%	61.7%

Other	$6

Total	$479

Additionally, the allowance for credit losses on accrued interest receivable on loans, including loans in the deferral program, was $1.0 million, as of December 31, 2021.

Asset Quality Analysis

The following table presents information regarding our asset quality measures at each year-end in the three years ended December 31, 2021.

	At or for the Years Ended December 31,
	2021	2020	2019
Non-performing loans to total loans	0.07%	0.09%	0.15%
Non-performing assets to total assets	0.07%	0.08	0.14
Allowance for losses on loans to non-performing loans	611.79	513.55	241.07
Allowance for losses on loans to total loans	0.44	0.45	0.35

The following table presents information on the Company’s net charge-offs as compared to average loans outstanding for the three years ended December 31, 2021:

	For the Year Ended
	December 31,
(dollars in millions)	2021	2020	2019
Multi-family
Net charge-offs (recoveries) during the period	$1	$(1)	$1
Average amount outstanding	$32,424	$31,322	$29,993
Net charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.00%
Commercial real estate
Net charge-offs (recoveries) during the period	$2	$2	$—
Average amount outstanding	$5,489	$6,009	$6,220
Net charge-offs (recoveries) as a percentage of average loans	0.04%	0.03%	0.00%
One-to-Four Family
Net charge-offs (recoveries) during the period	$1	$—	$1
Average amount outstanding	$191	$314	$415
Net charge-offs (recoveries) as a percentage of average loans	0.52%	0.00%	0.24%
Acquisition, Development and Construction
Net charge-offs (recoveries) during the period	$—	$—	$—
Average amount outstanding	$152	$116	$311
Net charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.00%
Other Loans
Net charge-offs (recoveries) during the period	$(6)	$18	$17
Average amount outstanding	$4,944	$4,267	$3,446
Net charge-offs (recoveries) as a percentage of average loans	-0.12%	0.42%	0.49%
Total loans
Net charge-offs (recoveries) during the period	$(2)	$19	$19
Average amount outstanding	$43,200	$42,028	$40,385
Net charge-offs (recoveries) as a percentage of average loans	0.00%	0.04%	0.05%

The following table sets forth the allocation of the consolidated allowance for losses on loans, at each year-end for the three years ended December 31, 2021:

	2021		2020		2019
(dollars in millions)	Amount	Percent of Loans in Each Category to Total Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Loans Held for Investment	Amount	Percent of Loans in Each Category to Total Loans Held for Investment
Multi-family loans	$159	75.75%	$150	75.28%	$97	74.46%
Commercial real estate loans	17	14.66	24	15.96	21	16.93
One-to-four family residential loans	1	0.35	1	0.55	1	0.91
Acquisition, development, and construction loans	2	0.46	1	0.21	4	0.48
Other loans	20	8.78	18	8.00	25	7.22

Total loans	$199	100.00%	$194	100.00%	$148	100.00%

Each of the preceding allocations was based upon an estimate of various factors, as discussed in “Critical Accounting Policies” earlier in this report, and a different allocation methodology may be deemed to be more appropriate in the future. In addition, it should be noted that the portion of the allowance for losses on loans allocated to each loan category does not represent the total amount available to absorb losses that may occur within that category, since the total loan loss allowance is available for the entire loan portfolio.

The following table presents a geographical analysis of our non-performing loans at December 31, 2021:

(in millions)
New York	$25
New Jersey	1
All other states	7

Total non-performing loans	$33

Securities

Total securities were $5.8 billion, or 10%, of total assets at December 31, 2021, unchanged compared to December 31, 2020. At December 31, 2021 and December 31, 2020, all of our securities were designated as “Available-for-Sale”. At December 31, 2021, 26% of the securities portfolio was tied to floating rates, 25% of which are currently floating.

At December 31, 2021, available-for-sale securities had an estimated weighted average life of 6.9 years. Included in the year-end amount were mortgage-related securities of $2.8 billion and other debt securities of $3.0 billion.

At the prior year-end, available-for-sale securities were $5.8 billion, and had an estimated weighted average life of 4.9 years. Mortgage-related securities accounted for $3.0 billion of the year-end balance, with other debt securities accounting for the remaining $2.8 billion.

The investment policies of the Company and the Bank are established by the Board of Directors and implemented by the ALCO. ALCO meets monthly or on an as-needed basis to review the portfolios and specific capital market transactions. In addition, the securities portfolios and investment activities are reviewed monthly by the Board of Directors. Furthermore, the policy governing the investment portfolio activities is reviewed at least annually by the ALCO and ratified by the Board of Directors.

Our general investment strategy is to purchase liquid investments with various maturities to ensure that our overall interest rate risk position stays within the required limits of our investment policies. We generally limit our investments to GSE obligations and U.S. Treasury obligations. At December 31, 2021 and 2020, GSE obligations and U.S. Treasury obligations together represented 83% and 82% of total securities, respectively. The remainder of the portfolio at those dates was comprised of corporate bonds, foreign notes, capital trust notes, and municipal obligations.

The following table summarizes the weighted average yields of debt securities for the maturities indicated at December 31, 2021:

	Mortgage- Related Securities	U.S. Government and GSE Obligations	State, County, and Municipal	Other Debt Securities (2)
Available-for-Sale Debt Securities: (1)
Due within one year	2.72%	0.06%	—%	1.01%
Due from one to five years	3.23	3.52	—	1.83
Due from five to ten years	2.48	1.62	3.52	2.24
Due after ten years	1.84	1.60	3.33	1.09
Total debt securities available for sale	1.98	1.59	3.48	1.72

(1)

The weighted average yields are calculated by multiplying each carrying value by its yield and dividing the sum of these results by the total carrying values and are not presented on a tax-equivalent basis.

(2)	Includes corporate bonds, capital trust notes, foreign notes, and asset-backed securities.

Federal Home Loan Bank Stock

As a member of the FHLB-NY, the Bank is required to acquire and hold shares of its capital stock. At December 31, 2021, the Bank held FHLB-NY stock in the amount of $734 million. At December 31, 2020, the Bank held FHLB-NY stock in the amount of $714 million. Dividends from the FHLB-NY to the Bank totaled $32 million and $36 million, respectively, in 2021 and 2020.

Bank-Owned Life Insurance

BOLI is recorded at the total cash surrender value of the policies in the Consolidated Statements of Condition, and the income generated by the increase in the cash surrender value of the policies is recorded in “Non-interest income” in the Consolidated Statements of Income and Comprehensive Income. Reflecting an increase in the cash surrender value of the underlying policies, our investment in BOLI rose $20 million year-over-year to $1.2 billion at December 31, 2021.

Goodwill

We record goodwill in our consolidated statements of condition in connection with certain of our business combinations. Goodwill, which is tested at least annually for impairment, refers to the difference between the purchase price and the fair value of an acquired company’s assets, net of the liabilities assumed.

For more information about the Company’s goodwill, see the discussion of “Summary of Significant Accounting Policies” in the Footnote 2 of these consolidated statements.

Sources of Funds

The Parent Company has four primary funding sources for the payment of dividends, share repurchases, and other corporate uses: dividends paid to the Parent Company by the Bank; capital raised through the issuance of securities; funding raised through the issuance of debt instruments; and repayments of, and income from, investment securities.

On a consolidated basis, our funding primarily stems from a combination of the following sources: retail, institutional, and brokered deposits; borrowed funds, primarily in the form of wholesale borrowings; cash flows generated through the repayment and sale of loans; and cash flows generated through the repayment and sale of securities.

In 2021, loan repayments and sales generated cash flows of $10.4 billion, as compared to $11.9 billion in 2020. Cash flows from repayments accounted for $10.4 billion and $11.9 billion of the respective totals, and cash flows from sales accounted for $37 million and $3 million in 2021 and 2020, respectively.

In 2021, cash flows from the repayment securities totaled $1.7 billion, while the purchase of securities amounted to $1.8 billion for the year. By comparison, cash flows from the repayment and sale of securities totaled $2.1 billion and $484 million, respectively, in 2020, and were offset by the purchase of securities totaling $2.5 billion.

In 2021, the cash flows from loans and securities were primarily deployed into the production of multi-family loans held for investment, as well as held-for-investment CRE loans and specialty finance loans and leases.

Deposits

Total deposits increased $2.6 billion or 8% on a year-over-year basis to $35.1 billion. Deposit growth was driven by growth in savings accounts and non-interest bearing accounts and offset by a decline in CDs. Compared to the fourth quarter of last year, CDs declined $1.9 billion or 18% to $8.4 billion, while savings accounts increased $2.5 billion or 39% to $8.9 billion and interest bearing checking and money market accounts increased over the same timeframe by $599 million or 5% to $13.2 billion. Non-interest-bearing accounts rose $1.5 billion or 47% to $4.5 billion at December 31, 2021.

While the vast majority of our deposits are retail in nature (i.e., they are deposits we have gathered through our branches or through business combinations), institutional deposits and municipal deposits are also part of our deposit mix. Retail deposits rose $2.4 billion year-over-year to $27.2 billion, while institutional deposits rose $161 million to $1.4 billion at year-end. Municipal deposits represented $751 million of total deposits at the end of this December, a $259 million decrease from the balance at December 31, 2020.

Included in total deposits at year-end 2021 were $4 billion in loan-related deposits compared to $3.5 billion at year-end 2020. Total deposits at December 31, 2021 also included $1 billion of deposits related to our Banking as a Service initiative, which was launched earlier in 2021.

Depending on their availability and pricing relative to other funding sources, we also include brokered deposits in our deposit mix. Brokered deposits accounted for $5.7 billion of our deposits at the end of this December, compared to $5.3 billion at December 31, 2020. Brokered money market accounts represented $2.9 billion of total brokered deposits at December 31, 2021 and $3.0 billion at December 31, 2020; brokered interest-bearing checking accounts represented $1.6 billion and $1.3 billion, respectively, at the corresponding dates. At December 31, 2021, we had $1.2 billion of brokered CDs, compared to $1.0 billion at December 31, 2020.

The following table indicates the amount of time deposits, by account, that are in excess of the FDIC insurance limit (currently $250,000) by time remaining until maturity as of December 31, 2021.

December 31,
(in millions)	2021
Portion of U.S. time deposits in excess of insurance limit	$2,747
Time deposits otherwise uninsured with a maturity of:
3 months or less	$787
Over 3 months through 6 months	467
Over 6 months through 12 months	519
Over 12 months	974

Total time deposits otherwise uninsured	$2,747

Our uninsured deposits, on an unconsolidated basis, are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $10.1 billion and $11.3 billion at December 31, 2021 and 2020, respectively. These amounts were estimated based on the same methodologies and assumptions used for regulatory reporting purposes.

Borrowed Funds

The majority of our borrowed funds are wholesale borrowings and consist of FHLB-NY advances, repurchase agreements, and federal funds purchased, and, to a lesser extent, junior subordinated debentures and subordinated notes. At December 31, 2021, total borrowed funds increased $478 million or 3% to $16.6 billion compared to the balance at December 31, 2020. The bulk of the year-over-year increase was driven by an increase in the balance of wholesale borrowings.

Wholesale Borrowings

Wholesale borrowings totaled $15.9 billion and $15.4 billion, respectively, at December 31, 2021 and 2020, representing 27% of total assets at both dates. FHLB-NY advances accounted for $15.1 billion of the year-end 2021 balance, as compared to $14.6 billion at the prior year-end. Pursuant to blanket collateral agreements with the Bank, our FHLB-NY advances and overnight advances are secured by pledges of certain eligible collateral in the form of loans and securities. (For more information regarding our FHLB-NY advances, see the discussion that appears earlier in this report regarding our membership and our ownership of stock in the FHLB-NY.) At December 31, 2021 and 2020, $8.3 billion of our wholesale borrowings had callable features.

Also included in wholesale borrowings were repurchase agreements of $800.0 million at December 31, 2021 and 2020. Repurchase agreements are contracts for the sale of securities owned or borrowed by the Bank with an agreement to repurchase those securities at agreed-upon prices and dates.

Our repurchase agreements are primarily collateralized by GSE obligations, and may be entered into with the FHLB-NY or certain brokerage firms. The brokerage firms we utilize are subject to an ongoing internal financial review to ensure that we borrow funds only from those dealers whose financial strength will minimize the risk of loss due to default. In addition, a master repurchase agreement must be executed and on file for each of the brokerage firms we use.

We had no federal funds purchased at both December 31, 2021 and 2020.

Junior Subordinated Debentures

Junior subordinated debentures totaled $361 million at December 31, 2021, slightly higher than the balance at the prior year-end reflecting discount accretion.

Subordinated Notes

At December 31, 2021, the balance of subordinated notes was $296 million, relatively unchanged from December 31, 2020.

See Note 9, “Borrowed Funds,” in Item 8, “Financial Statements and Supplementary Data” for a further discussion of our wholesale borrowings, our junior subordinated debentures and subordinated debt.

Liquidity, Contractual Obligations and Off-Balance Sheet Commitments, and Capital Position

Liquidity

We manage our liquidity to ensure that our cash flows are sufficient to support our operations, and to compensate for any temporary mismatches between sources and uses of funds caused by variable loan and deposit demand.

We monitor our liquidity daily to ensure that sufficient funds are available to meet our financial obligations. Our most liquid assets are cash and cash equivalents, which totaled $2.2 billion and $1.9 billion, respectively, at December 31, 2021 and 2020. As in the past, our loan and securities portfolios provided meaningful liquidity in 2021, with cash flows from the repayment and sale of loans totaling $10.4 billion and cash flows from the repayment and sale of securities totaling $1.7 billion.

Additional liquidity stems from deposits and from our use of wholesale funding sources, including brokered deposits and wholesale borrowings. In addition, we have access to the Bank’s approved lines of credit with various counterparties, including the FHLB-NY. The availability of these wholesale funding sources is generally based on the amount of mortgage loan collateral available under a blanket lien we have pledged to the respective institutions and, to a lesser extent, the amount of available securities that may be pledged to collateralize our borrowings. At December 31, 2021, our available borrowing capacity with the FHLB-NY was $8.4 billion. In addition, the Bank had available-for-sale securities of $5.8 billion, of which, $4.6 billion is unpledged.

Furthermore, the Bank has agreements with the FRB-NY that enable it to access the discount window as a further means of enhancing their liquidity. In connection with these agreements, the Bank has pledged certain loans and securities to collateralize any funds they may borrow. At December 31, 2021, the maximum amount the Bank could borrow from the FRB-NY was $1.0 billion. There were no borrowings against these lines of credit at December 31, 2021.

Our primary investing activity is loan production, and the volume of loans we originated for investment totaled $13.1 billion in 2021. During this time, the net cash used in investing activities totaled $2.8 billion; the net cash provided by our operating activities totaled $290 million. Our financing activities provided net cash of $2.7 billion.

CDs due to mature or reprice in one year or less from December 31, 2021 totaled $7.5 billion, representing 88% of total CDs at that date. Our ability to attract and retain retail deposits, including CDs, depends on numerous factors, including, among others, the convenience of our branches and our other banking channels; our customers’ satisfaction with the service they receive; the rates of interest we offer; the types of products we feature; and the attractiveness of their terms.

Our decision to compete for deposits also depends on numerous factors, including, among others, our access to deposits through acquisitions, the availability of lower-cost funding sources, the impact of competition on pricing, and the need to fund our loan demand.

The Parent Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to operating expenses and any share repurchases, the Parent Company is responsible for paying any dividends declared to our stockholders. As a Delaware corporation, the Parent Company is able to pay dividends either from surplus or, in case there is no surplus, from net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Parent Company’s ability to pay dividends may also depend, in part, upon dividends it receives from the Bank. The ability of the Bank to pay dividends and other capital distributions to the Parent Company is generally limited by New York State Banking Law and regulations, and by certain regulations of the FDIC. In addition, the Superintendent of the New York State Department of Financial Services (the “Superintendent”), the FDIC, and the FRB, for reasons of safety and soundness, may prohibit the payment of dividends that are otherwise permissible by regulations.

Under New York State Banking Law, a New York State-chartered stock-form savings bank or commercial bank may declare and pay dividends out of its net profits, unless there is an impairment of capital. However, the approval of the Superintendent is required if the total of all dividends declared in a calendar year would exceed the total of a bank’s net profits for that year, combined with its retained net profits for the preceding two years. In 2021, the Bank paid dividends totaling $380 million to the Parent Company, leaving $469 million that it could dividend to the Parent Company without regulatory approval at year-end. Additional sources of liquidity available to the Parent Company at December 31, 2021 included $139 million in cash and cash equivalents. If the Bank was to apply to the Superintendent for approval to make a dividend or capital distribution in excess of the dividend amounts permitted under the regulations, there can be no assurance that such application would be approved.

Contractual Obligations and Off-Balance Sheet Commitments

In the normal course of business, we enter into a variety of contractual obligations in order to manage our assets and liabilities, fund loan growth, operate our branch network, and address our capital needs.

For example, we offer CDs with contractual terms to our customers, and borrow funds under contract from the FHLB-NY and various brokerage firms. These contractual obligations are reflected in the Consolidated Statements of Condition under “Deposits” and “Borrowed funds,” respectively. At December 31, 2021, we had CDs of $8.4 billion and long-term debt (defined as borrowed funds with an original maturity one year or more) of $13.4 billion.

We also are obligated under certain non-cancelable operating leases on the buildings and land we use in operating our branch network and in performing our back-office responsibilities. These obligations are included in the Consolidated Statements of Condition and totaled $249 million at December 31, 2021.

At December 31, 2021, we also had commitments to extend credit in the form of mortgage and other loan originations, as well as commercial, performance stand-by, and financial stand-by letters of credit, totaling $3.1 billion. These off-balance sheet commitments consist of agreements to extend credit, as long as there is no violation of any condition established in the contract under which the loan is made. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee.

The letters of credit we issue consist of performance stand-by, financial stand-by, and commercial letters of credit. Financial stand-by letters of credit primarily are issued for the benefit of other financial institutions, municipalities, or landlords on behalf of certain of our current borrowers, and obligate us to guarantee payment of a specified financial obligation. Performance stand-by letters of credit are primarily issued for the benefit of local municipalities on behalf of certain of our borrowers. Performance letters of credit obligate us to make payments in the event that a specified third party fails to perform under non-financial contractual obligations. Commercial letters of credit act as a means of ensuring payment to a seller upon shipment of goods to a buyer. Although commercial letters of credit are used to effect payment for domestic transactions, the majority are used to settle payments in international trade. Typically, such letters of credit require the presentation of documents that describe the commercial transaction, and provide evidence of shipment and the transfer of title. The fees we collect in connection with the issuance of letters of credit are included in “Fee income” in the Consolidated Statements of Income and Comprehensive Income.

Based upon our current liquidity position, we expect that our funding will be sufficient to fulfill these cash obligations and commitments when they are due both in the short term and long term.

For the year ended December 31, 2021, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

At December 31, 2021, we had no commitments to purchase securities.

Capital Position

As reflected in the following table, our capital measures continued to exceed the minimum federal requirements for a bank holding company at December 31, 2021 and 2020:

At December 31, 2021	Actual		Minimum
(dollars in millions)	Amount	Ratio	Required Ratio
Common equity tier 1 capital	$4,226	9.68%	4.50%
Tier 1 risk-based capital	4,729	10.83	6.00
Total risk-based capital	5,558	12.73	8.00
Leverage capital	4,729	8.46	4.00

At December 31, 2020	Actual		Minimum
(dollars in millions)	Amount	Ratio	Required Ratio
Common equity tier 1 capital	$3,962	9.72%	4.50%
Tier 1 risk-based capital	4,465	10.95	6.00
Total risk-based capital	5,290	12.97	8.00
Leverage capital	4,465	8.52	4.00

At December 31, 2021, the capital ratios for the Company and the Bank continued to exceed the levels required for classification as “well capitalized” institutions, as defined under the Federal Deposit Insurance Corporation Improvement Act of 1991, and as further discussed in Note 19, “Capital,” in Item 8, “Financial Statements and Supplementary Data.”

RESULTS OF OPERATIONS: 2021 AS COMPARED TO 2020

Net Interest Income

Net interest income is our primary source of income. Its level is a function of the average balance of our interest-earning assets, the average balance of our interest-bearing liabilities, and the spread between the yield on such assets and the cost of such liabilities. These factors are influenced by both the pricing and mix of our interest-earning assets and our interest-bearing liabilities which, in turn, are impacted by various external factors, including the local economy, competition for loans and deposits, the monetary policy of the FOMC, and market interest rates.

The cost of our deposits and borrowed funds is largely based on short-term rates of interest, the level of which is partially impacted by the actions of the FOMC. The FOMC reduces, maintains, or increases the target federal funds rate (the rate at which banks borrow funds overnight from one another) as it deems necessary.

While the target federal funds rate generally impacts the cost of our short-term borrowings and deposits, the yields on our held-for-investment loans and other interest-earning assets are typically impacted by intermediate-term market interest rates.

Another factor that impacts the yields on our interest-earning assets—and our net interest income—is the income generated by our multi-family and CRE loans and securities when they prepay. Since prepayment income is recorded as interest income, an increase or decrease in its level will also be reflected in the average yields (as applicable) on our loans, securities, and interest-earning assets, and therefore in our net interest income, our net interest rate spread, and our net interest margin.

It should be noted that the level of prepayment income on loans recorded in any given period depends on the volume of loans that refinance or prepay during that time. Such activity is largely dependent on such external factors as current market conditions, including real estate values, and the perceived or actual direction of market interest rates. In addition, while a decline in market interest rates may trigger an increase in refinancing and, therefore, prepayment income, so too may an increase in market interest rates. It is not unusual for borrowers to lock in lower interest rates when they expect, or see, that market interest rates are rising rather than risk refinancing later at a still higher interest rate.

For the twelve months ended December 31, 2021, net interest income totaled $1.3 billion, up $189 million or 17% compared to the twelve months ended December 31, 2020. The year-over-year improvement was driven by a significant decline in interest expense due to lower funding costs, modestly offset by a yield-driven decline of $19 million in interest income.

Year-Over-Year Comparison

The following factors contributed to the year-over-year increase in net interest income:

•

Interest income on mortgage and other loans, net totaled $1.5 billion, down $17 million compared to full-year 2020, while interest income on securities declined $7 million to $156 million compared to last year. This was partially offset by a $5 million increase on interest income related to cash and cash equivalents.

•

Interest income on mortgages and other loans, net was driven by a $1.2 billion or 3% increase in average loan balances to $43.2 billion, offset by a 14 bps decrease in the average loan yield to 3.53% from 3.67% in 2020.

•

Interest income on securities was negatively impacted by a 38 bps decline in the average yield to 2.35% from 2.73%, offset by a $660 million or 11% increase in the average securities balance to $6.6 billion.

•

Average interest-earning cash and cash equivalent balances more than doubled during full-year 2021 to $2.4 billion compared to $1.1 billion during full-year 2020, while the average yield rose four bps to 0.32%.

•

Interest expense on average interest-bearing deposits declined $192 million or 63% to $114 million during full-year 2021, driven by a 68 bps decrease in the average cost of interest-bearing deposits, while the average balance of interest-bearing deposits rose $638 million or 2% to $29.5 billion.

•	Interest expense on borrowed funds declined $16 million or 5% to $286 million, despite an $876 million or 6% increase in the average balance to $15.7 billion.

•	The average cost of borrowed funds declined 21 bps to 1.82% during full-year 2021.

Net Interest Margin

The direction of the Company’s net interest margin was consistent with that of its net interest income, and generally was driven by the same factors as those described above. Adjusted net interest margin is a non-GAAP financial measure, as more fully discussed below.

	For the Twelve Months Ended
(dollars in millions)	December 31, 2021		December 31, 2020		Change (%)
Total Interest Income	$1,689		$1,708		-1%
Prepayment Income:
Loans	$70		$52		35%
Securities	9		2		350%

Total prepayment income	$79		$54		46%

GAAP Net Interest Margin	2.47%		2.24%		23	bp
Less:
Prepayment income from loans	-14	bp	-11	bp	-3	bp
Prepayment income from securities	-1		—		-1	bp

Total prepayment income contribution to net interest margin	-15	bp	-11	bp	-4	bp
Adjusted Net Interest Margin (non-GAAP)	2.32%		2.13%		19	bp

RECONCILIATION OF NET INTEREST MARGIN AND ADJUSTED NET INTEREST MARGIN

While our net interest margin, including the contribution of prepayment income and the impact from our recent subordinated notes offering, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in this report and other investor communications for the following reasons:

1. Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2. Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

The following table sets forth certain information regarding our average balance sheet for the years indicated, including the average yields on our interest-earning assets and the average costs of our interest-bearing liabilities. Average yields are calculated by dividing the interest income produced by the average balance of interest-earning assets. Average costs are calculated by dividing the interest expense produced by the average balance of interest-bearing liabilities. The average balances for the year are derived from average balances that are calculated daily. The average yields and costs include fees, as well as premiums and discounts (including mark-to-market adjustments from acquisitions), that are considered adjustments to such average yields and costs.

Net Interest Income Analysis

	For the Years Ended December 31,
	2021			2020			2019
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
(dollars in millions)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
ASSETS:
Interest-earning assets:
Mortgage and other loans and leases, net (1)	$43,200	$1,525	3.53%	$42,028	$1,542	3.67%	$40,385	$1,553	3.85%
Securities (2)(3)	6,625	156	2.35	5,965	163	2.73	6,330	235	3.72
Reverse repurchase agreements	430	4	1.05	20	—	0.32	—	—	—
Interest-earning cash and cash equivalents	2,016	4	0.17	1,088	3	0.27	744	17	2.23

Total interest-earning assets	52,271	1,689	3.23	49,101	1,708	3.48	47,459	1,805	3.80
Non-interest-earning assets	5,275			5,008			4,650

Total assets	$57,546			$54,109			$52,109

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$12,829	$31	0.24%	$10,965	$57	0.52%	$10,597	$174	1.65%
Savings accounts	7,612	28	0.36	5,520	32	0.57	4,738	36	0.75
Certificates of deposit	9,094	55	0.60	12,412	217	1.75	13,532	320	2.37

Total interest-bearing deposits	29,535	114	0.38	28,897	306	1.06	28,867	530	1.84
Short term borrowed funds	2,343	8	0.34	2,319	16	0.70	62	1	1.93
Other borrowed funds	13,366	278	2.08	12,514	286	2.28	13,332	317	2.37

Total Borrowed funds	15,709	286	1.82	14,833	302	2.03	13,394	318	2.37

Total interest-bearing liabilities	45,244	400	0.88	43,730	608	1.39	42,261	848	2.01
Non-interest-bearing deposits	4,578			2,957			2,588
Other liabilities	790			714			596

Total liabilities	50,612			47,401			45,445
Stockholders’ equity	6,934			6,708			6,664

Total liabilities and stockholders’ equity	$57,546			$54,109			$52,109

Net interest income/interest rate spread		$1,289	2.35%		$1,100	2.09%		$957	1.79%

Net interest margin			2.47%			2.24%			2.02%

Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.12x			1.12x

(1)	Amounts are net of net deferred loan origination costs/(fees) and the allowances for loan losses and include loans held for sale non-performing loans.
(2)	Amounts are at amortized cost.
(3)	Includes FHLB stock.

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) the changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) the changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Rate/Volume Analysis

	Year Ended			Year Ended
	December 31, 2021			December 31, 2020
	Compared to Year Ended			Compared to Year Ended
	December 31, 2020			December 31, 2019
	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to
(in millions)	Volume	Rate	Net	Volume	Rate	Net
INTEREST-EARNING ASSETS:
Mortgage and other loans and leases, net	$48	$(65)	$(17)	$86	$(97)	$(11)
Securities	28	(35)	(7)	(13)	(60)	(73)
Reverse repurchase agreements	4	—	4	—	—	—
Interest Earning Cash & Cash Equivalent	1	—	1	15	(28)	(13)

Total	81	(100)	(19)	88	(185)	(97)

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and money market accounts	$12	$(38)	$(26)	$6	$(124)	$(118)
Savings accounts	(148)	144	(4)	9	(13)	(4)
Certificates of deposit	(47)	(115)	(162)	(24)	(78)	(102)
Short Term Borrowed Funds	—	(8)	(8)	15	—	15
Other Borrowed Funds	25	(33)	(8)	(19)	(12)	(31)

Totals	(158)	(50)	(208)	(13)	(227)	(240)

Change in net interest income	$239	$(50)	$189	$101	$42	$143

Provision for Credit Losses

During 2021, the provision for credit losses totaled $3 million, down $59 million compared to the $62 million we reported during 2020. For additional information about our methodologies for recording recoveries of, and provisions for, loan losses, see the discussion of the loan loss allowance under “Critical Accounting Policies” and the discussion of “Asset Quality” that appear earlier in this report.

Non-Interest Income

We generate non-interest income through a variety of sources, including—among others—fee income (in the form of retail deposit fees and charges on loans); income from our investment in BOLI; gains on sales of securities; and “other” sources, including the revenues produced through the sale of third-party investment products.

For the twelve months ended December 31, 2021, non-interest income totaled $61 million, unchanged compared to the twelve months ended December 31, 2020.

Non-Interest Income Analysis

The following table summarizes our sources of non-interest income for the years ended December 31, 2021, 2020, and 2019:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Fee income	$23	$22	$29
BOLI income	29	32	28
Net gain (loss) on securities	—	1	8
Other income:
Third-party investment product sales	5	4	7
Other	4	2	12

Total other income	9	6	19

Total non-interest income	$61	$61	$84

Non-Interest Expense

For the twelve months ended December 31, 2021 total non-interest expense was $541 million up $30 million or 6% compared to the twelve months December 31, 2020. Included in the 2021 amount are $23 million of merger-related expenses. Excluding this item, operating expenses for the twelve months ended December 31, 2021 were $518 million, up $7 million or 1% compared to the previous year.

Income Tax Expense

Income tax expense includes federal, New York State, and New York City income taxes, as well as non-material income taxes from other jurisdictions where we operate our branches and/or conduct our mortgage banking business.

For the twelve months ended December 31, 2021, income tax expense totaled $210 million and the Company’s effective tax rate was 26.09% compared to $77 million and an effective tax rate of 13.05% for the twelve months ended December 31, 2020. The year-over-year increase was due to higher pre-tax income and the non-deductibility of certain merger-related expenses, and an increase in the New York State corporate tax rate. Our full-year 2020 income tax expense included a $68 million income tax benefit related to certain tax provisions related to corporations under the CARES Act versus no such benefit during full-year 2021.

RESULTS OF OPERATIONS: 2020 AS COMPARED TO 2019

The results of operations comparison of 2020 compared to 2019 can be found in the Company’s previously filed Annual Report on Form 10-K for the year-ended December 31, 2020 under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations”- Results of Operations: 2020 As Compared to 2019.”

IMPACT OF INFLATION

The consolidated financial statements and notes thereto presented in this report have been prepared in accordance with GAAP, which requires that we measure our financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of a bank’s assets and liabilities are monetary in nature. As a result, the impact of interest rates on our performance is greater than the impact of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

In January 2021, the FASB issued ASU No. 2021-01, an update to ASU 2020-04, which clarifies the scope of the optional relief for reference rate reform provided by ASC Topic 848. The ASU permits entities to apply certain of the optional practical expedients and exceptions in ASC 848 to the accounting for derivative contracts and hedging activities that may be affected by changes in interest rates used for discounting cash flows, computing variation margin settlements and calculating price alignment interest (the “discounting transition”). These optional practical expedients and exceptions may be applied to derivative instruments impacted by the discounting transition even if such instruments do not reference a rate that is expected to be discontinued. The ASU was effective upon issuance and can generally be applied through December 31, 2022. The adoption of this ASU is not expected to have a material impact on the Company’s Consolidated Statements of Condition, results of operations, or cash flows.

RECONCILIATIONS OF SHAREHOLDERS’ EQUITY, COMMON STOCKHOLDERS’ EQUITY, AND TANGIBLE COMMON SHAREHOLDERS’ EQUITY; TOTAL ASSETS AND TANGIBLE ASSETS; AND THE RELATED MEASURES

While stockholders’ equity, common stockholders’ equity, total assets, and book value per common share are financial measures that are recorded in accordance with U.S. GAAP, tangible common stockholders’ equity, tangible assets, and tangible book value per common share are not. It is management’s belief that these non-GAAP measures should be disclosed in this report and others we issue for the following reasons:

1. Tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2. Tangible book value per common share and the ratio of tangible common stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.

Tangible common stockholders’ equity, tangible assets, and the related non-GAAP measures should not be considered in isolation or as a substitute for stockholders’ equity, common stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, common stockholders’ equity, and tangible common stockholders’ equity; our total assets and tangible assets; and the related financial measures for the respective periods follow:

	At or for the Twelve Months Ended December 31,
(dollars in millions)	2021	2020
Stockholders’ Equity	$7,044	$6,842
Less: Goodwill	(2,426)	(2,426)
Preferred stock	(503)	(503)

Tangible common stockholders’ equity	$4,115	$3,913
Total Assets	$59,527	$56,306
Less: Goodwill	(2,426)	(2,426)

Tangible assets	$57,101	$53,880
Common stockholders’ equity to total assets	10.99%	11.26%
Tangible common stockholders’ equity to tangible assets	7.21	7.26
Book value per common share	$14.07	$13.66
Tangible book value per common share	8.85	8.43

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We manage our assets and liabilities to reduce our exposure to changes in market interest rates. The asset and liability management process has three primary objectives: to evaluate the interest rate risk inherent in certain balance sheet accounts; to determine the appropriate level of risk, given our business strategy, operating environment, capital and liquidity requirements, and performance objectives; and to manage that risk in a manner consistent with guidelines approved by the Boards of Directors of the Company and the Bank.

Market Risk

As a financial institution, we are focused on reducing our exposure to interest rate volatility, which represents our primary market risk. Changes in market interest rates represent the greatest challenge to our financial performance, as such changes can have a significant impact on the level of income and expense recorded on a large portion of our interest-earning assets and interest-bearing liabilities, and on the market value of all interest-earning assets, other than those possessing a short term to maturity. To reduce our exposure to changing rates, the Board of Directors and management monitor interest rate sensitivity on a regular or as needed basis so that adjustments to the asset and liability mix can be made when deemed appropriate.

The actual duration of held-for-investment mortgage loans and mortgage-related securities can be significantly impacted by changes in prepayment levels and market interest rates. The level of prepayments may, in turn, be impacted by a variety of factors, including the economy in the region where the underlying mortgages were originated; seasonal factors; demographic variables; and the assumability of the underlying mortgages. However, the factors with the most significant impact on prepayments are market interest rates and the availability of refinancing opportunities.

In 2021, we managed our interest rate risk by taking the following actions: (1) We have continued to emphasize the origination and retention of intermediate-term assets, primarily in the form of multi-family and CRE loans; (2) We have continued the origination of certain C&I loans that feature floating interest rates; (3) Increased the focus on retaining low costs deposits; and (4) Obtained new low cost deposits as part of the banking-as-a-service initiative.

LIBOR Transition Process and Phase Out

In 2017, the FCA, which is responsible for regulating LIBOR, announced that the publication of LIBOR is not guaranteed beyond 2021. In December 2020, the administrator of LIBOR announced its intention to : (i) cease the publication of one-week and two-month U.S. dollar LIBOR after December 31, 2021, and (ii) cease the publication of all other tenors of U.S. dollar LIBOR (one, three, six, and 12-month LIBOR) after June 30, 2023. The administrator for LIBOR announced on March 5, 2021, that it will permanently cease to publish most LIBOR settings beginning on January 1, 2022 and cease to publish the overnight, one-month, three-month, six-month, and 12-month U.S. dollar LIBOR settings on July 1, 2023. Accordingly, the FCA has stated that it does not intend to persuade or compel banks to submit to LIBOR after such respective dates. Until such time, however, FCA panel banks have agreed to continue to support LIBOR. In October 2021, the federal bank regulatory agencies issued a Joint Statement on Managing the LIBOR Transition. In that guidance, the agencies offered their regulatory expectations and outlined potential supervisory and enforcement consequences for banks that fail to adequately plan for and implement the transition away from LIBOR. The FRB established the Alternative Reference Rate Committee (“ARRC”), comprised of a group of private market participants and other members, representing banks and financial sector regulators, to identify a set of alternative reference rates for potential use as benchmarks. The FRB-NY established SOFR as its recommended alternative to LIBOR. In addition to SOFR, the Company is evaluating alternatives other than SOFR as a potential alternative to LIBOR.

The Bank established a sub-committee of ALCO to address issues related to the phase out and transition away from LIBOR. This sub-committee is led by our Chief Financial Officer and consists of personnel from various departments throughout the Bank including lending, loan administration, credit risk management, finance/treasury, including interest rate risk and liquidity management, information technology, and operations. The Company has LIBOR-based contracts that extend beyond June 30, 2023 included in loans and leases, securities, wholesale borrowings, derivative financial instruments, and long-term debt. The sub-committee has reviewed contract fallback language and noted that certain contracts will need updated provisions for the transition and is coordinating with impacted business lines. In complying with industry requirements, the Bank will not offer new LIBOR-based products after December 31, 2021.

Interest Rate Sensitivity Analysis

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time frame if it will mature or reprice within that period of time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time frame and the amount of interest-bearing liabilities maturing or repricing within that same period of time.

At December 31, 2021, our one-year gap was a negative 7.43%, as compared to a negative 4.94% at December 31, 2020. The change in our one-year gap from December 31, 2020, primarily reflects a decrease in loans repricing or maturing coupled with an increase in short term borrowings which was partially offset by an increase in cash and cash equivalents and decrease in maturing CD deposits.

In a rising interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a greater increase in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income. Conversely, in a declining rate environment, an institution with a negative gap would generally be expected to experience a lesser reduction in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income.

In a rising interest rate environment, an institution with a positive gap would generally be expected to experience a greater increase in the yield on its interest-earning assets than it would in the cost of its interest-bearing liabilities, thus producing an increase in its net interest income. Conversely, in a declining rate environment, an institution with a positive gap would generally be expected to experience a lesser reduction in the cost of its interest-bearing liabilities than it would in the yield on its interest-earning assets, thus producing a decline in its net interest income.

The table on the following page sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2021 which, based on certain assumptions stemming from our historical experience, are expected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown as repricing or maturing during a particular time period were determined in accordance with the earlier of (1) the term to repricing, or (2) the contractual terms of the asset or liability.

The table provides an approximation of the projected repricing of assets and liabilities at December 31, 2021 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. For residential mortgage-related securities, prepayment rates are forecasted at a weighted average CPR of 14.24% per annum; for multi-family and CRE loans, prepayment rates are forecasted at weighted average CPRs of 14.76% and 12.57% per annum, respectively. Borrowed funds were not assumed to prepay.

Savings, interest bearing checking and money market accounts were assumed to decay based on a comprehensive statistical analysis that incorporated our historical deposit experience. Based on the results of this analysis, savings accounts were assumed to decay at a rate of 68% for the first five years and 32% for years six through ten. Interest-bearing checking accounts were assumed to decay at a rate of 69% for the first five years and 31% for years six through ten. The decay assumptions reflect the prolonged low interest rate environment and the uncertainty regarding future depositor behavior. Including those accounts having specified repricing dates, money market accounts were assumed to decay at a rate of 80% for the first five years and 20% for years six through ten.

Interest Rate Sensitivity Analysis

	At December 31, 2021
(dollars in millions)	Three Months or Less	Four to Twelve Months	More Than One Year to Three Years	More Than Three Years to Five Years	More Than Five Years to 10 Years	More Than 10 Years	Total
INTEREST-EARNING ASSETS:
Mortgage and other loans (1)	$6,057	$8,098	$16,044	$11,273	$4,233	$—	$45,705
Mortgage-related securities (2)(3)	241	384	775	514	598	278	2,790
Other securities (2)	1,887	215	59	77	1,386	100	3,724
Interest-earning cash and cash equivalents	2,062	—	—	—	—	—	2,062

Total interest-earning assets	10,247	8,697	16,878	11,864	6,217	378	54,281

INTEREST-BEARING LIABILITIES:
Interest-bearing checking and money market accounts	7,210	357	1,611	614	3,417	—	13,209
Savings accounts	2,712	2,422	635	284	2,839	—	8,892
Certificates of deposit	3,441	4,013	905	65	—	—	8,424
Borrowed funds	1,039	2,175	4,675	250	8,280	143	16,562

Total interest-bearing liabilities	14,402	8,967	7,826	1,213	14,536	143	47,087

Interest rate sensitivity gap per period (4)	$(4,155)	$(270)	$9,052	$10,651	$(8,319)	$235	$7,194

Cumulative interest rate sensitivity gap	$(4,155)	$(4,425)	$4,627	$15,278	$6,959	$7,194

Cumulative interest rate sensitivity gap as a percentage of total assets	(6.98)%	(7.43)%	7.77%	25.67%	11.69%	12.09%
Cumulative net interest-earning assets as a percentage of net interest-bearing liabilities	71.15%	81.06%	114.83%	147.14%	114.82%	115.28%

(1)	For the purpose of the gap analysis, loans held for sale, non-performing loans and the allowance for loan losses have been excluded.

(2)	Mortgage-related and other securities, including FHLB stock, are shown at their respective carrying amounts.

(3)	Expected amount based, in part, on historical experience.

(4)	The interest rate sensitivity gap per period represents the difference between interest-earning assets and interest-bearing liabilities.

Prepayment and deposit decay rates can have a significant impact on our estimated gap. While we believe our assumptions to be reasonable, there can be no assurance that the assumed prepayment and decay rates noted above will approximate actual future loan and securities prepayments and deposit withdrawal activity.

To validate our prepayment assumptions for our multi-family and CRE loan portfolios, we perform a monthly analysis, during which we review our historical prepayment rates and compare them to our projected prepayment rates. We continually review the actual prepayment rates to ensure that our projections are as accurate as possible, since prepayments on these types of loans are not as closely correlated to changes in interest rates as prepayments on one-to-four family loans tend to be. In addition, we review the call provisions in our borrowings and investment portfolios and, on a monthly basis, compare the actual calls to our projected calls to ensure that our projections are reasonable.

As of December 31, 2021, the impact of a 100 bp decline in market interest rates for our loans would have had very little impact on prepayment speeds due to the current low interest rates and current coupons being floored at base rates. The impact of a 100 bp increase in market interest rates would have decreased our projected prepayment rates for multi-family and CRE loans by a constant prepayment rate of 3.23% per annum

Certain shortcomings are inherent in the method of analysis presented in the preceding Interest Rate Sensitivity Analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of the market, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in calculating the table. Also, the ability of some borrowers to repay their adjustable-rate loans may be adversely impacted by an increase in market interest rates.

Interest rate sensitivity is also monitored through the use of a model that generates estimates of the change in our Economic Value of Equity (“EVE”) over a range of interest rate scenarios. EVE is defined as the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The EVE ratio, under any interest rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates, and deposit decay rates similar to those utilized in formulating the preceding Interest Rate Sensitivity Analysis.

Based on the information and assumptions in effect at December 31, 2021, the following table sets forth our EVE, assuming the changes in interest rates noted:

(dollars in millions)
Change in Interest Rates (in basis points) (1)	Market Value of Assets	Market Value of Liabilities	Economic Value of Equity	Net Change	Estimated Percentage Change in Economic Value of Equity
+ 200	$55,740	$49,932	$5,808	$(934)	(13.85)%
+ 100	57,255	50,743	6,512	(230)	(3.41)
—	58,736	51,994	6,742	—	—

(1)	The impact of a 100-bp and a 200-bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

The net changes in EVE presented in the preceding table are within the parameters approved by the Boards of Directors of the Company and the Bank.

As with the Interest Rate Sensitivity Analysis, certain shortcomings are inherent in the methodology used in the preceding interest rate risk measurements. Modeling changes in EVE requires that certain assumptions be made which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE analysis presented above assumes that the composition of our interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and also assumes that a particular change in interest rates is reflected uniformly across the yield curve, regardless of the duration to maturity or repricing of specific assets and liabilities. Furthermore, the model does not take into account the benefit of any strategic actions we may take to further reduce our exposure to interest rate risk. Accordingly, while the EVE analysis provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income, and may very well differ from actual results.

We also utilize an internal net interest income simulation to manage our sensitivity to interest rate risk. The simulation incorporates various market-based assumptions regarding the impact of changing interest rates on future levels of our financial assets and liabilities. The assumptions used in the net interest income simulation are inherently uncertain. Actual results may differ significantly from those presented in the following table, due to the frequency, timing, and magnitude of changes in interest rates; changes in spreads between maturity and repricing categories; and prepayments, among other factors, coupled with any actions taken to counter the effects of any such changes. Based on the information and assumptions in effect at December 31, 2021, the following table reflects the estimated percentage change in future net interest income for the next twelve months, assuming the changes in interest rates noted:

Change in Interest Rates (in basis points) (1) (2)	Estimated Percentage Change in Future Net Interest Income
+100 over one year	(1.37)%
+200 over one year	(4.91)

(1)	In general, short- and long-term rates are assumed to increase in parallel fashion across all four quarters and then remain unchanged.
(2)	The impact of a 100bp and a 200-bp reduction in interest rates is not presented in view of the current level of the federal funds rate and other short-term interest rates.

Future changes in our mix of assets and liabilities may result in greater changes to our gap, NPV, and/or net interest income simulation.

In the event that our EVE and net interest income sensitivities were to breach our internal policy limits, we would undertake the following actions to ensure that appropriate remedial measures were put in place:

•	Our ALCO Committee would inform the Board of Directors of the variance, and present recommendations to the Board regarding proposed courses of action to restore conditions to within-policy tolerances.

•

In formulating appropriate strategies, the ALCO Committee would ascertain the primary causes of the variance from policy tolerances, the expected term of such conditions, and the projected effect on capital and earnings.

Where temporary changes in market conditions or volume levels result in significant increases in risk, strategies may involve reducing open positions or employing synthetic hedging techniques to more immediately reduce risk exposure. Where variance from policy tolerances is triggered by more fundamental imbalances in the risk profiles of core loan and deposit products, a remedial strategy may involve restoring balance through natural hedges to the extent possible before employing synthetic hedging techniques. Other strategies might include:

•	Asset restructuring, involving sales of assets having higher risk profiles, or a gradual restructuring of the asset mix over time to affect the maturity or repricing schedule of assets;

•	Liability restructuring, whereby product offerings and pricing are altered or wholesale borrowings are employed to affect the maturity structure or repricing of liabilities;

•	Expansion or shrinkage of the balance sheet to correct imbalances in the repricing or maturity periods between assets and liabilities; and/or

•	Use or alteration of off-balance sheet positions, including interest rate swaps, caps, floors, options, and forward purchase or sales commitments.

In connection with our net interest income simulation modeling, we also evaluate the impact of changes in the slope of the yield curve. At December 31, 2021, our analysis indicated that an immediate inversion of the yield curve would be expected to result in an 8.14% decrease in net interest income; conversely, an immediate steepening of the yield curve would be expected to result in a 1.58% increase in net interest income. It should be noted that the yield curve changes in these scenarios were updated, given the changing market rate environment, which resulted in an increase in the income sensitivity.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our Consolidated Financial Statements and Notes thereto and other supplementary data begin on the following page.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
(in millions, except share data)	2021	2020
ASSETS:
Cash and cash equivalents	$2,211	$1,948
Securities:
Debt securities available-for-sale ($1,168 and $1,278 pledged at December 31, 2021 and 2020, respectively)	5,780	5,813
Equity investments with readily determinable fair values, at fair value	16	32

Total securities	5,796	5,845
Loans held for sale	—	117
Loans and leases held for investment, net of deferred loan fees and costs	45,738	42,884
Less: Allowance for credit losses on loans and leases	(199)	(194)

Total loans and leases, net	45,539	42,807
Federal Home Loan Bank stock, at cost	734	714
Premises and equipment, net	270	287
Operating lease right-of-use assets	249	267
Goodwill	2,426	2,426
Bank-owned life insurance	1,184	1,164
Other real estate owned and other repossessed assets	8	8
Other assets	1,110	840

Total assets	$59,527	$56,306

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Interest-bearing checking and money market accounts	$13,209	$12,610
Savings accounts	8,892	6,416
Certificates of deposit	8,424	10,331
Non-interest-bearing accounts	4,534	3,080

Total deposits	35,059	32,437
Borrowed funds:
Wholesale borrowings:
Federal Home Loan Bank advances	15,105	14,628
Repurchase agreements	800	800

Total wholesale borrowings	15,905	15,428
Junior subordinated debentures	361	360
Subordinated notes	296	296

Total borrowed funds	16,562	16,084
Operating lease liabilities	249	267
Other liabilities	613	676

Total liabilities	52,483	49,464

Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized): Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070 shares issued; and 465,015,643 and 463,901,808 shares outstanding, respectively)	5	5
Paid-in capital in excess of par	6,126	6,123
Retained earnings	741	494
Treasury stock, at cost (25,423,427 and 26,537,262 shares, respectively)	(246)	(258)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax of $17 and $(25), respectively	(45)	67
Net unrealized loss on pension and post-retirement obligations, net of tax of $12 and $22 respectively	(31)	(59)
Net unrealized loss on cash flow hedges, net of tax of $3 and $13, respectively	(9)	(33)

Total accumulated other comprehensive loss, net of tax	(85)	(25)

Total stockholders’ equity	7,044	6,842

Total liabilities and stockholders’ equity	$59,527	$56,306

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
(in millions, except per share data)	2021	2020	2019
INTEREST INCOME:
Loans and leases	$1,525	$1,542	$1,553
Securities and money market investments	164	166	252

Total interest income	1,689	1,708	1,805

INTEREST EXPENSE:
Interest-bearing checking and money market accounts	31	57	174
Savings accounts	28	32	36
Certificates of deposit	55	217	320
Borrowed funds	286	302	318

Total interest expense	400	608	848

Net interest income	1,289	1,100	957
Provision for credit losses	3	62	7

Net interest income after provision for credit loan losses	1,286	1,038	950

NON-INTEREST INCOME:
Fee income	23	22	29
Bank-owned life insurance	29	32	28
Net gain on securities	—	1	8
Other	9	6	19

Total non-interest income	61	61	84

NON-INTEREST EXPENSE:
Operating expenses:
Compensation and benefits	303	301	302
Occupancy and equipment	88	86	89
General and administrative	127	124	120

Total operating expense	518	511	511
Merger-related expenses	23	—	—

Total non-interest expense	541	511	511

Income before income taxes	806	588	523
Income tax expense	210	77	128

Net income	$596	$511	$395
Preferred stock dividends	33	33	33

Net income available to common stockholders	$563	$478	$362

Basic earnings per common share	$1.20	$1.02	$0.77

Diluted earnings per common share	$1.20	$1.02	$0.77

Net income	$596	$511	$395
Other comprehensive income (loss), net of tax:
Change in net unrealized gain (loss) on securities available for sale, net of tax of $42; $(16); and $(18), respectively	(112)	42	46
Change in pension and post-retirement obligations, net of tax of $(8); $2 and $(2)	6	(5)	5
Change in net unrealized (loss) gain on cash flow hedges, net of tax of $(2); $16 and $-, respectively	23	(42)	1
Less: Reclassification adjustment for sales of available-for-sale securities, net of tax of $-; $-; and $2, respectively	—	(1)	(4)
Reclassification adjustment for defined benefit pension plan, net of tax of $(2); $(2) and $(2), respectively	5	5	7
Reclassification adjustment for net gain on cash flow hedges included in net income, net of tax $(7); $(3) and $-, respectively	18	8	—

Total other comprehensive income (loss), net of tax	(60)	7	55

Total comprehensive income, net of tax	$536	$518	$450

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions, except share data)	Shares Outstanding	Preferred Stock (Par Value: $0.01)	Common Stock (Par Value: $0.01)	Paid-in Capital in excess of Par	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Loss, Net of Tax	Total Stockholders’ Equity
Twelve Months Ended December 31, 2021
Balance at December 31, 2020	463,901,808	$503	$5	$6,123	$494	$(258)	$(25)	$6,842
Shares issued for restricted stock, net of forfeitures	2,515,942	—	—	(28)	—	28	—	—
Compensation expense related to restricted stock awards	—	—	—	31	—	—	—	31
Net income	—	—	—	—	596	—	—	596
Dividends paid on common stock ($0.68)	—	—	—	—	(316)	—	—	(316)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(33)	—	—	(33)
Purchase of common stock	(1,402,107)	—	—	—	—	(16)	—	(16)
Other comprehensive income, net of tax	—	—	—	—	—	—	(60)	(60)

Balance at December 31, 2021	465,015,643	$503	$5	$6,126	$741	$(246)	$(85)	$7,044

Twelve Months Ended December 31, 2020
Balance at December 31, 2019	467,346,781	$503	$5	$6,115	$342	$(220)	$(33)	$6,712
Opening retained earnings adjustment (1)	—	—	—	—	(10)	—	—	(10)

Adjusted balance, beginning of period					332			6,702
Shares issued for restricted stock, net of forfeitures	2,321,105	—	—	(22)	—	22	—	—
Compensation expense related to restricted stock awards	—	—	—	30	—	—	—	30
Net income	—	—	—	—	511	—	—	511
Dividends paid on common stock ($0.68)	—	—	—	—	(316)	—	—	(316)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(33)	—	—	(33)
Purchase of common stock	(5,766,078)	—	—	—	—	(60)	—	(60)
Other comprehensive loss, net of tax	—	—	—	—	—	—	8	8

Balance at December 31, 2020	463,901,808	$503	$5	$6,123	$494	$(258)	$(25)	$6,842

Twelve Months Ended December 31, 2019
Balance at December 31, 2018	473,536,604	$503	$5	$6,100	$297	$(162)	$(88)	$6,655
Shares issued for restricted stock, net of forfeitures	1,665,028	—	—	(17)	—	17	—	—
Compensation expense related to restricted stock awards	—	—	—	32	—	—	—	32
Net income	—	—	—	—	395	—	—	395
Dividends paid on common stock ($0.68)	—	—	—	—	(317)	—	—	(317)
Dividends paid on preferred stock ($63.76)	—	—	—	—	(33)	—	—	(33)
Purchase of common stock	(7,854,851)	—	—	—	0	(75)	—	(75)
Other comprehensive loss, net of tax	—	—	—	—	—	—	55	55

Balance at December 31, 2019	467,346,781	$503	$5	$6,115	$342	$(220)	$(33)	$6,712

(1)

Amount represents a $10 million cumulative adjustment, net of tax, to retained earnings as of January 1, 2020, as a result of the adoption of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which became effective January 1, 2020.

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in millions)	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$596	$511	$395
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3	62	7
Depreciation	21	24	27
Amortization of discounts and premiums, net	(5)	11	8
Net (gain) loss on securities	—	(2)	(8)
Net loss (gain) on sales of loans	(1)	—	—
Net gain on sales of fixed assets	—	—	(8)
Stock-based compensation	31	29	32
Deferred tax expense	(13)	219	101
Changes in operating assets and liabilities:
(Increase) decrease in other assets(1)	(284)	(411)	(56)
Increase (decrease) in other liabilities(2)	(6)	9	11
Purchases of securities held for trading	(110)	(15)	(43)
Proceeds from sales of securities held for trading	110	15	43
Origination of loans held for sale	(52)	(119)	—
Proceeds from sales of loans originated for sale	—	—	—

Net cash provided by operating activities	290	334	510

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from repayment of securities available for sale	1,728	2,062	1,962
Proceeds from sales of securities available for sale	—	484	361
Purchase of securities available for sale	(1,796)	(2,514)	(2,503)
Redemption of Federal Home Loan Bank stock	92	173	136
Purchases of Federal Home Loan Bank stock	(112)	(239)	(139)
Proceeds from (purchases of) bank-owned life insurance, net	12	12	(138)
Proceeds from sales of loans	37	3	115
Purchases of loans	(161)	(95)	(864)
Other changes in loans, net	(2,558)	(912)	(998)
Dispositions (purchases) of premises and equipment, net	(4)	1	9

Net cash used in investing activities	(2,762)	(1,025)	(2,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	2,622	780	893
Net increase in short-term borrowed funds	950	1,150	1,100
Proceeds from long-term borrowed funds	2,072	6,925	4,786
Repayments of long-term borrowed funds	(2,544)	(6,550)	(5,538)
Cash dividends paid on common stock	(316)	(316)	(317)
Cash dividends paid on preferred stock	(33)	(33)	(33)
Treasury stock repurchased	—	(50)	(67)
Payments relating to treasury shares received for restricted stock award tax payments	(16)	(9)	(8)

Net cash provided by financing activities	2,735	1,897	816

Net increase (decrease) in cash, cash equivalents, and restricted cash	263	1,206	(733)
Cash, cash equivalents, and restricted cash at beginning of year	1,948	742	1,475

Cash, cash equivalents, and restricted cash at end of year	$2,211	$1,948	$742

Supplemental information:
Cash paid for interest	$402	$633	$813
Cash paid for income taxes	471	118	76
Non-cash investing and financing activities:
Transfers to repossessed assets from loans	$1	$1	$5
Operating lease liabilities arising from obtaining right-of-use assets as of January 1, 2019	—	—	324
Securitization of residential mortgage loans to mortgage-backed securities available for sale	161	53	94
Transfer of loans from held for investment to held for sale	52	—	115
Transfer of loans from held for sale to held for investment	94	—	—
Disposition of premises and equipment	—	—	1
Shares issued for restricted stock awards	28	22	17

(1)

Includes $18 million, $20 million, and $38 million of net amortization of operating lease right-of-use assets for the twelve months ended December 31, 2021, December 31, 2020, and December 31, 2019, respectively.

(2)

Includes $18 million, $20 million, and $38 million of net amortization of operating lease liability for the twelve months ended December 31, 2021, December 31, 2020, and December 31, 2019, respectively.

See accompanying notes to the consolidated financial statements.

NEW YORK COMMUNITY BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND BASIS OF PRESENTATION

Organization

New York Community Bancorp, Inc. (on a stand-alone basis, the “Parent Company” or, collectively with its subsidiaries, the “Company”) was organized under Delaware law on July 20, 1993 and is the holding company for New York Community Bank (hereinafter referred to as the “Bank”).

Founded on April 14, 1859 and formerly known as Queens County Savings Bank, the Bank converted from a state-chartered mutual savings bank to the capital stock form of ownership on November 23, 1993, at which date the Company issued its initial offering of common stock (par value: $0.01 per share) at a price of $25.00 per share ($0.93 per share on a split-adjusted basis, reflecting the impact of nine stock splits between 1994 and 2004).

The Company currently operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Arizona and Florida.

Basis of Presentation

The following is a description of the significant accounting and reporting policies that the Company and its subsidiaries follow in preparing and presenting their consolidated financial statements, which conform to U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are used in connection with the determination of the allowance for loan and lease losses.

The accompanying consolidated financial statements include the accounts of the Company and other entities in which the Company has a controlling financial interest. All inter-company accounts and transactions are eliminated in consolidation. The Company currently has certain unconsolidated subsidiaries in the form of wholly-owned statutory business trusts, which were formed to issue guaranteed capital securities. See Note 9, “Borrowed Funds,” for additional information regarding these trusts.

When necessary, certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

Dollar amounts are presented in millions, as compared to prior year filings which were presented in thousands of dollars.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For cash flow reporting purposes, cash and cash equivalents include cash on hand, amounts due from banks, and money market investments, which include federal funds sold and reverse repurchase agreements. At December 31, 2021 and 2020, the Company’s cash and cash equivalents totaled $2.2 billion and $1.9 billion, respectively. Included in cash and cash equivalents at those dates were $1.7 billion and $1.6 billion, respectively, of interest-bearing deposits in other financial institutions, primarily consisting of balances due from the FRB-NY. There were no federal funds sold outstanding at December 31, 2021 or December 31, 2020. There was $406 million of reverse repurchase agreements outstanding at December 31, 2021. There was $193 million reverse repurchase agreements outstanding at December 31, 2020.

Debt Securities and Equity Investments with Readily Determinable Fair Values

The securities portfolio primarily consists of mortgage-related securities and, to a lesser extent, debt and equity securities. Securities that are classified as “available for sale” are carried at their estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholders’ equity. Securities that the Company has the intent and ability to hold to maturity are classified as “held to maturity” and carried at amortized cost.

The fair values of our securities—and particularly our fixed-rate securities—are affected by changes in market interest rates and credit spreads. In general, as interest rates rise and/or credit spreads widen, the fair value of fixed-rate securities will decline. As interest rates fall and/or credit spreads tighten, the fair value of fixed-rate securities will rise.

The Company evaluates available-for-sale debt securities in unrealized loss positions at least quarterly to determine if an allowance for credit losses is required. Based on an evaluation of available information about past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability, the Company has concluded that it expects to receive all contractual cash flows from each security held in its available-for-sale securities portfolio.

The Company first assess whether (i) it intends to sell, or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either of these criteria is met, any previously recognized allowances are charged off and the security’s amortized cost basis is written down to fair value through income. If neither of the aforementioned criteria are met, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Management has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale debt securities are placed on non-accrual status when the Company no longer expects to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status.

Equity investments with readily determinable fair values are measured at fair value with changes in fair value recognized in net income.

Premiums and discounts on securities are amortized to expense and accreted to income over the remaining period to contractual maturity using a method that approximates the interest method, and are adjusted for anticipated prepayments. Dividend and interest income are recognized when earned. The cost of securities sold is based on the specific identification method.

Federal Home Loan Bank Stock

As a member of the FHLB-NY, the Company is required to hold shares of FHLB-NY stock, which is carried at cost. The Company’s holding requirement varies based on certain factors, including its outstanding borrowings from the FHLB-NY.

The Company conducts a periodic review and evaluation of its FHLB-NY stock to determine if any impairment exists. The factors considered in this process include, among others, significant deterioration in FHLB-NY earnings performance, credit rating, or asset quality; significant adverse changes in the regulatory or economic environment; and other factors that could raise significant concerns about the creditworthiness and the ability of the FHLB-NY to continue as a going concern.

Loans

Loans, net, are carried at unpaid principal balances, including unearned discounts, purchase accounting (i.e., acquisition-date fair value) adjustments, net deferred loan origination costs or fees, and the allowance for credit losses on loans.

The Company recognizes interest income on loans using the interest method over the life of the loan. Accordingly, the Company defers certain loan origination and commitment fees, and certain loan origination costs, and amortizes the net fee or cost as an adjustment to the loan yield over the term of the related loan. When a loan is sold or repaid, the remaining net unamortized fee or cost is recognized in interest income.

Prepayment income on loans is recorded in interest income and only when cash is received. Accordingly, there are no assumptions involved in the recognition of prepayment income.

Two factors are considered in determining the amount of prepayment income: the prepayment penalty percentage set forth in the loan documents, and the principal balance of the loan at the time of prepayment. The volume of loans prepaying may vary from one period to another, often in connection with actual or perceived changes in the direction of market interest rates. When interest rates are declining, rising precipitously, or perceived to be on the verge of rising, prepayment income may increase as more borrowers opt to refinance and lock in current rates prior to further increases taking place.

A loan generally is classified as a “non-accrual” loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash.

Allowance for Credit Losses on Loans and Leases

The Company’s January 1, 2020, adoption of ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments,” resulted in a significant change to our methodology for estimating the allowance since December 31, 2019. ASU No. 2016-13 replaces the incurred loss methodology with an expected loss methodology that is referred to as the CECL methodology. The measurement of expected credit losses under CECL is applicable to financial assets measured at amortized cost, including loan receivables. It also applies to off-balance sheet exposures not accounted for as insurance and net investments in leases accounted for under ASC Topic 842. At December 31, 2020, the allowance for loan and lease losses totaled $194 million. On January 1, 2020, the Company adopted the CECL methodology under ASU Topic 326 and recognized an increase in the ACL on loans and leases of $2 million as a “Day 1” transition adjustment from changes in methodology, with a corresponding decrease in retained earnings. Separately, at December 31, 2019, the Company had an allowance for unfunded commitments of $1 million. Upon adoption, the Company recognized an increase in the allowance for unfunded commitments of $13 million as a “Day 1” transition adjustment with a corresponding decrease in retained earnings.

The allowance for credit losses on loans and leases is deducted from the amortized cost basis of a financial asset or a group of financial assets so that the balance sheet reflects the net amount the Company expects to collect. Amortized cost is the unpaid loan balance, net of deferred fees and expenses, and includes negative escrow. Subsequent changes (favorable and unfavorable) in expected credit losses are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense. Management estimates the allowance by projecting and multiplying together the probability-of-default, loss-given-default and exposure-at-default depending on economic parameters for each month of the remaining contractual term. Economic parameters are developed using available information relating to past events, current conditions, economic forecasts, and macroeconomic assumptions. The Company’s economic parameters are forecast over a reasonable and supportable period of 24 months, and afterwards reverts to a historical average loss rate on a straight line basis over a 12 month period. Historical credit experience over the observation period provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in environmental conditions, such as changes in legislation, regulation, policies, administrative practices or other relevant factors. Expected credit losses are estimated over the contractual term of the loans, adjusted for forecasted prepayments when appropriate. The contractual term excludes potential extensions or renewals. The methodology used in the estimation of the allowance for credit losses on loans and leases, which is performed at least quarterly, is designed to be dynamic and responsive to changes in portfolio credit quality and forecasted economic conditions. Each quarter the Company reassesses the appropriateness of the reasonable and supportable forecasting period, the reversion period and historical mean at the portfolio segment level, considering any required adjustments for differences in underwriting standards, portfolio mix, and other relevant data shifts over time.

The allowance for credit losses on loans and leases is measured on a collective (pool) basis when similar risk characteristics exist. The portfolio segment represents the level at which a systematic methodology is applied to estimate credit losses. Management believes the products within each of the entity’s portfolio segments exhibit similar risk characteristics. Smaller pools of homogenous financing receivables with homogeneous risk characteristics were modeled using the methodology selected for the portfolio segment. The macroeconomic data used in the quantitative models are based on a reasonable and supportable forecast period of 24 months. The Company leverages economic projections including property market and prepayment forecasts from established independent third parties to inform its loss drivers in the forecast. Beyond this forecast period, the Company reverts to a historical average loss rate. This reversion to the historical average loss rate is performed on a straight-line basis over 12 months.

Loans that do not share risk characteristics are evaluated on an individual basis. These include loans that are in nonaccrual status with balances above management determined materiality thresholds depending on loan class and also loans that are designated as TDR or “reasonably expected TDR” (criticized, classified, or maturing loans that will have a modification processed within the next three months). In addition, all taxi medallion loans are individually evaluated. If a loan is determined to be collateral dependent, or meets the criteria to apply the collateral dependent practical expedient, expected credit losses are determined based on the fair value of the collateral at the reporting date, less costs to sell as appropriate.

The Company maintains an allowance for credit losses on off-balance sheet credit exposures. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated life. The Company examined historical credit conversion factor (“CCF”) trends to estimate utilization rates, and chose an appropriate mean CCF based on both management judgment and quantitative analysis. Quantitative analysis involved examination of CCFs over a range of fund-up windows (between 12 and 36 months) and comparison of the mean CCF for each fund-up window with management judgment determining whether the highest mean CCF across fund-up windows made business sense. The Company applies the same standards and estimated loss rates to the credit exposures as to the related class of loans.

Allowance for Loan and Lease Losses - 2019

At December 31, 2019, the methodology used for the computation of the allowance for loan and lease losses the Bank segregated their loss factors (used for both criticized and non-criticized loans) into a component that was primarily based on historical loss rates and a component that was primarily based on other qualitative factors that are probable to affect loan collectability. In determining the allowance for loan and lease losses, management considers the Bank’s current business strategies and credit processes, including compliance with applicable regulatory guidelines and with guidelines approved by the Boards of Directors with regard to credit limitations, loan approvals, underwriting criteria, and loan workout procedures.

The allowance for loan and lease losses is established based on management’s evaluation of incurred losses in the portfolio in accordance with GAAP, and is comprised of both specific valuation allowances and a general valuation allowance.

Specific valuation allowances are established based on management’s analyses of individual loans that are considered impaired. If a loan is deemed to be impaired, management measures the extent of the impairment and establishes a specific valuation allowance for that amount. A loan is classified as impaired when, based on current information and/or events, it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company applies this classification as necessary to loans individually evaluated for impairment in our portfolios. Smaller-balance homogenous loans and loans carried at the lower of cost or fair value are evaluated for impairment on a collective, rather than individual, basis. Loans to certain borrowers who have experienced financial difficulty and for which the terms have been modified, resulting in a concession, are considered TDRs and are classified as impaired.

The Company primarily measures impairment on an individual loan and determine the extent to which a specific valuation allowance is necessary by comparing the loan’s outstanding balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s effective interest rate. Generally, when the fair value of the collateral, net of the estimated cost to sell, or the present value of the expected cash flows is less than the recorded investment in the loan, any shortfall is promptly charged off.

An allowance for unfunded commitments is maintained separate from the allowance for loan and lease losses and is included in Other liabilities in the Consolidated Statements of Condition.

Goodwill

The Company adopted, on a prospective basis, ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment on January 1, 2020. The Company has significant intangible assets related to goodwill and as of December 31, 2021, the Company had goodwill of $2.4 billion. In connection with its acquisitions, the assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill represents the excess of the purchase price of its acquisitions over the fair value of identifiable net assets acquired, including other identified intangible assets. The Company tests goodwill for impairment at the reporting unit level. The Company has identified one reporting unit which is the same as its operating segment and reportable segment. If the Company changes its strategy or if market conditions shift, its judgments may change, which may result in adjustments to the recorded goodwill balance.

The Company performs its goodwill impairment test in the fourth quarter of each year, or more often if events or circumstances warrant. For annual goodwill impairment testing, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If the Company concludes that this is the case, it would compare the fair value the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized, however, would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, the Company would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. As of December 31, 2021, the Company’s goodwill was not impaired.

Premises and Equipment, Net

Premises, furniture, fixtures, and equipment are carried at cost, less the accumulated depreciation computed on a straight-line basis over the estimated useful lives of the respective assets (generally 20 years for premises and three to ten years for furniture, fixtures, and equipment). Leasehold improvements are carried at cost less the accumulated amortization computed on a straight-line basis over the shorter of the related lease term or the estimated useful life of the improvement.

Depreciation is included in “Occupancy and equipment expense” in the Consolidated Statements of Income and Comprehensive Income, and amounted to $21 million, $24 million, and $27 million, respectively, in the years ended December 31, 2021, 2020, and 2019.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain employees. These BOLI policies are recorded in the Consolidated Statements of Condition at their cash surrender value. Income from these policies and changes in the cash surrender value are recorded in “Non-interest income” in the Consolidated Statements of Income and Comprehensive Income. At December 31, 2021 and 2020, the Company’s investment in BOLI was $1.2 billion. The Company’s investment in BOLI generated income of $29 million, $32 million, and $28 million, respectively, during the years ended December 31, 2021, 2020, and 2019.

Repossessed Assets and OREO

Repossessed assets consist of any property or other assets acquired through, or in lieu of, foreclosure are sold or rented, and are recorded at fair value, less the estimated selling costs, at the date of acquisition. Following foreclosure, management periodically performs a valuation of the asset, and the assets are carried at the lower of the carrying amount or fair value, less the estimated selling costs. Expenses and revenues from operations and changes in valuation, if any, are included in “General and administrative expense” in the Consolidated Statements of Income and Comprehensive Income. At December 31, 2021, the Company had $3 million of OREO and $5 million of taxi medallions. At December 31, 2020, the Company had $2 million of OREO and $7 million of taxi medallions.

Income Taxes

Income tax expense consists of income taxes that are currently payable and deferred income taxes. Deferred income tax expense is determined by recognizing deferred tax assets and liabilities for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The Company assesses the deferred tax assets and establishes a valuation allowance when realization of a deferred asset is not considered to be “more likely than not.” The Company considers its expectation of future taxable income in evaluating the need for a valuation allowance.

The Company estimates income taxes payable based on the amount it expects to owe the various tax authorities (i.e., federal, state, and local). Income taxes represent the net estimated amount due to, or to be received from, such tax authorities. In estimating income taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account statutory, judicial, and regulatory guidance in the context of the Company’s tax position. In this process, management also relies on tax opinions, recent audits, and historical experience. Although the Company uses the best available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances such as changes in tax laws and judicial guidance influencing its overall tax position.

Derivative Instruments and Hedging Activities

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

Stock-Based Compensation

Under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”), which was approved by the Company’s shareholders at its Annual Meeting on June 3, 2020, shares are available for grant as restricted stock or other forms of related rights. At December 31, 2021, the Company had 8,548,783 shares available for grant under the 2020 Incentive Plan. Compensation cost related to restricted stock grants is recognized on a straight-line basis over the vesting period. For a more detailed discussion of the Company’s stock-based compensation, see Note 15, “Stock-Related Benefit Plans.”

Retirement Plans

The Company’s pension benefit obligations and post-retirement health and welfare benefit obligations, and the related costs, are calculated using actuarial concepts in accordance with GAAP. The measurement of such obligations and expenses requires that certain assumptions be made regarding several factors, most notably including the discount rate and the expected rate of return on plan assets. The Company evaluates these assumptions on an annual basis. Other factors considered by the Company in its evaluation include retirement patterns and mortality rates.

Under GAAP, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in AOCL until they are amortized as a component of net periodic benefit cost.

Earnings per Common Share (Basic and Diluted)

Basic EPS is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the same method as basic EPS, however, the computation reflects the potential dilution that would occur if outstanding in-the-money stock options were exercised and converted into common stock.

Unvested stock-based compensation awards containing non-forfeitable rights to dividends paid on the Company’s common stock are considered participating securities, and therefore are included in the two-class method for calculating EPS. Under the two-class method, all earnings (distributed and undistributed) are allocated to common shares and participating securities based on their respective rights to receive dividends on the common stock. The Company grants restricted stock to certain employees under its stock-based compensation plan. Recipients receive cash dividends during the vesting periods of these awards, including on the unvested portion of such awards. Since these dividends are non-forfeitable, the unvested awards are considered participating securities and therefore have earnings allocated to them.

The following table presents the Company’s computation of basic and diluted earnings per common share for the years ended December 31, 2021, 2020, and 2019:

	Years Ended December 31,
(in millions, except share and per share amounts)	2021	2020	2019
Net income available to common stockholders	$563	$478	$362
Less: Dividends paid on and earnings allocated to participating securities	(7)	(6)	(4)

Earnings applicable to common stock	$556	$472	$358

Weighted average common shares outstanding	463,865,661	462,605,341	465,380,010

Basic earnings per common share	$1.20	$1.02	$0.77

Earnings applicable to common stock	$556	$472	$358

Weighted average common shares outstanding	463,865,661	462,605,341	465,380,010
Potential dilutive common shares	767,058	676,061	283,322

Total shares for diluted earnings per common share computation	464,632,719	463,281,402	465,663,332

Diluted earnings per common share and common share equivalents	$1.20	$1.02	$0.77

Impact of Recent Accounting Pronouncements

Recently Adopted Accounting Standards

The Company adopted ASU No. 2020-04 in the first quarter of 2020 upon issuance. The amendments provide optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of rate reform. The guidance is effective from the date of issuance until December 31, 2022. If certain criteria are met, the amendments allow exceptions to the designation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. To date, the guidance has not had a material impact on the Company’s Consolidated Statements of Condition, results of operations, or cash flows. The Company will continue to assess the impact as the reference rate transition occurs.

NOTE 3: RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions)	For the Twelve Months Ended December 31, 2021
Details about Accumulated Other Comprehensive Loss	Amount Reclassified out of Accumulated Other Comprehensive Loss (1)	Affected Line Item in the Consolidated Statements of Income and Comprehensive Income
Unrealized gains on available-for-sale securities:	$—	Net gain on securities
	—	Income tax expense

	$—	Net gain on securities, net of tax

Unrealized gains on cash flow hedges:	$(25)	Interest expense
	7	Income tax benefit

	$(18)	Net gain on cash flow hedges, net of tax

Amortization of defined benefit pension plan items:
Past service liability	$—	Included in the computation of net periodic credit (2)
Actuarial losses	(7)	Included in the computation of net periodic cost (2)

	(7)	Total before tax
	2	Income tax benefit

	$(5)	Amortization of defined benefit pension plan items, net of tax

Total reclassifications for the period	$(23)

(1)	Amounts in parentheses indicate expense items.
(2)	See Note 14, “Employee Benefits,” for additional information.

NOTE 4: SECURITIES

The following tables summarize the Company’s portfolio of debt securities available for sale and equity investments with readily determinable fair values at December 31, 2021 and 2020:

	December 31, 2021
(in millions)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,102	$20	$15	$1,107
GSE CMOs	1,717	11	45	1,683

Total mortgage-related debt securities	$2,819	$31	$60	$2,790

Other Debt Securities:
U. S. Treasury obligations	$45	$—	$—	$45
GSE debentures	1,524	1	45	1,480
Asset-backed securities (1)	479	3	3	479
Municipal bonds	25	—	—	25
Corporate bonds	821	18	1	838
Foreign notes	25	1	—	26
Capital trust notes	96	8	7	97

Total other debt securities	$3,015	$31	$56	$2,990

Total debt securities available for sale	$5,834	$62	$116	$5,780

Equity securities:
Preferred stock	—	—	—	—
Mutual funds	16	—	—	16

Total equity securities	$16	$—	$—	$16

Total securities (2)	$5,850	$62	$116	$5,796

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government..
(2)	Excludes accrued interest receivable of $15 million included in other assets in the Consolidated Statements of Condition.

	December 31, 2020
(in millions)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Debt securities available-for-sale
Mortgage-Related Debt Securities:
GSE certificates	$1,155	$54	$—	$1,209
GSE CMOs	1,787	45	3	1,829

Total mortgage-related debt securities	$2,942	$99	$3	$3,038

Other Debt Securities:
U. S. Treasury obligations	$65	$—	$—	$65
GSE debentures	1,158	4	4	1,158
Asset-backed securities (1)	530	2	6	526
Municipal bonds	26	1	—	27
Corporate bonds	871	18	6	883
Foreign Notes	25	1	—	26
‘Capital trust notes	96	6	11	91

Total other debt securities	$2,771	$32	$27	$2,776

Total other securities available for sale	$5,713	$131	$30	$5,814

Equity securities:
Preferred stock	15	—	—	$15
Mutual funds	16	—	—	16

Total equity securities	$31	$—	$—	$31

Total securities (2)	$5,744	$131	$30	$5,845

(1)	The underlying assets of the asset-backed securities are substantially guaranteed by the U.S. Government.
(2)	Excludes accrued interest receivable of $15 million included in other assets in the Consolidated Statements of Condition.

At December 31, 2021 and 2020, respectively, the Company had $734 million and $714 million of FHLB-NY stock, at cost. The Company maintains an investment in FHLB-NY stock partly in conjunction with its membership in the FHLB and partly related to its access to the FHLB funding it utilizes.

The following table summarizes the gross proceeds, gross realized gains, and gross realized losses from the sale of available-for-sale securities during the years ended December 31, 2021, 2020, and 2019:

	December 31,
(in millions)	2021	2020	2019
Gross proceeds	$—	$484	$361
Gross realized gains	—	2	5
Gross realized losses	—	1	—

Net unrealized gains on equity securities recognized in earnings for the years ended December 31, 2021, 2020, and 2019 were $0 million, $1 million and $2 million, respectively.

The following table summarizes, by contractual maturity, the amortized cost of securities at December 31, 2021:

	Mortgage- Related Securities	U.S. Government and GSE Obligations	State, County, and Municipal	Other Debt Securities (1)	Fair Value
(dollars in millions)
Available-for-Sale Debt Securities:
Due within one year	$27	$45	$—	$5	$77
Due from one to five years	142	22	—	408	594
Due from five to ten years	271	423	19	512	1,226
Due after ten years	2,379	1,079	6	496	3,883

Total debt securities available for sale	$2,819	$1,569	$25	$1,421	$5,780

(1)	Includes corporate bonds, capital trust notes, foreign notes, and asset-backed securities.

The following table presents securities having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of December 31, 2021:

	Less than Twelve Months		Twelve Months or Longer		Total
(in millions)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
U. S. Treasury obligations	$45	$—	$—	$—	$45	$—
U.S. Government agency and GSE obligations	317	7	185	8	502	15
GSE certificates	846	28	293	17	1,139	45
GSE CMOs	491	8	926	37	1,417	45
Asset-backed securities	130	1	135	2	265	3
Municipal bonds	—	—	8	—	8	—
Corporate bonds	—	—	99	1	99	1
Foreign notes	5	—	—	—	5	—
Capital trust notes	—	—	37	7	37	7
Equity securities	12	—	—	—	12	—

Total temporarily impaired securities	$1,846	$44	$1,683	$72	$3,529	$116

The following table presents securities having a continuous unrealized loss position for less than twelve months and for twelve months or longer as of December 31, 2020:

	Less than Twelve Months		Twelve Months or Longer		Total
(in millions)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Temporarily Impaired Securities:
U. S. Treasury obligations	$—	$—	$—	$—	$—	$—
U.S. Government agency and GSE obligations	59	—	—	—	59	—
GSE certificates	442	3	74	—	516	3
GSE CMOs	522	4	—	—	522	4
Asset-backed securities	—	—	364	6	364	6
Municipal bonds	—	—	9	—	9	—
Corporate bonds	72	3	246	3	318	6
Foreign notes	—	—	—	—	—	—
Capital trust notes	—	—	33	11	33	11
Equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$1,095	$10	$726	$20	$1,821	$30

The investment securities designated as having a continuous loss position for twelve months or more at December 31, 2021 consisted of four agency collateralized mortgage obligations, five capital trusts notes, four asset-backed securities, two corporate bonds, twenty US government agency bonds, twenty one mortgage-backed securities and one municipal bond. The investment securities designated as having a continuous loss position for twelve months or more at December 31, 2020 consisted of four agency collateralized mortgage obligations, five capital trusts notes, seven asset-backed securities, three corporate bonds, and one municipal bond.

The Company evaluates available-for-sale debt securities in unrealized loss positions at least quarterly to determine if an allowance for credit losses is required. Based on an evaluation of available information about past events, current conditions, and reasonable and supportable forecasts that are relevant to collectability, the Company has concluded that it expects to receive all contractual cash flows from each security held in its available-for-sale securities portfolio.

We first assess whether (i) we intend to sell, or (ii) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of these criteria is met, any previously recognized allowances are charged off and the security’s amortized cost basis is written down to fair value through income. If neither of the aforementioned criteria are met, we evaluate whether the decline in fair value has resulted from credit losses or other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

None of the unrealized losses identified as of December 31, 2021 or December 31, 2020 relates to the marketability of the securities or the issuers’ ability to honor redemption obligations. Rather, the unrealized losses relate to changes in interest rates relative to when the investment securities were purchased, and do not indicate credit-related impairment. Management based this conclusion on an analysis of each issuer including a detailed credit assessment of each issuer. The Company does not intend to sell, and it is not more likely than not that the Company will be required to sell the positions before the recovery of their amortized cost basis, which may be at maturity. As such, no allowance for credit losses was recorded with respect to debt securities as of or during the twelve months ended December 31, 2021.

Management has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale debt securities are placed on non-accrual status when we no longer expect to receive all contractual amounts due, which is generally at 90 days past due. Accrued interest receivable is reversed against interest income when a security is placed on non-accrual status.

NOTE 5: LOANS AND LEASES

The following table sets forth the composition of the loan and lease portfolio at the dates indicated:

	December 31, 2021		December 31, 2020
(dollars in millions)	Amount	Percent of Loans Held for Investment	Amount	Percent of Loans Held for Investment
Loans and Leases Held for Investment:
Mortgage Loans:
Multi-family	$34,603	75.75%	$32,236	75.28%
Commercial real estate	6,698	14.66	6,836	15.96
One-to-four family	160	0.35	236	0.55
Acquisition, development, and construction	209	0.46	90	0.21

Total mortgage loans held for investment (1)	41,670	91.22	39,398	92.00

Other Loans:
Commercial and industrial	2,236	4.89	1,682	3.93
Lease financing, net of unearned income of $95 and $116 respectively	1,770	3.88	1,735	4.05

Total commercial and industrial loans (2)	4,006	8.77	3,417	7.98
Other	5	0.01	7	0.02

Total other loans held for investment	4,011	8.78	3,424	8.00

Total loans and leases held for investment (1)	$45,681	100.00%	$42,822	100.00%

Net deferred loan origination costs	57		62
Allowance for loan and lease losses	(199)		(194)

Total loans and leases held for investment, net	$45,539		$42,690
Loans held for sale (3)	—		117

Total loans and leases, net	$45,539		$42,807

(1)

Excludes accrued interest receivable of $199 million and $219 million at December 31, 2021 and December 31, 2020, respectively, which is included in other assets in the Consolidated Statements of Condition.

(2)

Includes specialty finance loans and leases of $3.5 billion and $3.0 billion, respectively, at December 31, 2021 and December 31, 2020, and other C&I loans of $527 million and $393 million, respectively, at December 31, 2021 and December 31, 2020.

(3)	Includes deferred loan origination fees of $2 million.

Loans and Leases

Loans and Leases Held for Investment

The majority of the loans the Company originates for investment are multi-family loans, most of which are collateralized by non-luxury apartment buildings in New York City with rent-regulated units and below-market rents. In addition, the Company originates CRE loans, most of which are collateralized by income-producing properties such as office buildings, retail centers, mixed-use buildings, and multi-tenanted light industrial properties that are located in New York City and on Long Island.

To a lesser extent, the Company also originates ADC loans for investment. One-to-four family loans held for investment were originated through the Company’s former mortgage banking operation and primarily consisted of jumbo prime adjustable rate mortgages made to borrowers with a solid credit history.

ADC loans are primarily originated for multi-family and residential tract projects in New York City and on Long Island. C&I loans consist of asset-based loans, equipment loans and leases, and dealer floor-plan loans (together, specialty finance loans and leases) that generally are made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide; and other C&I loans that primarily are made to small and mid-size businesses in Metro New York. Other C&I loans are typically made for working capital, business expansion, and the purchase of machinery and equipment.

The repayment of multi-family and CRE loans generally depends on the income produced by the underlying properties which, in turn, depends on their successful operation and management. To mitigate the potential for credit losses, the Company underwrites its loans in accordance with credit standards it considers to be prudent, looking first at the consistency of the cash flows being produced by the underlying property. In addition, multi-family buildings, CRE properties, and ADC projects are inspected as a prerequisite to approval, and independent appraisers, whose appraisals are carefully reviewed by the Company’s in-house appraisers, perform appraisals on the collateral properties. In many cases, a second independent appraisal review is performed.

To further manage its credit risk, the Company’s lending policies limit the amount of credit granted to any one borrower and typically require conservative debt service coverage ratios and loan-to-value ratios. Nonetheless, the ability of the Company’s borrowers to repay these loans may be impacted by adverse conditions in the local real estate market, the local economy and changes in applicable laws and regulations. Accordingly, there can be no assurance that its underwriting policies will protect the Company from credit-related losses or delinquencies.

ADC loans typically involve a higher degree of credit risk than loans secured by improved or owner-occupied real estate. Accordingly, borrowers are required to provide a guarantee of repayment and completion, and loan proceeds are disbursed as construction progresses, as certified by in-house inspectors or third-party engineers. The Company seeks to minimize the credit risk on ADC loans by maintaining conservative lending policies and rigorous underwriting standards. However, if the estimate of value proves to be inaccurate, the cost of completion is greater than expected, or the length of time to complete and/or sell or lease the collateral property is greater than anticipated, the property could have a value upon completion that is insufficient to assure full repayment of the loan. This could have a material adverse effect on the quality of the ADC loan portfolio, and could result in losses or delinquencies. In addition, the Company utilizes the same stringent appraisal process for ADC loans as it does for its multi-family and CRE loans.

To minimize the risk involved in specialty finance lending and leasing, the Company participates in syndicated loans that are brought to it, and equipment loans and leases that are assigned to it, by a select group of nationally recognized sources who have had long-term relationships with its experienced lending officers. Each of these credits is secured with a perfected first security interest or outright ownership in the underlying collateral, and structured as senior debt or as a non-cancelable lease. To further minimize the risk involved in specialty finance lending and leasing, each transaction is re-underwritten. In addition, outside counsel is retained to conduct a further review of the underlying documentation.

To minimize the risks involved in other C&I lending, the Company underwrites such loans on the basis of the cash flows produced by the business; requires that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and typically requires personal guarantees. However, the capacity of a borrower to repay such a C&I loan is substantially dependent on the degree to which the business is successful. In addition, the collateral underlying such loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the results of operations of the business.

Included in loans held for investment at December 31, 2021 and December 31, 2020, were loans of $6 million and $38 million, respectively, to officers, directors, and their related interests and parties. There were no loans to principal shareholders at that date.

Asset Quality

A loan generally is classified as a non-accrual loan when it is 90 days or more past due or when it is deemed to be impaired because the Company no longer expects to collect all amounts due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, management ceases the accrual of interest owed, and previously accrued interest is charged against interest income. A loan is generally returned to accrual status when the loan is current and management has reasonable assurance that the loan will be fully collectible. Interest income on non-accrual loans is recorded when received in cash. At December 31, 2021 and December 31, 2020, all of our non-performing loans were non-accrual loans.

The following table presents information regarding the quality of the Company’s loans held for investment at December 31, 2021:

(in millions)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$57	$10	$—	$67	$34,536	$34,603
Commercial real estate	2	16	—	18	6,680	6,698
One-to-four family	8	1	—	9	151	160
Acquisition, development, and construction	—	—	—	—	209	209
Commercial and industrial(1) (2)	—	6	—	6	4,000	4,006
Other	—	—	—	—	5	5

Total	$67	$33	$—	$100	$45,581	$45,681

(1)	Includes $6 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table presents information regarding the quality of the Company’s loans held for investment at December 31, 2020:

(in millions)	Loans 30-89 Days Past Due	Non- Accrual Loans	Loans 90 Days or More Delinquent and Still Accruing Interest	Total Past Due Loans	Current Loans	Total Loans Receivable
Multi-family	$4	$4	$—	$8	$32,228	$32,236
Commercial real estate	10	12	—	22	6,814	6,836
One-to-four family	2	2	—	4	232	236
Acquisition, development, and construction	—	—	—	—	90	90
Commercial and industrial(1) (2)	—	20	—	20	3,397	3,417
Other	—	—	—	—	7	7

Total	$16	$38	$—	$54	$42,768	$42,822

(1)	Includes $19 million of taxi medallion-related loans that were 90 days or more past due. There were no taxi medallion-related loans that were 30 to 89 days past due.
(2)	Includes lease financing receivables, all of which were current.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at December 31, 2021:

	Mortgage Loans					Other Loans
(in millions)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$33,011	$5,874	$137	$204	$39,226	$3,959	$5	$3,964
Special mention	981	643	14	5	1,643	2	—	2
Substandard	611	181	9	—	801	45	—	45
Doubtful	—	—	—	—	—	—	—	—

Total	$34,603	$6,698	$160	$209	$41,670	$4,006	$5	$4,011

(1)	Includes lease financing receivables, all of which were classified as Pass.

The following table summarizes the Company’s portfolio of loans held for investment by credit quality indicator at December 31, 2020:

	Mortgage Loans					Other Loans
(in millions)	Multi- Family	Commercial Real Estate	One-to- Four Family	Acquisition, Development, and Construction	Total Mortgage Loans	Commercial and Industrial(1)	Other	Total Other Loans
Credit Quality Indicator:
Pass	$31,220	$5,884	$222	$68	$37,394	$3,388	$7	$3,395
Special mention	567	637	12	22	1,238	3	—	3
Substandard	449	315	2	—	766	26	—	26
Doubtful	—	—	—	—	—	—	—	—

Total	$32,236	$6,836	$236	$90	$39,398	$3,417	$7	$3,424

(1)	Includes lease financing receivables, all of which were classified as Pass.

The preceding classifications are the most current ones available and generally have been updated within the last twelve months. In addition, they follow regulatory guidelines and can generally be described as follows: pass loans are of satisfactory quality; special mention loans have potential weaknesses that deserve management’s close attention; substandard loans are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged (these loans have a well-defined weakness and there is a possibility that the Company will sustain some loss); and doubtful loans, based on existing circumstances, have weaknesses that make collection or liquidation in full highly questionable and improbable. In addition, one-to-four family loans are classified based on the duration of the delinquency.

The following table presents, by credit quality indicator, loan class, and year of origination, the amortized cost basis of the Company’s loans and leases as of December 31, 2021.

	Vintage Year
(in millions) Risk Rating Group	2021	2020	2019	2018	2017	Prior To 2017	Revolving Loans	Total
Pass	$9,363	$9,223	$5,623	$4,700	$3,320	$7,006	$17	$39,252
Special Mention	—	128	221	346	123	825	1	1,644
Substandard	—	23	108	145	93	432	—	801

Total mortgage loans	$9,363	$9,374	$5,952	$5,191	$3,536	$8,263	$18	$41,697
Pass	916	670	533	87	152	167	1,469	3,994
Special Mention	—	—	—	—	—	—	2	2
Substandard	—	2	2	1	1	13	26	45

Total other loans	916	672	535	88	153	180	1,497	4,041

Total	$10,279	$10,046	$6,487	$5,279	$3,689	$8,443	$1,515	$45,738

When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral adjusted for selling costs. When the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, the collateral-dependent practical expedient has been elected and expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. For CRE loans, collateral properties include office buildings, warehouse/distribution buildings, shopping centers, apartment buildings, residential and commercial tract development. The primary source of repayment on these loans is expected to come from the sale, permanent financing or lease of the real property collateral. CRE loans are impacted by fluctuations in collateral values, as well as the ability of the borrower to obtain permanent financing.

The following table summarizes the extent to which collateral secures the Company’s collateral-dependent loans held for investment by collateral type as of December 31, 2021:

	Collateral Type
(in millions)	Real Property	Other
Multi-family	$9	$—
Commercial real estate	30	—
One-to-four family	—	—
Acquisition, development, and construction	—	—
Commercial and industrial	—	6
Other	—	—

Total collateral-dependent loans held for investment	39	6

Other collateral type consists of taxi medallions, cash, accounts receivable and inventory.

There were no significant changes in the extent to which collateral secures the Company’s collateral-dependent financial assets during the twelve months ended December 31, 2021.

At December 31, 2021 and December 31, 2020, the Company had no residential mortgage loans in the process of foreclosure.

The interest income that would have been recorded under the original terms of non-accrual loans at the respective year-ends, and the interest income actually recorded on these loans in the respective years, is summarized below:

	December 31,
(in millions)	2021	2020	2019
Interest income that would have been recorded	$3	$5	$5
Interest income actually recorded	(1)	(1)	(3)

Interest income foregone	$2	$4	$2

Troubled Debt Restructurings

The Company is required to account for certain loan modifications and restructurings as TDRs. In general, a modification or restructuring of a loan constitutes a TDR if the Company grants a concession to a borrower experiencing financial difficulty. A loan modified as a TDR generally is placed on non-accrual status until the Company determines that future collection of principal and interest is reasonably assured, which requires, among other things, that the borrower demonstrate performance according to the restructured terms for a period of at least six consecutive months.

In an effort to proactively manage delinquent loans, the Company has selectively extended to certain borrowers concessions such as rate reductions, extension of maturity dates, and forbearance agreements. As of December 31, 2021, loans on which concessions were made with respect to rate reductions and/or extension of maturity dates amounted to $29 million.

The CARES Act was enacted on March 27, 2020. Under the CARES Act, the Company made the election to deem that loan modifications do not result in TDRs if they are (1) related to the novel coronavirus disease (“COVID-19”); (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. This includes short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented.

The following table presents information regarding the Company’s TDRs as of December 31, 2021 and 2020:

	December 31, 2021			December 31, 2020
(in millions)	Accruing	Non- Accrual	Total	Accruing	Non- Accrual	Total
Loan Category:
Multi-family	$—	$7	$7	$—	$—	$—
Commercial real estate	16	—	16	15	—	15
One-to-four family	—	—	—	—	—	—
Acquisition, development, and construction	—	—	—	—	—	—
Commercial and industrial (1)	—	6	6	—	19	19

Total	$16	$13	$29	$15	$19	$34

(1)	Includes $6 million and $18 million of taxi medallion-related loans at December 31, 2021 and 2020, respectively.

The eligibility of a borrower for work-out concessions of any nature depends upon the facts and circumstances of each loan, which may change from period to period, and involves judgment by Company personnel regarding the likelihood that the concession will result in the maximum recovery for the Company.

The financial effects of the Company’s TDRs for the twelve months ended December 31, 2021, 2020 and 2019 are summarized as follows:

	For the Twelve Months Ended December 31, 2021
				Weighted Average Interest Rate
(dollars in millions)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Commercial real estate	2	$4	$4	6.00%	3.55%	$—	$—
Multi-family	1	8	8	3.13	3.25	—	—

Total	3	$12	$12			$—	$—

	For the Twelve Months Ended December 31, 2020
				Weighted Average Interest Rate
(dollars in millions)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
Commercial real estate	1	$15	$15	8.00%	3.50%	$—	$—
Commercial and industrial	42	9	8	2.36	2.23	1	—

Total	43	$24	$23			$1	$—

	For the Twelve Months Ended December 31, 2019
				Weighted Average Interest Rate
(dollars in millions)	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment	Pre- Modification	Post- Modification	Charge- off Amount	Capitalized Interest
Loan Category:
One-to-four family	1	$—	$—	5.50%	5.50%	$—	$—
Commercial and industrial	72	35	31	4.31	4.37	4	—

Total	73	$35	$31			$4	$—

At December 31, 2021, no loans have been modified as TDR’s that were in payment default during the twelve months ended at that date. December 31, 2020, C&I loans totaling $3 million that had been modified as a TDR during the twelve months ended at that date were in payment default. At December 31, 2019, C&I loans in the amount of $1 million that had been modified as a TDR during the twelve months ended at that date was in prepayment default.

The Company does not consider a payment to be in default when the loan is in forbearance, or otherwise granted a delay of payment, when the agreement to forebear or allow a delay of payment is part of a modification.

Subsequent to the modification, the loan is not considered to be in default until payment is contractually past due in accordance with the modified terms. However, the Company does consider a loan with multiple modifications or forbearance periods to be in default, and would also consider a loan to be in default if the borrower were in bankruptcy or if the loan were partially charged off subsequent to modification.

NOTE 6: ALLOWANCE FOR CREDIT LOSSES ON LOANS AND LEASES

Allowance for Credit Losses on Loans and Leases

The following table summarizes activity in the allowance for loan and lease losses for the periods indicated:

	Twelve Months Ended December 31,
	2021			2020
(in millions)	Mortgage	Other	Total	Mortgage	Other	Total
Balance, beginning of period	$176	$18	$194	$123	$25	$148
Impact of CECL adoption	—	—	—	—	2	2

Adjusted balance, beginning of period	176	18	194	123	27	150
Charge-offs	(6)	(7)	(13)	(2)	(20)	(22)
Recoveries	2	13	15	1	2	3
Provision for (recovery of) credit losses on loans and leases	6	(3)	3	54	9	63

Balance, end of period	$178	$21	$199	$176	$18	$194

At December 31, 2021, the allowance for credit losses on loans and leases totaled $199 million, up $5 million compared to December 31, 2020, driven by a provision for credit losses of $3 million coupled with net recoveries of $2 million during the year 2021.

At December 31, 2021 and 2020, the allowance for unfunded commitments totaled $12 million.

For the year ended December 31, 2021 the allowance for credit losses on loans and leases remained relatively flat primarily due to the combination of macroeconomic factors and increased loan activity on the balance sheet. The key contributing forecasted macroeconomic and market level factors included relatively unchanged unemployment rates, slight increase in Gross Domestic Product (“GDP”) and improving Multi Family and Commercial Real Estate Property Prices reflecting the improving economic landscape as the COVID-19 pandemic begins to subside. In addition to these quantitative inputs, several qualitative factors were considered, including the risk that the economic decline proves to be more severe and/or prolonged than our baseline forecast which also increased our allowance for loan and lease losses. The impact of the unprecedented fiscal stimulus and changes to federal and local laws and regulations, including changes to various government sponsored loan programs, was also considered.

The Company charges off loans, or portions of loans, in the period that such loans, or portions thereof, are deemed uncollectible. The collectability of individual loans is determined through an assessment of the financial condition and repayment capacity of the borrower and/or through an estimate of the fair value of any underlying collateral. For non-real estate-related consumer credits, the following past-due time periods determine when charge-offs are typically recorded: (1) closed-end credits are charged off in the quarter that the loan becomes 120 days past due; (2) open-end credits are charged off in the quarter that the loan becomes 180 days past due; and (3) both closed-end and open-end credits are typically charged off in the quarter that the credit is 60 days past the date the Company received notification that the borrower has filed for bankruptcy.

The following table presents additional information about the Company’s nonaccrual loans at December 31, 2021:

(in millions)	Recorded Investment	Related Allowance	Interest Income Recognized
Nonaccrual loans with no related allowance:
Multi-family	$9	$—	$1
Commercial real estate	14	—	—
One-to-four family	—	—	—
Acquisition, development, and construction	—	—	—
Other	6	—	—

Total nonaccrual loans with no related allowance	$29	$—	$1

Nonaccrual loans with an allowance recorded:
Multi-family	$1	$—	$—
Commercial real estate	2	—	—
One-to-four family	1	—	—
Acquisition, development, and construction	—	—	—
Other	—	—	—

Total nonaccrual loans with an allowance recorded	$4	$—	$—

Total nonaccrual loans:
Multi-family	$10	$—	$1
Commercial real estate	16	—	—
One-to-four family	1	—	—
Acquisition, development, and construction	—	—	—
Other	6	—	—

Total nonaccrual loans	$33	$—	$1

The following table presents additional information about the Company’s nonaccrual loans at December 31, 2020

(in millions)	Recorded Investment	Related Allowance	Interest Income Recognized
Nonaccrual loans with no related allowance:
Multi-family	$—	$—	$—
Commercial real estate	2	—	—
One-to-four family	1	—	—
Acquisition, development, and construction	—	—	—
Other	20	—	1

Total nonaccrual loans with no related allowance	$23	$—	$1

Nonaccrual loans with an allowance recorded:
Multi-family	$4	$1	$—
Commercial real estate	10	—	—
One-to-four family	1	—	—
Acquisition, development, and construction	—	—	—
Other	—	—	—

Total nonaccrual loans with an allowance recorded	$15	$1	$—

Total nonaccrual loans:
Multi-family	$4	$1	$—
Commercial real estate	12	—	—
One-to-four family	2	—	—
Acquisition, development, and construction	—	—	—
Other	20	—	1

Total nonaccrual loans	$38	$1	$1

NOTE 7. LEASES

Lessor Arrangements

The Company is a lessor in the equipment finance business where it has executed direct financing leases (“lease finance receivables”). The Company produces lease finance receivables through a specialty finance subsidiary that participates in syndicated loans that are brought to them, and equipment loans and leases that are assigned to them, by a select group of nationally recognized sources, and are generally made to large corporate obligors, many of which are publicly traded, carry investment grade or near-investment grade ratings, and participate in stable industries nationwide. Lease finance receivables are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any initial direct costs incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method.

The standard leases are typically repayable on a level monthly basis with terms ranging from 24 to 120 months. At the end of the lease term, the lessee usually has the option to return the equipment, to renew the lease or purchase the equipment at the then fair market value (“FMV”) price. For leases with a FMV renewal/purchase option, the relevant residual value assumptions are based on the estimated value of the leased asset at the end of lease term, including evaluation of key factors, such as, the estimated remaining useful life of the leased asset, its historical secondary market value including history of the lessee executing the FMV option, overall credit evaluation and return provisions. The Company acquires the leased asset at fair market value and provides funding to the respective lessee at acquisition cost, less any volume or trade discounts, as applicable. Therefore, there is generally no selling profit or loss to recognize or defer at inception of a lease.

The residual value component of a lease financing receivable represents the estimated fair value of the leased equipment at the end of the lease term. In establishing residual value estimates, the Company may rely on industry data, historical experience, and independent appraisals and, where appropriate, information regarding product life cycle, product upgrades and competing products. Upon expiration of a lease, residual assets are remarketed, resulting in an extension of the lease by the lessee, a lease to a new customer or purchase of the residual asset by the lessee or another party. Impairment of residual values arises if the expected fair value is less than the carrying amount. The Company assesses its net investment in lease financing receivables (including residual values) for impairment on an annual basis with any impairment losses recognized in accordance with the impairment guidance for financial instruments. As such, net investment in lease financing receivables may be reduced by an allowance for credit losses with changes recognized as provision expense. On certain lease financings, the Company obtains residual value insurance from third parties to manage and reduce the risk associated with the residual value of the leased assets. At December 31, 2021 and December 31, 2020, the carrying value of residual assets with third-party residual value insurance for at least a portion of the asset value was $61 million and $71 million, respectively.

The Company uses the interest rate implicit in the lease to determine the present value of its lease financing receivables.

The components of lease income were as follows:

(in millions)	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Interest income on lease financing (1)	$53	$52

(1)	Included in Interest Income – Loans and leases in the Consolidated Statements of Income and Comprehensive Income.

At December 31, 2021 and December 31, 2020, the carrying value of net investment in leases was $1.9 billion. The components of net investment in direct financing leases, including the carrying amount of the lease receivables, as well as the unguaranteed residual asset were as follows:

(in millions)	December 31, 2021	December 31, 2020
Net investment in the lease—lease payments receivable	$1,790	$1,771
Net investment in the lease—unguaranteed residual assets	75	80

Total lease payments	$1,865	$1,851

The following table presents the remaining maturity analysis of the undiscounted lease receivables as of December 31, 2021, as well as the reconciliation to the total amount of receivables recognized in the Consolidated Statements of Condition:

(in millions)	December 31, 2021
2022	$22
2023	225
2024	275
2025	370
2026	399
Thereafter	574

Total lease payments	1,865
Plus: deferred origination costs	25
Less: unearned income	(95)

Total lease finance receivables, net	$1,795

Lessee Arrangements

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and operating lease liabilities in the Consolidated Statements of Condition.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, the incremental borrowing rate (FHLB borrowing rate) is used based on the information available at adoption date in determining the present value of lease payments. The implicit rate is used when readily determinable. The operating lease ROU asset is measured at cost, which includes the initial measurement of the lease liability, prepaid rent and initial direct costs incurred by the Company, less incentives received. The lease terms include options to extend the lease when it is reasonably certain that we will exercise that option. For the vast majority of the Company’s leases, we are reasonably certain we will exercise our options to renew to the end of all renewal option periods. As such, substantially all of our future options to extend the leases have been included in the lease liability and ROU assets.

Variable costs such as the proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance are not included in the lease liability and are recognized in the period in which they are incurred. Amortization of the ROU assets was $18 million and $20 million for the twelve months ended December 31, 2021 and 2020, respectively.

The Company has operating leases for corporate offices, branch locations, and certain equipment. The Company’s leases have remaining lease terms of one year to approximately 25 years, the vast majority of which include one or more options to extend the leases for up to five years resulting in lease terms up to 40 years.

The components of lease expense were as follows:

(in millions)	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Operating lease cost	$27	$23
Sublease income	—	—

Total lease cost	$27	$23

Supplemental cash flow information related to the leases for the following periods:

(in millions)	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$27	$23

Supplemental balance sheet information related to the leases for the following periods:

(in millions, except lease term and discount rate)	December 31, 2021	December 31, 2020
Operating Leases:
Operating lease right-of-use assets	$249	$267
Operating lease liabilities	$249	267
Weighted average remaining lease term	16 years	16 years
Weighted average discount rate%	3.05%	3.12%

(in millions) Maturities of lease liabilities:	December 31, 2021
2022	$26
2023	26
2024	25
2025	24
2026	23
Thereafter	197

Total lease payments	321
Less: imputed interest	(72)

Total present value of lease liabilities	$249

NOTE 8: DEPOSITS

The following table sets forth the weighted average interest rates for each type of deposit at December 31, 2021 and 2020:

	December 31,
	2021			2020
(dollars in millions)	Amount	Percent of Total	Weighted Average Interest Rate	Amount	Percent of Total	Weighted Average Interest Rate
Interest-bearing checking and money market accounts	$13,209	37.68%	0.20%	$12,610	38.87%	0.28%
Savings accounts	8,892	25.36	0.35	6,416	19.78	0.41
Certificates of deposit	8,424	24.03	0.52	10,331	31.85	0.83
Non-interest-bearing accounts	4,534	12.93	—	3,080	9.50	—

Total deposits	$35,059	100.00%	0.29%	$32,437	100.00%	0.45%

At December 31, 2021 and 2020, the aggregate amount of deposits that had been reclassified as loan balances (i.e., overdrafts) was $1.9 million and $2.3 million, respectively.

The scheduled maturities of certificates of deposit (“CDs”) at December 31, 2021 were as follows:

(in millions)
1 year or less	$7,454
More than 1 year through 2 years	410
More than 2 years through 3 years	495
More than 3 years through 4 years	26
More than 4 years through 5 years	39
Over 5 years	—

Total CDs	$8,424

Included in total deposits at both December 31, 2021 and 2020 were brokered deposits of $5.7 billion and $5.3 billion with weighted average interest rates of .07% and .08% at the respective year-ends. Brokered money market accounts represented $3.0 billion of the December 31, 2021 and 2020 totals, and brokered interest-bearing checking accounts represented $1.5 billion and $1.3 billion, respectively. Brokered CDs represented $1.2 billion and $1.0 billion of brokered deposits at December 31, 2021 and 2020, respectively.

NOTE 9: BORROWED FUNDS

The following table summarizes the Company’s borrowed funds at December 31, 2021 and 2020:

	December 31,
(in millions)	2021	2020
Wholesale borrowings:
FHLB advances	$15,105	$14,628
Repurchase agreements	800	800

Total wholesale borrowings	$15,905	$15,428
Junior subordinated debentures	361	360
Subordinated notes	296	296

Total borrowed funds	$16,562	$16,084

Accrued interest on borrowed funds is included in “Other liabilities” in the Consolidated Statements of Condition and amounted to $18 million and $19 million, respectively, at December 31, 2021 and 2020.

FHLB Advances

The contractual maturities and the next call dates of FHLB advances outstanding at December 31, 2021 were as follows:

	Contractual Maturity		Earlier of Contractual Maturity or Next Call Date
(dollars in millions) Year	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
2022	$3,750	0.50%	$11,030	1.53%
2023	2,525	0.85	2,725	0.91
2024	1,350	0.85	1,350	0.85
2025	—	—	—	—
2026	—	—	—	—
2027	—	—	—	—
2028	4,350	2.40	—	—
2029	3,130	1.55	—	—

Total FHLB advances	$15,105	1.36	$15,105	1.36

(1)	Does not included the effect interest rate swap agreements.

FHLB advances include both straight fixed-rate advances and advances under the FHLB convertible advance program, which gives the FHLB the option of either calling the advance after an initial lock-out period of up to five years and quarterly thereafter until maturity, or a one-time call at the initial call date.

At December 31, 2021 and 2020, respectively, the Bank had unused lines of available credit with the FHLB of up to $8.4 billion and $7.3 billion. The Company had no overnight advances at December 31, 2021, or December 31, 2020. During the twelve months ended December 31, 2021, the average balance of overnight advances amounted to $6 million, with a weighted average interest rate of .36%. During the twelve months ended December 31, 2020, the average balances of overnight advances amounted to $2 million, with weighted average interest rates of 1.2%.

Total FHLB advances generated interest expense of $233 million, $246 million, and $259 million, in the years ended December 31, 2021, 2020, and 2019, respectively.

Repurchase Agreements

The following table presents an analysis of the contractual maturities and next call dates of the Company’s outstanding repurchase agreements accounted for as secured borrowings at December 31, 2021:

	Contractual Maturity		Earlier of Contractual Maturity or Next Call Date
(dollars in millions) Year	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
2022	$—	—%	$800	2.24%
2023	—	—	—	—
2028	300	2.37	—	—
2029	500	2.16	—	—

	$800	2.24	$800	2.24

The following table provides the contractual maturity and weighted average interest rate of repurchase agreements, and the amortized cost and fair value of the securities collateralizing the repurchase agreements, at December 31, 2021:

			Mortgage-Related and Other Securities		GSE Debentures and U.S. Treasury Obligations
(dollars in millions) Period of Maturity	Amount	Weighted Average Interest Rate	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Greater than 90 days	$800	2.24%	$345	$343	$549	$570

The Company had no short-term repurchase agreements outstanding at December 31, 2021 or 2020.

At December 31, 2021 and 2020, the accrued interest on repurchase agreements amounted to $2 million. The interest expense on repurchase agreements was $18 million, for each of the years ended December 31, 2021, 2020, and 2019, respectively.

Federal Funds Purchased

There were no federal funds purchased outstanding at December 31, 2021 or 2020.

In 2021 and 2020, respectively, the average balances of federal funds purchased were $81 million and $180 million, with weighted average interest rates of 0.09% and 0.49%. The interest expense produced by federal funds purchased was $0 million, $1 million and $0 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Junior Subordinated Debentures

At December 31, 2021 and 2020, the Company had $361 million and $360 million, respectively, of outstanding junior subordinated deferrable interest debentures (“junior subordinated debentures”) held by statutory business trusts (the “Trusts”) that issued guaranteed capital securities.

The Trusts are accounted for as unconsolidated subsidiaries, in accordance with GAAP. The proceeds of each issuance were invested in a series of junior subordinated debentures of the Company and the underlying assets of each statutory business trust are the relevant debentures. The Company has fully and unconditionally guaranteed the obligations under each trust’s capital securities to the extent set forth in a guarantee by the Company to each trust. The Trusts’ capital securities are each subject to mandatory redemption, in whole or in part, upon repayment of the debentures at their stated maturity or earlier redemption.

The following junior subordinated debentures were outstanding at December 31, 2021:

	Interest Rate of Capital Securities and Debentures	Junior Subordinated Debentures Amount Outstanding	Capital Securities Amount Outstanding	Date of Original Issue	Stated Maturity	First Optional Redemption Date
Issuer	(dollars in millions)
New York Community Capital Trust V (BONUSESSM Units)	6.00%	$147	$140	Nov. 4, 2002	Nov. 1, 2051	Nov. 4, 2007	(1)
New York Community Capital Trust X	1.80	124	120	Dec. 14, 2006	Dec. 15, 2036	Dec. 15, 2011	(2)
PennFed Capital Trust III	3.45	31	30	June 2, 2003	June 15, 2033	June 15, 2008	(2)
New York Community Capital Trust XI	1.87	59	58	April 16, 2007	June 30, 2037	June 30, 2012	(2)

Total junior subordinated debentures		$361	$348

(1)	Callable subject to certain conditions as described in the prospectus filed with the SEC on November 4, 2002.

(2)	Callable from this date forward.

The Bifurcated Option Note Unit SecuritiESSM (“BONUSES units”) included in the preceding table were issued by the Company on November 4, 2002 at a public offering price of $50.00 per share. Each of the 5,500,000 BONUSES units offered consisted of a capital security issued by New York Community Capital Trust V, a trust formed by the Company, and a warrant to purchase 2.4953 shares of the common stock of the Company (for a total of approximately 13.7 million common shares) at an effective exercise price of $20.04 per share. Each capital security has a maturity of 49 years, with a coupon, or distribution rate, of 6.00% on the $50.00 per share liquidation amount. The warrants and capital securities were non-callable for five years from the date of issuance and were not called by the Company when the five-year period passed on November 4, 2007.

The gross proceeds of the BONUSES units totaled $275.0 million and were allocated between the capital security and the warrant comprising such units in proportion to their relative values at the time of issuance. The value assigned to the warrants, $92.4 million, was recorded as a component of additional “paid-in capital” in the Company’s Consolidated Statements of Condition. The value assigned to the capital security component was $182.6 million. The $92.4 million difference between the assigned value and the stated liquidation amount of the capital securities was treated as an original issue discount, and is being amortized to interest expense over the 49-year life of the capital securities on a level-yield basis. At December 31, 2021, this discount totaled $65 million.

The other three trust preferred securities noted in the preceding table were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures (collectively, the “Capital Securities”). Dividends on the Capital Securities are payable either quarterly or semi-annually and are deferrable, at the Company’s option, for up to five years. As of December 31, 2021, all dividends were current.

Interest expense on junior subordinated debentures was $18 million, $19 million, and $22 million, respectively, for the years ended December 31, 2021, 2020, and 2019.

Subordinated Notes

At December 31, 2021 and 2020, the Company had $296 million, respectively, of fixed-to-floating rate subordinated notes outstanding:

Date of Original Issue	Stated Maturity	Interest Rate(1)	Original Issue Amount
	(dollars in millions)
Nov. 6, 2018	Nov. 6, 2028	5.90%	$300

(1)

From and including the date of original issuance to, but excluding November 6, 2023, the Notes will bear interest at an initial rate of 5.90% per annum payable semi-annually. Unless redeemed, from and including November 6, 2023 to but excluding the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 278 basis point payable quarterly.

The interest expense on subordinated notes amounted to $18 million for the years ended December 31, 2021 , 2020, and 2019.

NOTE 10: FEDERAL, STATE, AND LOCAL TAXES

The following table summarizes the components of the Company’s net deferred tax asset (liability) at December 31, 2021 and 2020:

	December 31,
(in millions)	2021	2020
Deferred Tax Assets:
Allowance for credit losses on loans and leases	$55	$53
Acquisition accounting and fair value adjustments on securities (including OTTI)	21	—
Compensation and related benefit obligations	17	21
Net operating loss carryforwards	1	6
Other	15	18

Gross deferred tax assets	109	98
Valuation allowance	—	—

Deferred tax asset after valuation allowance	$109	$98

Deferred Tax Liabilities:
Amortizable intangibles	$(3)	$(3)
Acquisition accounting and fair value adjustments on securities (including OTTI)	—	(13)
Premises and equipment	(5)	(6)
Prepaid pension cost	(35)	(25)
Fair value adjustments on loans	(81)	(92)
Leases	(360)	(370)
Other	(9)	(9)

Gross deferred tax liabilities	$(493)	$(518)

Net deferred tax liability	$(384)	$(420)

The deferred tax liability represents the anticipated federal, state, and local tax expenses or benefits that are expected to be realized in future years upon the utilization of the underlying tax attributes comprising said balances. The net deferred tax liability is included in “Other liabilities” in the Consolidated Statements of Condition at December 31, 2021 and 2020.

At December 31, 2021, the Company had a New York City net operating loss (“NOL”) carry forward of $21 million, which is available to offset future federal taxable income. The NOL may be carried forward for 20 years to any future calendar tax year after 2021.

The Company has determined that all deductible temporary differences and net operating loss carryforwards are more likely than not to provide a benefit in reducing future federal, state, and local tax liabilities, as applicable. The Company has reached this determination based on its history of reporting positive taxable income in all relevant tax jurisdictions, the length of time available to utilize the net operating loss carryforwards, and the recognition of taxable income in future periods from taxable temporary differences.

The following table summarizes the Company’s income tax expense for the years ended December 31, 2021, 2020, and 2019:

	December 31,
(in millions)	2021	2020	2019
Federal – current	$188	$(148)	$4
State and local – current	35	5	23

Total current	223	(143)	27

Federal – deferred	(28)	190	101
State and local – deferred	15	29	—

Total deferred	(13)	219	101

Income tax expense reported in net income	210	77	128
Income tax expense reported in stockholders’ equity related to:
Securities available-for-sale	(42)	16	16
Pension liability adjustments	10	—	5
Cash flow hedge	9	(13)	—
Adoption of ASU 2016-13	—	(4)	—

Total income taxes	$187	$76	$149

The following table presents a reconciliation of statutory federal income tax expense (benefit) to combined actual income tax expense (benefit) reported in net income for the years ended December 31, 2021, 2020, and 2019:

	December 31,
(in millions)	2021	2020	2019
Statutory federal income tax at 21%, 21% and 21%, respectively	$169	$123	$110
State and local income taxes, net of federal income tax effect	40	27	18
Effect of tax law changes	—	(73)	—
Non-deductible FDIC deposit insurance premiums	9	8	7
Effect of tax deductibility of ESOP	(3)	(3)	(3)
Non-taxable income and expense of BOLI	(6)	(7)	(6)
Non-deductible merger expenses	3	—	—
Federal tax credits	—	(1)	(1)
Adjustments relating to prior tax years	(1)	1	—
Other, net	(1)	2	3

Total income tax expense	$210	$77	$128

GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. The CARES Act was enacted on March 27, 2020 to provide relief related to the COVID-19 pandemic. The CARES Act includes many measures to assist companies including the allowance of net operating losses originating in 2018, 2019 or 2020 to be carried back five years. The Company recorded $68.4 million in tax benefits for the year ended December 31, 2020 relating to the enactment of the CARES Act.

The Company invests in affordable housing projects through limited partnerships that generate federal Low Income Housing Tax Credits. The balances of these investments, which are included in “Other assets” in the Consolidated Statements of Condition, were $76 million and $85 million, respectively, at December 31, 2021 and 2020, and included commitments of $34 million and $54 million that are expected to be funded over the next three years. The Company elected to apply the proportional amortization method to these investments. Recognized in the determination of income tax (benefit) expense from operations for the years ended December 31, 2021, 2020, and 2019 were $9 million, $8 million, and $6 million, respectively, of affordable housing tax credits and other tax benefits, and an offsetting $9 million, $6 million, and $5 million, respectively, for the amortization of the related investments. No impairment losses were recognized in relation to these investments for the years ended December 31, 2021, 2020, and 2019

GAAP prescribes a recognition threshold and measurement attribute for use in connection with the obligation of a company to recognize, measure, present, and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2021, the Company had $39 million of unrecognized gross tax benefits. Gross tax benefits do not reflect the federal tax effect associated with state tax amounts. The total amount of net unrecognized tax benefits at December 31, 2021 that would have affected the effective tax rate, if recognized, was $30 million.

Interest and penalties (if any) related to the underpayment of income taxes are classified as a component of income tax expense in the Consolidated Statements of Income and Comprehensive Income. During the years ended December 31, 2021, 2020, and 2019, the Company recognized income tax expense attributed to interest and penalties of $4 million, $3 million, and $3 million, respectively. Accrued interest and penalties on tax liabilities were $22 million and $18 million, respectively, at December 31, 2021 and 2020.

The following table summarizes changes in the liability for unrecognized gross tax benefits for the years ended December 31, 2021, 2020, and 2019:

	December 31,
(in millions)	2021	2020	2019
Uncertain tax positions at beginning of year	$38	$36	$33
Additions for tax positions relating to current-year operations	2	1	1
Additions for tax positions relating to prior tax years	1	1	2
Subtractions for tax positions relating to prior tax years	(2)	—	—
Reductions in balance due to settlements	—	—	—

Uncertain tax positions at end of year	$39	$38	$36

The Company and its subsidiaries have filed tax returns in many states. The following are the more significant tax filings that are open for examination:

•	Federal tax filings for tax years 2018 through the present;

•	New York State tax filings for tax years 2010 through the present;

•	New York City tax filings for tax years 2011 through the present; and

•	New Jersey tax filings for tax years 2015 through the present.

In addition to other state audits, the Company is currently under examination by the following taxing jurisdictions of significance to the Company:

•	New York State for the tax years 2010 through 2016; and

•	New York City for the tax years 2011 and 2014.

It is reasonably possible that there will be developments within the next twelve months that would necessitate an adjustment to the balance of unrecognized tax benefits, including decreases of up to $21 million due to completion of tax authorities’ exams and the expiration of statutes of limitations.

As a savings institution, the Bank is subject to a special federal tax provision regarding its frozen tax bad debt reserve. At December 31, 2021, the Bank’s federal tax bad debt base-year reserve was $62 million, with a related federal deferred tax liability of $13 million, which has not been recognized since the Bank does not expect that this reserve will become taxable in the foreseeable future. Events that would result in taxation of this reserve include redemptions of the Bank’s stock or certain excess distributions by the Bank to the Company.

NOTE 11. DERIVATIVE AND HEDGING ACTIVITIES

The Company’s derivative financial instruments consist of interest rate swaps. The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate and liquidity risks, primarily by managing the amount, sources, and duration of its assets and liabilities and, from time to time, the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires all standardized derivatives, including most interest rate swaps, to be submitted for clearing to central counterparties to reduce counterparty risk. Two of the central counterparties are the Chicago Mercantile Exchange (“CME”) and the London Clearing House (“LCH”). As of December 31, 2021, all of the Company’s $4.3 billion notional derivative contracts were cleared on the LCH. Daily variation margin payments on derivatives cleared through the LCH are accounted for as legal settlement. For derivatives cleared through LCH, the net gain (loss) position includes the variation margin amounts as settlement of the derivative and not collateral against the fair value of the derivative, which includes accrued interest; therefore, those interest rate and derivative contracts the Company clears through the LCH are reported at a fair value of approximately zero at December 31, 2021.

The Company’s exposure is limited to the value of the derivative contracts in a gain position less any collateral held and plus any collateral posted. When there is a net negative exposure, we consider our exposure to the counterparty to be zero. At December 31, 2021, the Company had a net negative exposure.

Fair Value of Hedges of Interest Rate Risk

The Company is exposed to changes in the fair value of certain of its fixed-rate assets due to changes in interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate. Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount. Such derivatives were used to hedge the changes in fair value of certain of its pools of prepayable fixed rate assets. For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.

The Company has entered into an interest rate swap with a notional amount of $2.0 billion to hedge certain real estate loans. For the twelve months ended December 31, 2021, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $49 million for the twelve months ended December 31, 2021. For the twelve months ended December 31, 2020, the floating rate received related to the net settlement of this interest rate swap was less than the fixed rate payments. As such, interest income from Loans and leases in the accompanying Consolidated Statements of Income and Comprehensive Income was decreased by $35 million for the twelve months ended December 31, 2020.

As of December 31, 2021, the following amounts were recorded on the balance sheet related to cumulative basis adjustment for fair value hedges.

(in millions)	December 31, 2021		December 31, 2020
Line Item in the Consolidated Statements of Condition in which the Hedge Item is Included	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets	Carrying Amount of the Hedged Assets	Cumulative Amount of Fair Value Hedging Adjustments Included in the Carrying Amount of the Hedged Assets
Total loans and leases, net (1)	$2,025	$25	$2,073	$73

(1)

These amounts include the amortized cost basis of closed portfolios used to designate hedging relationships in which the hedged item is the last layer expected to be remaining at the end of the hedging relationship. At December 31, 2021, the amortized cost basis of the closed portfolios used in these hedging relationships was $2.9 billion; the cumulative basis adjustments associated with these hedging relationships was $25 million; and the amount of the designated hedged items was $2.0 billion.

The following table sets forth information regarding the Company’s derivative financial instruments at December 31, 2021.

	December 31, 2021
	Fair Value
(in millions)	Notional Amount	Other Assets	Other Liabilities
Derivatives designated as fair value hedging instruments:
Interest rate swap	$2,000	$—	$—

Total derivatives designated as fair value hedging instruments	$2,000	$—	$—

The following table sets forth the effect of derivative instruments on the Consolidated Statements of Income and Comprehensive Income for the periods indicated.

(in millions)	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Derivative – interest rate swap:
Interest income	$48	$(20)
Hedged item – loans:
Interest income	$(48)	$20

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. Interest rate swaps designated as cash flow hedges involve the receipt of amounts subject to variability caused by changes in interest rates from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Changes in the fair value of derivatives designated and that qualify as cash flow hedges are initially recorded in other comprehensive income and are subsequently reclassified into earnings in the period that the hedged transaction affects.

Interest rate swaps with notional amounts totaling $2.3 billion as of December 31, 2021 and December 31, 2020, were designated as cash flow hedges of certain FHLB borrowings.

The following table summarizes information about the interest rate swaps designated as cash flow hedges at December 31, 2021 and December 31, 2020:

(dollars in millions)	December 31, 2021	December 31, 2020
Notional amounts	$2,250	$2,250
Cash collateral posted	12	46
Weighted average pay rates	1.27%	1.27%
Weighted average receive rates	0.18%	0.23%
Weighted average maturity	0.9 years	1.9 years

The following table presents the effect of the Company’s cash flow derivative instruments on AOCL for the year ending December 31, 2021:

(in millions)	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
Amount of (loss) gain recognized in AOCL	$8	$(58)
Amount of reclassified from AOCL to interest expense	25	12

Gains (losses) included in the Consolidated Statements of Income related to interest rate derivatives designated as cash flow hedges during the twelve months ended December 31, 2021 was $25 million. Amounts reported in AOCL related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate borrowings. During the next twelve months, the Company estimates that an additional $25 million will be reclassified to interest expense.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Pledged Assets

The Company pledges securities to serve as collateral for its repurchase agreements, among other purposes. At December 31, 2021, the Company had pledged available for sale mortgage-related securities and other debt securities with carrying values of $704 million and $464 million, respectively. At December 31, 2020, the Company had pledged available for sale mortgage-related securities and other debt securities with carrying values of $898 million and $380 million, respectively. In addition, the Company had $33.9 billion and $33.5 billion of loans pledged to the FHLB-NY to serve as collateral for its wholesale borrowings at the respective year-ends.

Loan Commitments and Letters of Credit

At December 31, 2021 and 2020, the Company had commitments to originate loans, including unused lines of credit, of $2.8 billion and $2.5 billion, respectively. The majority of the outstanding loan commitments at those dates were expected to close within 90 days. In addition, the Company had commitments to originate letters of credit totaling $291 million and $376 million at December 31, 2021 and 2020.

The following table summarizes the Company’s off-balance sheet commitments to originate loans and letters of credit at December 31, 2021:

(in millions)
Mortgage Loan Commitments:
Multi-family and commercial real estate	$352
One-to-four family	—
Acquisition, development, and construction	168

Total mortgage loan commitments	$520
Other loan commitments	2,301

Total loan commitments	$2,821
Commercial, performance stand-by, and financial stand-by letters of credit	291

Total commitments	$3,112

Financial Guarantees

The Company provides guarantees and indemnifications to its customers to enable them to complete a variety of business transactions and to enhance their credit standings. These guarantees are recorded at their respective fair values in “Other liabilities” in the Consolidated Statements of Condition. The Company deems the fair value of the guarantees to equal the consideration received.

The following table summarizes the Company’s guarantees and indemnifications at December 31, 2021:

(in millions)	Expires Within One Year	Expires After One Year	Total Outstanding Amount	Maximum Potential Amount of Future Payments
Financial stand-by letters of credit	$77	$60	$137	$271
Performance stand-by letters of credit	3	—	3	3
Commercial letters of credit	7	1	8	17

Total letters of credit	$87	$61	$148	$291

The maximum potential amount of future payments represents the notional amounts that could be funded under the guarantees and indemnifications if there were a total default by the guaranteed parties or if indemnification provisions were triggered, as applicable, without consideration of possible recoveries under recourse provisions or from collateral held or pledged.

The Company collects fees upon the issuance of commercial and stand-by letters of credit. Fees for stand-by letters of credit fees are initially recorded by the Company as a liability, and are recognized as income periodically through the respective expiration dates. Fees for commercial letters of credit are collected and recognized as income at the time that they are issued and upon payment of each set of documents presented. In addition, the Company requires adequate collateral, typically in the form of cash, real property, and/or personal guarantees upon its issuance of irrevocable stand-by letters of credit. Commercial letters of credit are primarily secured by the goods being purchased in the underlying transaction and are also personally guaranteed by the owner(s) of the applicant company.

At December 31, 2021, the Company had no commitments to purchase securities.

Legal Proceedings

Following the announcement of the Merger Agreement, the first of four lawsuits was filed on June 23, 2021 in United States Federal District Courts by alleged stockholders of NYCB against NYCB and the members of its board of directors challenging the accuracy or completeness of the disclosures contained in the Form S-4 filed on June 25, 2021 by NYCB with the SEC relating to the proposed Merger. Four additional lawsuits were filed by alleged Flagstar stockholders in state and federal courts against Flagstar and its board of directors (and, in one instance, NYCB and 615 Corp.) challenging the proposed Merger or Flagstar’s disclosures relating to the Merger, and those four lawsuits have since been resolved and dismissed. The complaints in the actions against NYCB allege, among other things, that the defendants caused a materially incomplete and misleading Form S-4 relating to the proposed Merger to be filed with the SEC in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder. None of NYCB defendants has been served with the complaint in any of these actions, and NYCB believes that these claims are without merit.

NOTE 13: INTANGIBLE ASSETS

Goodwill

Goodwill is presumed to have an indefinite useful life and is tested for impairment, rather than amortized, at the reporting unit level, at least once a year. There was no change in goodwill during the year ended December 31, 2021.

NOTE 14: EMPLOYEE BENEFITS

Retirement Plan

The New York Community Bancorp, Inc. Retirement Plan (the “Retirement Plan”) covers substantially all employees who had attained minimum age, service, and employment status requirements prior to the date when the individual plans were frozen by the banks of origin. Once frozen, the individual plans ceased to accrue additional benefits, service, and compensation factors, and became closed to employees who would otherwise have met eligibility requirements after the “freeze” date.

The following table sets forth certain information regarding the Retirement Plan as of the dates indicated:

	December 31,
(in millions)	2021	2020
Change in Benefit Obligation:
Benefit obligation at beginning of year	$172	$160
Interest cost	4	5
Actuarial loss (gain)	(9)	15
Annuity payments	(6)	(7)
Settlements	(3)	(1)

Benefit obligation at end of year	$158	$172

Change in Plan Assets:
Fair value of assets at beginning of year	$261	$243
Actual return (loss) on plan assets	31	26
Contributions	—	—
Annuity payments	(6)	(7)
Settlements	(3)	(1)

Fair value of assets at end of year	$283	$261

Funded status (included in “Other assets”)	$125	$89

Changes recognized in other comprehensive income for the year ended December 31:
Amortization of prior service cost	$—	$—
Amortization of actuarial loss	(7)	(7)
Net actuarial (gain) loss arising during the year	(23)	4

Total recognized in other comprehensive income for the year (pre-tax)	$(30)	$(3)

Accumulated other comprehensive loss (pre-tax) not yet recognized in net periodic benefit cost at December 31:
Prior service cost	$—	$—
Actuarial loss, net	43	73

Total accumulated other comprehensive loss (pre-tax)	$43	$73

In 2022, an estimated $2 million of unrecognized net actuarial loss for the Retirement Plan will be amortized from AOCL into net periodic benefit cost. The comparable amount recognized as net periodic benefit cost in 2021 was $7 million. No prior service cost will be amortized in 2022 and none was amortized in 2021. The discount rates used to determine the benefit obligation at December 31, 2021 and 2020 were 2.6% and 2.2%, respectively.

The discount rate reflects rates at which the benefit obligation could be effectively settled. To determine this rate, the Company considers rates of return on high-quality fixed-income investments that are currently available and are expected to be available during the period until the pension benefits are paid. The expected future payments are discounted based on a portfolio of high-quality rated bonds (AA or better) for which the Company relies on the Financial Times Stock Exchange (“FTSE”) Pension Liability Index that is published as of the measurement date.

The components of net periodic pension (credit) expense were as follows for the years indicated:

	Years Ended December 31,
(in millions)	2021	2020	2019
Components of net periodic pension expense (credit):
Interest cost	$4	$5	$6
Expected return on plan assets	(16)	(15)	(14)
Amortization of net actuarial loss	7	7	10

Net periodic pension (credit) expense	$(5)	$(3)	$2

The following table indicates the weighted average assumptions used in determining the net periodic benefit cost for the years indicated:

	Years Ended December 31,
	2021	2020	2019
Discount rate	2.2%	3.0%	4.1%
Expected rate of return on plan assets	6.3	6.5	6.8

As of December 31, 2021, Retirement Plan assets were invested in two diversified investment portfolios of the Pentegra Retirement Trust (the “Trust”), a private placement investment fund.

The Company (in this context, the “Plan Sponsor”) chooses the specific asset allocation for the Retirement Plan within the parameters set forth in the Trust’s Investment Policy Statement. The long-term investment objectives are to maintain the Retirement Plan’s assets at a level that will sufficiently cover the Plan Sponsor’s long-term obligations, and to generate a return on those assets that will meet or exceed the rate at which the Plan Sponsor’s long-term obligations will grow.

The Retirement Plan allocates its assets in accordance with the following targets:

•

To hold 55% of its assets in equity securities via investment in the Trust’s Long-Term Growth—Equity (“LTGE”) Portfolio, a diversified portfolio that invests in a number of actively and passively managed equity mutual funds and collective trusts in order to gain exposure to both U.S. and non-U.S. equity markets;

•

To hold 44% of its assets in intermediate-term investment-grade bonds via investment in the Long-Term Growth—Fixed Income (“LTGFI”) Portfolio, a diversified portfolio that invests in a number of fixed-income mutual funds and collective investment trusts, primarily including intermediate-term bond funds with a focus on U.S. investment grade securities and opportunistic allocations to below-investment grade and non-U.S. investments; and

•	To hold 1% in a cash equivalents portfolio for liquidity purposes.

In addition, the Retirement Plan holds Company shares, the value of which is approximately equal to 13% of the assets that are held by the Trust.

The LTGE and LTGFI portfolios are designed to provide long-term growth of equity and fixed-income assets with the objective of achieving an investment return in excess of the cost of funding the active life, deferred vesting, and all 30-year term and longer obligations of retired lives in the Trust. Risk and volatility are further managed in accordance with the distinct investment objectives of the Trust’s respective portfolios.

The following table presents information about the fair value measurements of the investments held by the Retirement Plan as of December 31, 2021:

(in millions)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity:
Large-cap value (1)	$24	$—	$24	$—
Large-cap growth (2)	27	—	27	—
Large-cap core (3)	17	—	17	—
Mid-cap value (4)	7	—	7	—
Mid-cap growth (5)	6	—	6	—
Mid-cap core (6)	6	—	6	—
Small-cap value (7)	3	—	3	—
Small-cap growth (8)	7	—	7	—
Small-cap core (9)	5	—	5	—
International equity (10)	37	—	37	—
Fixed Income Funds:
Fixed Income – U.S. Core (11)	77	—	77	—
Intermediate duration (12)	26	—	26	—
Equity Securities:
Company common stock	36	36	—	—
Cash Equivalents:
Money market *	5	1	4	—

	$283	$37	$246	$—

*	Includes cash equivalent investments in equity and fixed income strategies.

(1)	This category contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.

(2)	This category seeks long-term capital appreciation by investing primarily in large growth companies based in the U.S.

(3)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.

(4)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Value Index.

(5)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Growth Index.

(6)	This category seeks to track the performance of the S&P Midcap 400 Index.

(7)	This category consists of a selection of investments based on the Russell 2000 Value Index.

(8)	This category consists of a mutual fund invested in small cap growth companies along with a fund invested in a selection of investments based on the Russell 2000 Growth Index.

(9)

This category consists of a mutual fund investing in readily marketable securities of U.S. companies with market capitalizations within the smallest 10% of the market universe, or smaller than the 1000th largest US company.

(10)

This category invests primarily in medium to large non-US companies in developed and emerging markets. Under normal circumstances, at least 80% of total assets will be invested in equity securities, including common stocks, preferred stocks, and convertible securities.

(11)

This category currently includes equal investments in three mutual funds, two of which usually hold at least 80% of fund assets in investment grade fixed income securities, seeking to outperform the Barclays US Aggregate Bond Index while maintaining a similar duration to that index. The third fund targets investments of 50% or more in mortgage-backed securities guaranteed by the US government and its agencies.

(12)

This category consists of a mutual fund which invest in a diversified portfolio of high-quality bonds and other fixed income securities, including U.S. Government obligations, mortgage-related and asset backed securities, corporate and municipal bonds, CMOs, and other securities mostly rated A or better.

Current Asset Allocation

The asset allocations for the Retirement Plan as of December 31, 2021 and 2020 were as follows:

	At December 31,
	2021	2020
Equity securities	62%	60%
Debt securities	36	38
Cash equivalents	2	2

Total	100%	100%

Determination of Long-Term Rate of Return

The long-term rate of return on Retirement Plan assets assumption was based on historical returns earned by equities and fixed income securities, and adjusted to reflect expectations of future returns as applied to the Retirement Plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn long-term rates of return in the ranges of 6% to 8% and 3% to 5%, respectively, with an assumed long-term inflation rate of 2.5% reflected within these ranges. When these overall return expectations are applied to the Retirement Plan’s target allocations, the result is an expected rate of return of 5% to 7%.

Expected Contributions

The Company does not expect to contribute to the Retirement Plan in 2022.

Expected Future Annuity Payments

The following annuity payments, which reflect expected future service, as appropriate, are expected to be paid by the Retirement Plan during the years indicated:

(in millions)
2022	$8
2023	8
2024	8
2025	9
2026	8
2027 and thereafter	44

Total	$85

Qualified Savings Plan (401(k) Plan)

The Company maintains a defined contribution qualified savings plan in the form of a 401(k) plan in which all salaried employees are able to participate after one month of service and having attained age 21. The Company instituted a safe harbor matching contribution program during the year ended December 31, 2020, and accordingly, the Company matches a portion of employee 401(k) plan contributions. Such expense totaled $6 million for the twelve months ended December 31, 2021 and 2020.

Post-Retirement Health and Welfare Benefits

The Company offers certain post-retirement benefits, including medical, dental, and life insurance (the “Health & Welfare Plan”) to retired employees, depending on age and years of service at the time of retirement. The costs of such benefits are accrued during the years that an employee renders the necessary service.

The Health & Welfare Plan is an unfunded plan and is not expected to hold assets for investment at any time. Any contributions made to the Health & Welfare Plan are used to immediately pay plan premiums and claims as they come due.

The following table sets forth certain information regarding the Health & Welfare Plan as of the dates indicated:

	December 31,
(in millions)	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$12	$12
Interest cost	—	—
Actuarial gain	(2)	—
Premiums and claims paid	—	—

Benefit obligation at end of year	$10	12

Change in plan assets:
Fair value of assets at beginning of year	$—	$—
Employer contribution	—	1
Premiums and claims paid	—	(1)

Fair value of assets at end of year	$—	$—

Funded status (included in “Other liabilities”)	$(10)	(12)

Changes recognized in other comprehensive income for the year ended December 31:
Amortization of prior service cost	$—	$—
Amortization of actuarial gain	—	—
Net actuarial (gain) loss arising during the year	(2)	—

Total recognized in other comprehensive income for the year (pre-tax)	$(2)	$—

Accumulated other comprehensive loss (pre-tax) not yet recognized in net periodic benefit cost at December 31:
Prior service cost	$—	$—
Actuarial loss, net	—	1

Total accumulated other comprehensive income (pre-tax)	$—	$1

The discount rates used in the preceding table were 2.3% at December 31, 2021 and 2.0% at December 31, 2020.

The estimated net actuarial loss and the prior service liability that will be amortized from AOCL into net periodic benefit cost in 2022 are $0 and $0, respectively.

The following table presents the components of net periodic benefit cost for the years indicated:

Years Ended December 31,
(in millions)	2021	2020	2019
Components of Net Periodic Benefit Cost:
Service cost	$—	$—	$—
Interest cost	—	—	—
Amortization of past-service liability	—	—	—
Amortization of net actuarial loss	—	—	—

Net periodic benefit cost	$—	$—	$—

(1)	All numbers round to zero.

The following table presents the weighted average assumptions used in determining the net periodic benefit cost for the years indicated:

	Years Ended December 31,
	2021	2020	2019
Discount rate	2.0%	2.9%	3.9%
Current medical trend rate	6.5	6.5	6.5
Ultimate trend rate	5.0	5.0	5.0
Year when ultimate trend rate will be reached	2027	2026	2025

Expected Contributions

The Company expects to contribute $1 million to the Health & Welfare Plan to pay premiums and claims in the fiscal year ending December 31, 2022.

Expected Future Payments for Premiums and Claims

The following amounts are currently expected to be paid for premiums and claims during the years indicated under the Health & Welfare Plan:

(in millions)
2022	$1
2023	1
2024	1
2025	1
2026	1
2027 and thereafter	2

Total	$7

NOTE 15: STOCK-RELATED BENEFIT PLANS

New York Community Bank Employee Stock Ownership Plan

On December 6, 2021, the ESOP was terminated with the assets in the ESOP merged into the employee’s 401(k) plan. After the merger of the ESOP into the 401(k) plan, the Company allocated $4 million into eligible participant’s accounts.

In 2020 and 2019, the Company allocated 405,167 and 349,356 shares, respectively, to participants in the ESOP. For each of the years ended December 31, 2021, 2020, and 2019, the Company recorded expense of $4 million.

Supplemental Executive Retirement Plan

The Bank has established a Supplemental Executive Retirement Plan (“SERP”), which provided additional unfunded, non-qualified benefits to certain participants in the ESOP in the form of Company common stock. The SERP was frozen in 1999. Trust-held assets, consisting entirely of Company common stock, amounted to 1,006,186 and 2,191,915 shares, respectively, at December 31, 2021 and 2020, including shares purchased through dividend reinvestment. The cost of these shares is reflected as a reduction of paid-in capital in excess of par in the Consolidated Statements of Condition.

Stock Based Compensation

At December 31, 2021, the Company had a total of 8,548,783 shares available for grants as restricted stock, options, or other forms of related rights under the 2020 Incentive Plan, which was approved by the Company’s shareholders at its Annual Meeting on June 3, 2020. The Company granted 3,131,949 shares of restricted stock, with an average fair value of $11.20 per share on the date of grant, during the twelve months ended December 31, 2021.

During 2020 and 2019, the Company granted 2,421,345 shares and 2,031,198 shares, respectively, of restricted stock, which had average fair values of $11.61 and $10.45 per share on the respective grant dates. The shares of restricted stock that were granted during the years ended December 31, 2021, 2020, and 2019 vest over a period of five years. Compensation and benefits expense related to the restricted stock grants is recognized on a straight-line basis over the vesting period and totaled $27 million, $28 million, and $31 million, respectively, for the years ended December 31, 2021, 2020, and 2019.

The following table provides a summary of activity with regard to restricted stock awards in the year ended December 31, 2021:

	For the Year Ended December 31, 2021
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of year	6,228,048	$12.43
Granted	3,131,949	11.20
Vested	(2,107,282)	13.15
Canceled	(302,380)	11.71

Unvested at end of year	6,950,335	11.68

As of December 31, 2021, unrecognized compensation cost relating to unvested restricted stock totaled $55 million. This amount will be recognized over a remaining weighted average period of 2.9 years.

The following table provides a summary of activity with regard to Performance-Based Restricted Stock Units (“PSUs”) in the twelve months ended December 31, 2021:

	Number of Shares	Performance Period	Expected Vesting Date
Outstanding at beginning of year	477,872
Granted	356,740	January 1, 2021 - December 31, 2023	March 31, 2024

Outstanding at end of period	834,612

PSUs are subject to adjustment or forfeiture, based upon the achievement by the Company of certain performance standards. Compensation and benefits expense related to PSUs is recognized using the fair value as of the date the units were approved, on a straight-line basis over the vesting period and totaled $5 million and $1 million for the twelve months ended December 31, 2021 and December 31, 2020. As of December 31, 2021, unrecognized compensation cost relating to unvested restricted stock totaled $5 million. This amount will be recognized over a remaining weighted average period of 1.4 years. As of December 31, 2021, the Company believes it is probable that the performance conditions will be met.

NOTE 16: FAIR VALUE MEASUREMENTS

GAAP sets forth a definition of fair value, establishes a consistent framework for measuring fair value, and requires disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. GAAP also clarifies that fair value is an “exit” price, representing the amount that would be received when selling an asset, or paid when transferring a liability, in an orderly transaction between market participants. Fair value is thus a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 – Inputs to the valuation methodology are significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants use in pricing an asset or liability.

A financial instrument’s categorization within this valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021 and 2020, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at December 31, 2021
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-related Debt Securities Available for Sale:
GSE certificates	$—	$1,107	$—	$—	$1,107
GSE CMOs	—	1,683	—	—	1,683

Total mortgage-related debt securities	$—	$2,790	$—	$—	$2,790

Other Debt Securities Available for Sale:
U. S. Treasury obligations	$45	$—	$—	$—	$45
GSE debentures	—	1,480	—	—	1,480
Asset-backed securities	—	479	—	—	479
Municipal bonds	—	25	—	—	25
Corporate bonds	—	838	—	—	838
Foreign notes	—	26	—	—	26
Capital trust notes	—	97	—	—	97

Total other debt securities	$45	$2,945	$—	$—	$2,990

Total debt securities available for sale	$45	$5,735	$—	$—	$5,780

Equity securities:
Preferred stock	$—	$—	$—	$—	$—
Mutual funds and common stock	—	16	—	—	16

Total equity securities	$—	$16	$—	$—	$16

Total securities	$45	$5,751	$—	$—	$5,796

	Fair Value Measurements at December 31, 2020
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting Adjustments	Total Fair Value
Assets:
Mortgage-Related Debt Securities Available for Sale:
GSE certificates	$—	$1,209	$—	$—	$1,209
GSE CMOs	—	1,829	—	—	1,829

Total mortgage-related debt securities	$—	$3,038	$—	$—	$3,038

Other Debt Securities Available for Sale:
U.S. Treasury obligations	$65	$—	$—	$—	$65
GSE debentures	—	1,158	—	—	1,158
Asset-backed securities	—	527	—	—	527
Municipal bonds	—	26	—	—	26
Corporate bonds	—	882	—	—	882
Foreign notes	—	26	—	—	26
Capital trust notes	—	91	—	—	91

Total other debt securities	$65	$2,710	$—	$—	$2,775

Total debt securities available for sale	$65	$5,748	$—	$—	$5,813

Equity securities:			—	—
Preferred stock	$15	$—	$—	$—	$15
Mutual funds and common stock	—	16	—	—	16

Total equity securities	$15	$16	$—	$—	$31

Total securities	$80	$5,764	$—	$—	$5,844

The Company reviews and updates the fair value hierarchy classifications for its assets on a quarterly basis. Changes from one quarter to the next that are related to the observability of inputs for a fair value measurement may result in a reclassification from one hierarchy level to another.

A description of the methods and significant assumptions utilized in estimating the fair values of securities follows:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and exchange-traded securities.

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, models incorporate transaction details such as maturity and cash flow assumptions. Securities valued in this manner would generally be classified within Level 2 of the valuation hierarchy, and primarily include such instruments as mortgage-related and corporate debt securities.

Periodically, the Company uses fair values supplied by independent pricing services to corroborate the fair values derived from the pricing models. In addition, the Company reviews the fair values supplied by independent pricing services, as well as their underlying pricing methodologies, for reasonableness. The Company challenges pricing service valuations that appear to be unusual or unexpected.

While the Company believes its valuation methods are appropriate, and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in different estimates of fair values at a reporting date.

Assets Measured at Fair Value on a Non-Recurring Basis

Certain assets are measured at fair value on a non-recurring basis. Such instruments are subject to fair value adjustments under certain circumstances (e.g., when there is evidence of impairment). The following tables present assets that were measured at fair value on a non-recurring basis as of December 31, 2021 and 2020, and that were included in the Company’s Consolidated Statements of Condition at those dates:

	Fair Value Measurements at December 31, 2021 Using
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain loans (1)	$—	$—	$32	$32
Other assets(2)	—	—	32	32
Total	$—	$—	$64	$64

(1)	Represents the fair value of certain loans individually assessed for impairment, based on the value of the collateral.
(2)

Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets and equity securities without readily determinable fair values. These equity securities are classified as Level 3 due to the infrequency of the observable prices and/or the restrictions on the shares.

	Fair Value Measurements at December 31, 2020 Using
(in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Certain impaired loans (1)	$—	$—	$41	$41
Other assets (2)	—	—	6	6

Total	$—	$—	$47	$47

(1)	Represents the fair value of impaired loans, based on the value of the collateral.
(2)	Represents the fair value of repossessed assets, based on the appraised value of the collateral subsequent to its initial classification as repossessed assets.

The fair values of collateral-dependent impaired loans are determined using various valuation techniques, including consideration of appraised values and other pertinent real estate and other market data.

Other Fair Value Disclosures

For the disclosure of fair value information about the Company’s on- and off-balance sheet financial instruments, when available, quoted market prices are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present-value estimates or other valuation techniques. Such fair values are significantly affected by the assumptions used, the timing of future cash flows, and the discount rate.

Because assumptions are inherently subjective in nature, estimated fair values cannot be substantiated by comparison to independent market quotes. Furthermore, in many cases, the estimated fair values provided would not necessarily be realized in an immediate sale or settlement of such instruments.

The following tables summarize the carrying values, estimated fair values, and fair value measurement levels of financial instruments that were not carried at fair value on the Company’s Consolidated Statements of Condition at December 31, 2021 and 2020:

	December 31, 2021
			Fair Value Measurement Using
(in millions)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$2,211	$2,211	$2,211		$—		$—
FHLB stock (1)	734	734	—		734		—
Loans and leases, net	45,539	44,748	—		—		44,748
Financial Liabilities:
Deposits	$35,059	$35,051	$26,635	(2)	$8,416	(3)	$—
Borrowed funds	16,562	17,169	—		17,169		—

(1)	Carrying value and estimated fair value are at cost.
(2)	Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.
(3)	Certificates of deposit.

	December 31, 2020
			Fair Value Measurement Using
(in millions)	Carrying Value	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$1,948	$1,948	$1,947,931		$—		$—
FHLB stock (1)	714	714	—		714		—
Loans and leases, net	42,807	42,376	—		—		42,376
Financial Liabilities:
Deposits	$32,437	$32,466	$22,106	(2)	$10,360	(3)	$—
Borrowed funds	16,084	16,794	—		16,794		—

(1) Carrying value and estimated fair value are at cost.

(2) Interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts.

(3) Certificates of deposit.

The methods and significant assumptions used to estimate fair values for the Company’s financial instruments follow:

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and federal funds sold. The estimated fair values of cash and cash equivalents are assumed to equal their carrying values, as these financial instruments are either due on demand or have short-term maturities.

Securities

If quoted market prices are not available for a specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. These pricing models primarily use market-based or independently sourced market parameters as inputs, including, but not limited to, yield curves, interest rates, equity or debt prices, and credit spreads. In addition to observable market information, pricing models also incorporate transaction details such as maturities and cash flow assumptions.

Federal Home Loan Bank Stock

Ownership in equity securities of the FHLB is generally restricted and there is no established liquid market for their resale. The carrying amount approximates the fair value.

Loans

The Company discloses the fair value of loans measured at amortized cost using an exit price notion. The Company determined the fair value on substantially all of its loans for disclosure purposes, on an individual loan basis. The discount rates reflect current market rates for loans with similar terms to borrowers having similar credit quality on an exit price basis. The estimated fair values of non-performing mortgage and other loans are based on recent collateral appraisals. For those loans where a discounted cash flow technique was not considered reliable, the Company used a quoted market price for each individual loan.

Deposits

The fair values of deposit liabilities with no stated maturity (i.e., interest-bearing checking and money market accounts, savings accounts, and non-interest-bearing accounts) are equal to the carrying amounts payable on demand. The fair values of CDs represent contractual cash flows, discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities. These estimated fair values do not include the intangible value of core deposit relationships, which comprise a portion of the Company’s deposit base.

Borrowed Funds

The estimated fair value of borrowed funds is based either on bid quotations received from securities dealers or the discounted value of contractual cash flows with interest rates currently in effect for borrowed funds with similar maturities and structures.

Off-Balance Sheet Financial Instruments

The fair values of commitments to extend credit and unadvanced lines of credit are estimated based on an analysis of the interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers. The estimated fair values of such off-balance sheet financial instruments were insignificant at December 31, 2021 and 2020.

NOTE 17: DIVIDEND RESTRICTIONS

The Parent Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to operating expenses and any share repurchases, the Parent Company is responsible for paying any dividends declared to the Company’s shareholders. As a Delaware corporation, the Parent Company is able to pay dividends either from surplus or, in case there is no surplus, from net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Various legal restrictions limit the extent to which the Company’s subsidiary bank can supply funds to the Parent Company and its non-bank subsidiaries. The Company’s subsidiary bank would require the approval of the Superintendent of the NYSDFS if the dividends they declared in any calendar year were to exceed the total of their respective net profits for that year combined with their respective retained net profits for the preceding two calendar years, less any required transfer to paid-in capital. The term “net profits” is defined as the remainder of all earnings from current operations plus actual recoveries on loans, investments, and other assets, after deducting from the total thereof all current operating expenses, actual losses if any, and all federal, state, and local taxes. In 2021, dividends of $380.0 million were paid by the Bank to the Parent Company. At December 31, 2021, the Bank could have paid additional dividends of $469 million to the Parent Company without regulatory approval.

NOTE 18: PARENT COMPANY-ONLY FINANCIAL INFORMATION

The following tables present the condensed financial statements for New York Community Bancorp, Inc. (Parent Company only):

Condensed Statements of Condition

	December 31,
(in millions)	2021	2020
ASSETS:
Cash and cash equivalents	$139	151
Investments in subsidiaries	7,525	7,334
Receivables from subsidiaries	3	—
Other assets	45	23

Total assets	$7,712	7,508

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Junior subordinated debentures	$361	360
Subordinated notes	296	296
Other liabilities	11	10

Total liabilities	668	666

Stockholders’ equity	7,044	6,842

Total liabilities and stockholders’ equity	$7,712	7,508

Condensed Statements of Income

	Years Ended December 31,
(in millions)	2021	2020	2019
Interest income	$—	$—	$—
Dividends received from subsidiaries	380	380	380
Other income	1	1	1

Gross income	381	381	381
Operating expenses	50	52	50

Income before income tax benefit and equity in underdistributed earnings of subsidiaries	331	329	331
Income tax benefit	14	14	14

Income before equity in underdistributed earnings of subsidiaries	345	343	345
Equity in underdistributed earnings of subsidiaries	251	168	50

Net income	$596	$511	$395

Condensed Statements of Cash Flows

	Years Ended December 31,
(in millions)	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$596	$511	$395
Change in other assets	(22)	—	—
Change in other liabilities	1	—	(2)
Other, net	32	30	33
Equity in undistributed earnings of subsidiaries	(251)	(168)	(50)

Net cash provided by operating activities	356	373	376

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in receivable from subsidiaries, net	(3)	2	4

Net cash (used in) provided by investing activities	(3)	2	4

CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock repurchased	(16)	(59)	(75)
Cash dividends paid on common and preferred stock	(349)	(348)	(350)

Net cash used in financing activities	(365)	(407)	(425)

Net decrease in cash and cash equivalents	(12)	(32)	(45)
Cash and cash equivalents at beginning of year	151	183	228

Cash and cash equivalents at end of year	$139	$151	$183

NOTE 19: CAPITAL

The Company is subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) that are substantially similar to those of the FDIC for the Bank.

The following tables present the regulatory capital ratios for the Company at December 31, 2021 and 2020, in comparison with the minimum amounts and ratios required by the FRB for capital adequacy purposes:

	Risk-Based Capital
At December 31, 2021	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$4,226	9.68%	$4,729	10.83%	$5,558	12.73%	$4,729	8.46%
Minimum for capital adequacy purposes	1,966	4.50	2,621	6.00	3,494	8.00	2,237	4.00

Excess	$2,260	5.18%	$2,108	4.83%	$2,064	4.73%	$2,492	4.46%

	Risk-Based Capital
At December 31, 2020	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$3,962	9.72%	$4,465	10.95%	$5,290	12.97%	$4,465	8.52%
Minimum for capital adequacy purposes	1,834	4.50	2,446	6.00	3,262	8.00	2,096	4.00

Excess	$2,128	5.22%	$2,019	4.95%	$2,028	4.97%	$2,369	4.52%

At December 31, 2021, our total risk-based capital ratio exceeded the minimum requirement for capital adequacy purposes by 473 basis points and the fully phased-in capital conservation buffer by 223 basis points.

The Bank is subject to regulation, examination, and supervision by the NYSDFS and the FDIC (the “Regulators”). The Bank is also governed by numerous federal and state laws and regulations, including the FDIC Improvement Act of 1991, which established five categories of capital adequacy ranging from “well capitalized” to “critically undercapitalized.” Such classifications are used by the FDIC to determine various matters, including prompt corrective action and each institution’s FDIC deposit insurance premium assessments. Capital amounts and classifications are also subject to the Regulators’ qualitative judgments about the components of capital and risk weightings, among other factors.

The quantitative measures established to ensure capital adequacy require that banks maintain minimum amounts and ratios of leverage capital to average assets and of common equity tier 1 capital, tier 1 capital, and total capital to risk-weighted assets (as such measures are defined in the regulations). At December 31, 2021, the Bank exceeded all the capital adequacy requirements to which they were subject.

As of December 31, 2021, the Company and the Bank are categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain a minimum common equity tier 1 risk-based capital ratio of 6.50%; a minimum tier 1 risk-based capital ratio of 8.00%; a minimum total risk-based capital ratio of 10.00%; and a minimum leverage capital ratio of 5.00%. In the opinion of management, no conditions or events have transpired since December 31, 2021 to change these capital adequacy classifications.

The following tables present the actual capital amounts and ratios for the Bank at December 31, 2021 and 2020 in comparison to the minimum amounts and ratios required for capital adequacy purposes.

	Risk-Based Capital
At December 31, 2021	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$5,217	11.95%	$5,217	11.95%	$5,402	12.38%	$5,217	9.33%
Minimum for capital adequacy purposes	1,964	4.50	2,619	6.00	3,491	8.00	2,236	4.00

Excess	$3,253	7.45%	$2,598	5.95%	$1,911	4.38%	$2,981	5.33%

	Risk-Based Capital
At December 31, 2020	Common Equity Tier 1		Tier 1		Total		Leverage Capital
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$4,964	12.18%	$4,964	12.18%	$5,145	12.62%	$4,964	9.48%
Minimum for capital adequacy purposes	1,834	4.50	2,445	6.00	3,260	8.00	2,095	4.00

Excess	$3,130	7.68%	$2,519	6.18%	$1,885	4.62%	$2,869	5.48%

Preferred Stock

On March 17, 2017, the Company issued 20,600,000 depositary shares, each representing a 1/40th interest in a share of the Company’s Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1.000 per share (equivalent to $25 per depositary share). Dividends will accrue on the depositary shares at a fixed rate equal to 6.375% per annum until March 17, 2027, and a floating rate equal to Three-month LIBOR plus 382.1 basis points per annum beginning on March 17, 2027. Dividends will be payable in arrears on March 17, June 17, September 17, and December 17 of each year, which commenced on June 17, 2017.

Treasury Stock Repurchases

On October 23, 2018, the Board of Directors approved the repurchase of up to $300 million of the Company’s outstanding common stock. As of December 31, 2021, the Company has repurchased a total of 29 million shares at an average price of $9.63 or an aggregate purchase of $278 million. The Company had no repurchases during 2021. During the year ended December 31, 2020, the Company repurchased 5 million shares, at a cost of $50 million.

NOTE 20: PENDING ACQUISITION

Acquisition of Flagstar Bancorp, Inc.

On April 26, 2021, the Company announced it had entered into a definitive merger agreement (the “Merger Agreement”) under which we would acquire Flagstar Bancorp, Inc. (“Flagstar”) in a 100% stock transaction valued at the time, at $2.6 billion. Under terms of the Merger Agreement, which was unanimously approved by the Boards of Directors of both companies, Flagstar shareholders will receive 4.0151 shares of New York Community Bancorp, Inc. common stock for each Flagstar share they own. Following completion of the merger, New York Community shareholders are expected to own 68% of the combined company, while Flagstar shareholders are expected to own 32% of the combined company. The new company will have $85 billion in total assets, operate nearly 400 traditional branches in nine states, and 83 retail home lending offices across a 28-state footprint. It will be headquartered on Long Island, N.Y. with regional headquarters in Troy, Michigan, including Flagstar’s mortgage operations.

Both sets of shareholders approved the merger on August 4, 2021. The transaction is subject to the satisfaction of certain other customary closing conditions, including approvals from the NYSDFS, the FDIC, and the FRB.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

New York Community Bancorp, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments—Credit Losses.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses on loans and leases related to the multi-family and commercial real estate portfolio segments that are evaluated on a collective basis

As discussed in Notes 2 and 6 to the consolidated financial statements, the Company’s total allowance for credit losses (ACL) on loans and leases as of December 31, 2021 was $199 million, a substantial portion of which related to the multi-family and commercial real estate portfolio segments. The allowance for credit losses on loans and leases is measured on a collective basis when similar risk characteristics exist (collective ACL). Management estimates the collective ACL by projecting and multiplying together the probability-of-default (PD), loss-given-default (LGD) and exposure-at-default depending on economic parameters for each month of the remaining contractual term. For the multi-family and commercial real estate portfolios, the Company estimates the exposure-at-default using a prepayment model which projects prepayments over the life of the loans. Economic parameters are developed using available information relating to past events, current conditions, economic forecasts, and macroeconomic assumptions. Economic parameters are forecast over a reasonable and supportable period. After the reasonable and supportable period, the Company reverts to a historical average loss rate on a straight line basis. Historical credit experience over the observation period provides the basis for the estimation of expected credit losses, with qualitative adjustments made for differences in current loan-specific risk characteristics as well as for changes in environmental conditions.

We identified the assessment of the collective ACL on loans and leases related to the multi-family and commercial real estate portfolio segments as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the collective ACL methodology, including the methods and models used to estimate the PD, LGD, and prepayments and their significant assumptions. Such significant assumptions included portfolio segmentation, the selection of the economic forecasts and macroeconomic assumptions, the reasonable and supportable forecast period, the reversion period and the historical observation period. The assessment also included the evaluation of the qualitative adjustments and their significant assumptions for differences in loan-specific risk characteristics and changes in environmental factors. The assessment also included an evaluation of the conceptual soundness and performance of the PD, LGD, and prepayments models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the collective ACL on loans and leases related to multi-family and commercial real estate portfolio segments, including controls over the:

•	development of the collective ACL on loans and leases related to the multi-family and commercial real estate portfolio segments methodology

•	continued use and appropriateness of changes made to PD, LGD, and prepayment models

•	identification and determination of the significant assumptions used in the PD, LGD, and prepayment models

•	development of the qualitative adjustments, including the significant assumptions used in the measurement of the qualitative factors

•	performance monitoring of the PD, LGD, and prepayment models

•	analysis of the collective ACL on loans and leases related to the multi-family and commercial real estate portfolio segments results, trends, and ratios

We evaluated the Company’s process to develop the collective ACL on loans and leases related to the multi-family and commercial real estate portfolio segments estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles

•

evaluating judgments made by the Company relative to the assessment and performance testing of the PD, LGD, and prepayment models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices

•	assessing the conceptual soundness and performance of the PD, LGD, and prepayment models by inspecting the model documentation to determine whether the models are suitable for their intended use

•	evaluating the selection of the economic forecasts and underlying macroeconomic assumptions by comparing it to the Company’s business environment and relevant industry practices

•	evaluating the length of the reasonable and supportable period, the reversion period and the historical observation period by comparing them to specific portfolio risk characteristics and trends

•	determining whether the loan portfolio is segmented by similar risk characteristics by comparing to the Company’s business environment and relevant industry practices

•

evaluating the methodology used to develop the qualitative factors and their significant assumptions and the effect of those factors on the allowance for credit losses on loans and leases compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.

We also assessed the sufficiency of the audit evidence obtained related to the collective ACL on loans and leases related to the multi-family and commercial real estate portfolio segments estimate by evaluating the:

•	determination of cumulative results of the audit procedures

•	qualitative aspects of the Company’s accounting practices

•	potential bias in the accounting estimate.

We have served as the Company’s auditor since 1993.

New York, New York
February 25, 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

New York Community Bancorp, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited New York Community Bancorp, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of condition of the Company as of December 31, 2021 and 2020, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements), and our report dated February 25, 2022 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

New York, New York
February 25, 2022

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

Under the supervision, and with the participation, of our Chief Executive Officer and Chief Financial Officer, our management evaluated the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15(b), as adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this annual report.

Disclosure controls and procedures are the controls and other procedures that are designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Our system of internal control is designed under the supervision of management, including our Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are made only in accordance with the authorization of management and the Boards of Directors of the Company and the Bank; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that the controls may become inadequate because of changes in conditions or that the degree of compliance with policies and procedures may deteriorate.

As of December 31, 2021, management assessed the effectiveness of the Company’s internal control over financial reporting based upon the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based upon its assessment, management concluded that the Company’s internal control over financial reporting as of December 31, 2020 was effective using this criteria.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 has been audited by KPMG LLP, an independent registered public accounting firm that audited the Company’s consolidated financial statements as of and for the year ended December 31, 2020, as stated in their report, included in Item 8 on the preceding page, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

(c) Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

None.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information regarding our directors, executive officers, and corporate governance appears in our Proxy Statement for the Annual Meeting of Shareholders to be held on June 1, 2022 (hereafter referred to as our “2022 Proxy Statement”) under the captions “Information with Respect to Nominees, Continuing Directors, and Executive Officers,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Meetings and Committees of the Board of Directors,” and “Corporate Governance,” and is incorporated herein by this reference.

A copy of our Code of Business Conduct and Ethics, which applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Accounting Officer as officers of the Company, and all other senior financial officers of the Company designated by the Chief Executive Officer from time to time, is available on the Investor Relations portion of our website: www.myNYCB.com and will be provided, without charge, upon written request to the Chief Corporate Governance Officer and Corporate Secretary at 102 Duffy Avenue, Hicksville, NY 11801.

ITEM 11. EXECUTIVE COMPENSATION

Information regarding executive compensation appears in our 2022 Proxy Statement under the captions “Compensation Committee Report,” “Compensation Committee Interlocks and Insider Participation,” “Compensation Discussion and Analysis,” “Executive Compensation and Related Information,” and “Director Compensation,” and is incorporated herein by this reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, AND RELATED STOCKHOLDER MATTERS

The following table provides information regarding the Company’s equity compensation plans at December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	8,548,783
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	8,548,783

Information relating to the security ownership of certain beneficial owners and management appears in our 2022 Proxy Statement under the captions “Security Ownership of Certain Beneficial Owners” and “Information with Respect to Nominees, Continuing Directors, and Executive Officers.”

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information regarding certain relationships and related transactions, and director independence, appears in our 2022 Proxy Statement under the captions “Transactions with Certain Related Persons” and “Corporate Governance,” respectively, and is incorporated herein by this reference.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

Our independent registered public accounting firm is KPMG LLP, New York, New York, Auditor Firm ID: 185.

Information regarding principal accounting fees and services appears in our 2022 Proxy Statement under the caption “Audit and Non-Audit Fees,” and is incorporated herein by this reference.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Documents Filed As Part of This Report

1. Financial Statements

The following are incorporated by reference from Item 8 hereof:

•	Reports of Independent Registered Public Accounting Firm;

•	Consolidated Statements of Condition at December 31, 2020 and 2021;

•	Consolidated Statements of Income and Comprehensive Income for each of the years in the three-year period ended December 31, 2021;

•	Consolidated Statements of Changes in Stockholders’ Equity for each of the years in the three-year period ended December 31, 2021;

•	Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 2021; and

•	Notes to the Consolidated Financial Statements.

The following are incorporated by reference from Item 9A hereof:

•	Management’s Report on Internal Control over Financial Reporting; and

•	Changes in Internal Control over Financial Reporting.

2. Financial Statement Schedules

Financial statement schedules have been omitted because they are not applicable or because the required information is provided in the Consolidated Financial Statements or Notes thereto.

3. Exhibits Required by Securities and Exchange Commission Regulation S-K

The following exhibits are filed as part of this Form 10-K, and this list includes the Exhibit Index.

Exhibit No.

2.1	Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc., 615 Corp., a wholly-owned subsidiary of New York Community Bancorp, Inc. and Flagstar Bancorp, Inc.* (1)

3.1	Amended and Restated Certificate of Incorporation (2)

3.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation (3)

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation (4)

3.4	Certificate of Designations of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (5)

3.5	Amended and Restated Bylaws (6)

4.1	Specimen Stock Certificate (7)

4.2	Deposit Agreement, dated as of March 16, 2017, by and among the Registrant, Computershare, Inc, and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein (8)

4.3	Form of certificate representing the Series A Preferred Stock (8)

4.4	Form of depositary receipt representing the Depositary Shares (8)

4.5	Description of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (9)

4.6	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.

10.1	Form of Employment Agreement between New York Community Bancorp, Inc. Robert Wann, Thomas R. Cangemi, James J. Carpenter, and John J. Pinto** (10)

10.2(P)	Form of Change in Control Agreements among the Company, the Bank, and Certain Officers** (11)

10.3(P)	Form of Queens County Savings Bank Outside Directors’ Consultation and Retirement Plan** (11)

10.4(P)	Supplemental Benefit Plan of Queens County Savings Bank** (12)

10.5(P)	Excess Retirement Benefits Plan of Queens County Savings Bank** (11)

10.6(P)	Queens County Savings Bank Directors’ Deferred Fee Stock Unit Plan** (11)

10.7	New York Community Bancorp, Inc. Management Incentive Compensation Plan** (13)

10.8	New York Community Bancorp, Inc. 2012 Stock Incentive Plan** (14)

10.9	Underwriting Agreement, dated November 1, 2018, by and among the Registrant and Goldman Sachs & Co., Sandler O’Neill & Partners, L.P., Credit Suisse Securities (USA) LLC, Jeffries LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed therein (15)

10.10	Consulting Agreement between New York Community Bancorp, Inc. and James J. Carpenter** (16)

10.11	New York Community Bancorp, Inc., 2020 Omnibus Incentive Plan** (17)

10.12	Letter Agreement, dated as of April 24, 2021, by and between New York Community Bancorp, Inc. and Thomas Cangemi** (1)

21.0	Subsidiaries information incorporated herein by reference to Part I, “Subsidiaries”

22.0	Subsidiary Issuers of Guaranteed Securities (attached hereto)

23.0	Consent of KPMG LLP, dated February 25, 2022 (attached hereto)

31.1	Rule 13a-14(a) Certification of Chief Executive Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto)

31.2	Rule 13a-14(a) Certification of Chief Financial Officer of the Company in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (attached hereto)

32.0	Section 1350 Certifications of the Chief Executive Officer and Chief Financial Officer of the Company in accordance with Section 906 of the Sarbanes-Oxley Act of 2002 (attached hereto)

101	The following materials from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, formatted in Inline XBRL (Extensible Business Reporting Language): (i) the Consolidated Statements of Condition, (ii) the Consolidated Statements of Income and Comprehensive Income, (iii) the Consolidated Statements of Changes in Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows, and (v) the Notes to the Consolidated Financial Statements.

104	Cover Page Interactive Date File (formatted in Inline XBRL and contained in Exhibit 101)

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

**	Management plan or compensation plan arrangement.

(1)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2021 (File No. 1-31565)
(2)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278)
(3)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565)

(4)	Incorporated by reference to Exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565)
(5)	Incorporated herein by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017
(6)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2016 (File No. 1-31565)
(7)	Incorporated by reference to Exhibits filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565)
(8)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017 (File No. 1-31565)
(9)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K for the year ended December 31, 2019 (File No. 1-31565)
(10)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on March 9, 2006 (File No. 1-31565)
(11)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-1, Registration No. 33-66852
(12)	Incorporated by reference to Exhibits filed with the 1995 Proxy Statement for the Annual Meeting of Shareholders held on April 19, 1995 (File No. 0-22278)
(13)	Incorporated by reference to Exhibits filed with the 2006 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2006 (File No. 1-31565)
(14)	Incorporated by reference to Exhibits filed with the 2012 Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012 (File No. 1-31565)
(15)	Incorporated by reference to Exhibits filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on November 6, 2018 (File No. 1-31565)
(16)	Incorporated by reference to Exhibits filed with the Company’s Form 10-K/A for the year ended December 31, 2019 (File No. 1-31565)
(17)	Incorporated by reference to Exhibits filed with the Company’s Registration Statement filed on Form S-8 filed on August 5, 2020. Registration No. 333-241023

ITEM 16. FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 25, 2022	New York Community Bancorp, Inc.
(Registrant)

/s/ Thomas R. Cangemi
Thomas R. Cangemi
Chairman, President, and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Thomas R. Cangemi	2/25/22	/s/ John J. Pinto	2/25/22
Thomas R. Cangemi		John J. Pinto
Chairman, President, and Chief Executive Officer		Senior Executive Vice President and Chief Financial Officer
(Principal Executive Officer)		(Principal Financial Officer)

/s/ Dominick Ciampa	2/25/22	/s/ Hanif W. Dahya	2/25/22
Dominick Ciampa		Hanif W. Dahya
Director		Director

/s/ Leslie D. Dunn	2/25/22	/s/ James J. O’Donovan	2/25/22
Leslie D. Dunn		James J. O’Donovan
Director		Director

/s/ Lawrence Rosano, Jr.	2/25/22	/s/ Ronald A. Rosenfeld	2/25/22
Lawrence Rosano, Jr.		Ronald A. Rosenfeld
Director		Director

/s/ Lawrence J. Savarese	2/25/22	/s/ Robert Wann	2/25/22
Lawrence J. Savarese		Robert Wann
Director		Senior Executive Vice President, Chief Operating Officer, and Director

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31565	06-1377322
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

102 Duffy Avenue, Hicksville, New York 11801

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NYCB	New York Stock Exchange
Bifurcated Option Note Unit SecuritiES SM	NYCB PU	New York Stock Exchange
Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, $0.01 par value	NYCB PA	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CURRENT REPORT ON FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(a) - (c)	Not applicable.

(d)

On February 23, 2022, the Board of Directors of New York Community Bancorp, Inc. (the “Company” or “NYCB”) appointed Marshall Lux as a director of the Company and its wholly owned subsidiary, New York Community Bank (the “Bank”). In connection with his appointment as director, Mr. Lux was also appointed to serve on the Risk Assessment Committee and the Audit Committee of the Board of Directors of the Company. Mr. Lux was not appointed as a director in connection with any arrangement or understanding with any persons.

As an independent director, Mr. Lux will receive the customary annual retainer, fees, and benefits for his service on the Company’s and the Bank’s Board of Directors and the committees thereof, and will also be eligible to participate in the Company’s stock-based incentive plans. On February 25, 2022, Mr. Lux was granted a stock award of 8,297 shares of Company common stock pursuant to the Company’s 2020 Omnibus Incentive Plan, which shares will vest on February 25, 2023.

(e)	Not applicable.

Item 8.01	Other Events

On February 28, 2022, the Company issued a press release announcing the appointment of Mr. Lux as a director of the Company and the Bank. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a) - (c)	Not applicable.

(d)	Exhibits

Number	Description

99.1	Press Release issued by the Company on February 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2022	NEW YORK COMMUNITY BANCORP, INC.

/s/ Salvatore J. DiMartino
Salvatore J. DiMartino
Executive Vice President
Chief of Staff to the CEO

Exhibit 99.1

NEWS RELEASE
102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact: Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES THE APPOINTMENT OF MARSHALL LUX TO ITS BOARD OF DIRECTORS

Hicksville, N.Y., February 28, 2022 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company” or “NYCB”) today announced the appointment of Marshall Lux – a prominent and highly-regarded financial services industry professional – to the Boards of Directors of the Company and its main banking subsidiary, New York Community Bank (the “Bank”), effective immediately. He was also named to the Audit Committee and the Risk Assessment Committee.

Mr. Lux has a long and distinguished career in financial services, spanning nearly 40 years and encompassing a wide spectrum of industry subsectors, including commercial banking, consumer finance, insurance, broker/dealers, wealth and asset management, credit cards, private equity, and FinTech. After attending Princeton University and Harvard Business School, in 1986, he started his career at McKinsey & Co., where he advised companies on core strategies and operational issues, including with respect to consumer protection, mergers and merger integration, new product development, expense management, and capital initiatives. Mr. Lux’s experiences at McKinsey also included advising financial institutions on various risk and compliance matters, including consumer compliance relating to retail banking, mortgage lending, and other consumer lending.

He left McKinsey as a Senior Partner after over 20 years to join JP Morgan as Global Chief Risk Officer for Chase Consumer Bank, where he served from 2007 to 2009, managing a staff of 10,000 employees around the world, reporting directly to the board of directors, and working closely on the Consumer Bank’s risk strategy with CEO Jamie Dimon. During his tenure, he developed a number of risk mitigation strategies and models frequently interacting with various regulatory agencies regarding the bank’s consumer compliance practices and helping to successfully steer the bank through the mortgage crisis.

He left JP Morgan in 2009 to return to his consulting roots, with the Boston Consulting Group (“BCG”), where he was the firm’s first directly elected Senior Partner. At BCG, Mr. Lux continued his focus on advising financial services companies, including residential mortgage lenders and other consumer credit providers regarding various consumer compliance matters. He finished his full-time professional career in 2014 with BCG, where he remains a Senior Advisor.

Commenting on Mr. Lux’s appointment to the Company’s and the Bank’s Boards of Directors, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi stated, “Marshall is a highly respected finance professional and a thought leader in the financial services industry. He possess all the qualities one would want in a director – a comprehensive knowledge of the industry, significant hands-on experience, a thorough understanding of our Company and its strategies, and an in-depth regulatory background. I know that his knowledge, thoughtfulness, and unique work experiences will be most important in helping us to fulfill our substantial commitments to our customers, communities, and our shareholders.”

He currently is a member of several boards, including Mphasis, a publicly-traded global IT company, DHB Capital, a public SPAC, and Kapitus, a privately-held small business lender. He is also a director of the Guardian Life Mutual Funds Board, which is a part of the Guardian Life Insurance Company. In addition to his board responsibilities, he advises a number of FinTech companies involved in payment systems, mortgage lending, digital assets, cyber security, and wealth management.

Mr. Lux is also a fellow at Harvard University, where he teaches and writes. He is a prolific writer having authored or co-authored ten papers to date. Some of his most significant articles focus on consumer compliance and the uniquely important role of community banks in the residential and small business lending markets. His expertise has also been recognized by the public sector, where he has advised the Federal Reserve Board, the 9/11 Commission, and has also testified before Congress on a number of financial topics.

“We look forward to gaining the benefit of Marshall’s knowledge, expertise, and decades-long experience,” Mr. Cangemi continued, “as he joins our Boards of Directors and as a member of the Audit and Risk Assessment Committees.”

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2021, the Company reported assets of $59.5 billion, loans of $45.7 billion, deposits of $35.1 billion, and stockholders’ equity of $7.0 billion.

Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.